Exhibit 99.3

PRO FORMA VALUATION REPORT
MUTUAL HOLDING COMPANY
STOCK OFFERNG

Rhinebeck Bancorp, Inc. | Poughkeepsie, New York

HOLDING COMPANY FOR:
Rhinebeck Bank | Poughkeepsie, New York

Dated as of August 3, 2018

RP FINANCIAL, LC.
Advisory | Planning | Valuation

4250 North Fairfax Drive, Suite 600
Arlington, Virginia 22203
703.528.1700
rpfinancial.com

August 3, 2018

Board of Trustees

Rhinebeck Bancorp, MHC

Board of Directors

Rhinebeck Bancorp, Inc.
Rhinebeck Bank

2 Jefferson Plaza

Poughkeepsie, New York 12601

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the stock issuance transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the New York State Department of Financial Services (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Reorganization and Minority Stock Issuance

On June 12, 2018, the Board of Trustees of Rhinebeck Bancorp, MHC (the “MHC”) and the Board of Directors of Rhinebeck Bank adopted the Plan of Reorganization and Minority Stock Issuance (the “Plan”). Pursuant to the Plan, Rhinebeck Bank will reorganize into the “two-tier” mutual holding company form of organization. In connection with the Plan, Rhinebeck Bank has organized a new Maryland stock holding company named Rhinebeck Bancorp, Inc. (“Rhinebeck Bancorp” or the “Company”), which will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. When the reorganization and minority stock offering are completed, all of the outstanding capital stock of Rhinebeck Bank will be owned by Rhinebeck Bancorp. The MHC will own a controlling interest in the Company of 55% and the Company will a subsidiary of the MHC. For purposes of this document, Rhinebeck Bancorp, MHC as it currently exists prior to the reorganization will hereinafter be referred to as “Rhinebeck Bancorp” or the “Company”.

Rhinebeck Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including Rhinebeck Bank’s employee stock ownership plan (the “ESOP”) and 401(k) plan, and Supplemental Eligible Account Holders as such terms are defined for purposes of applicable regulatory guidelines governing stock offerings by mutual  institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated or firm commitment offering. It is anticipated that 60% of the net proceeds from the stock offering will be invested in Rhinebeck Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
4250 North Fairfax Drive	Telephone: (703) 528-1700
Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22203	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Trustees

Board of Directors
August 3, 2018

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, holding $5.2 million of subordinated debt, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Rhinebeck Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The Plan provides for the establishment of a new charitable foundation, Rhinebeck Bank Community Foundation (the “Foundation”). The Foundation’s contribution will be funded with 2.0% of the number of shares of common stock issued in the stock issuance and $200,000 of cash funded by the net proceeds retained by the Company. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Rhinebeck Bank operates and to enable those communities to share in the Company’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, Rhinebeck Bank, the MHC and the other parties engaged by Rhinebeck Bank, the Company or the MHC to assist in the minority stock offering process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Department and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, Rhinebeck Bank and the MHC that has included a review of audited financial information for the years ended 2013 through 2017, unaudited financial statements as of and for the six months ended June 30, 2018, a review of various unaudited information and internal financial reports through June 30, 2018, and due diligence related discussions with the Company’s management; Baker Tilly Virchow Krause, LLP, the Company’s independent auditor; Luse Goreman, PC, the Company’s counsel for the stock issuance and Sandler O’Neill & Partners, L.P., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Trustees

Board of Directors
August 3, 2018

We have investigated the competitive environment within which Rhinebeck Bancorp operates and have assessed Rhinebeck Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Rhinebeck Bancorp and the industry as a whole. We have analyzed the potential effects of the stock offering on Rhinebeck Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Rhinebeck Bancorp. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Rhinebeck Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Rhinebeck Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Rhinebeck Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Rhinebeck Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Rhinebeck Bancorp. The valuation considers Rhinebeck Bancorp only as a going concern and should not be considered as an indication of Rhinebeck Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Rhinebeck Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Rhinebeck Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Rhinebeck Bancorp following completion of the stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Rhinebeck Bancorp’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Trustees

Board of Directors
August 3, 2018

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 3, 2018, the estimated aggregate pro forma market value of the shares to be issued immediately following the minority stock offering, both shares issued publicly as well as to the MHC, equaled $89,285,710 at the midpoint, equal to 8,928,571 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $75,892,850 and a maximum value of $102,678,570. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 7,589,285 at the minimum and 10,267,857 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $118,080,360 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 11,808,036. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 43.0% ownership interest prior to the issuance of shares to the Foundation. Accordingly, the offering to the public of the minority stock will equal $32,633,930 at the minimum, $38,392,860 at the midpoint, $44,151,790 at the maximum and $50,774,560 at the super maximum of the valuation range. Based on the public offering range and inclusive of the shares issued to the Foundation, equal to 2.0% of the shares issued in the stock issuance, the public ownership of shares will represent 45.0% of the shares issued throughout the valuation range.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the stock offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Rhinebeck Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition and operations of Rhinebeck Bancorp as of June 30, 2018, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

Board of Trustees

Board of Directors
August 3, 2018

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Rhinebeck Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Rhinebeck Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
RHINEBECK BANCORP, INC.

RHINEBECK BANK
Poughkeepsie, New York

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Reorganization and Minority Stock Issuance	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.5
Income and Expense Trends	I.8
Interest Rate Risk Management	I.12
Lending Activities and Strategy	I.13
Asset Quality	I.15
Funding Composition and Strategy	I.16
Subsidiary Activities	1.17
Legal Proceedings	I.18

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.4
Regional Economy	II.6
Unemployment Trends	II.8
Market Area Deposit Characteristics and Competition	II.8

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.8
Loan Composition	III.11
Interest Rate Risk	III.13
Credit Risk	III.13
Summary	III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

RHINEBECK BANCORP, INC.
RHINEBECK BANK
Poughkeepsie, New York

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1.	Financial Condition	IV.3
2.	Profitability, Growth and Viability of Earnings	IV.4
3.	Asset Growth	IV.6
4.	Primary Market Area	IV.6
5.	Dividends	IV.8
6.	Liquidity of the Shares	IV.9
7.	Marketing of the Issue	IV.9

A.	The Public Market	IV.10
B.	The New Issue Market	IV.13
C.	The Acquisition Market	IV.15

8.	Management	IV.16
9.	Effect of Government Regulation and Regulatory Reform	IV.16
Summary of Adjustments		IV.16
Valuation Approaches: Fully-Converted Basis		IV.17
Basis of Valuation- Fully-Converted Pricing Ratios		IV.18
1.	Price-to-Earnings ("P/E")	IV.18
2.	Price-to-Book ("P/B")	IV.22
3.	Price-to-Assets ("P/A")	IV.23
Comparison to Publicly-Traded MHCs		IV.23
Comparison to Recent MHC Offerings		IV.27
Valuation Conclusion		IV.28

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
RHINEBECK BANCORP, INC.
RHINEBECK BANK
Poughkeepsie, New York

TABLE
Number	DESCRIPTION	page

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic/Economic Data	II.5
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.7
2.4	Unemployment Trends	II.8
2.5	Deposit Summary	II.9
2.6	Market Area Deposit Competitors	II.10

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Fully-Converted Market Pricing Versus Peer Group	IV.20
4.4	MHC Market Pricing Versus Peer Group	IV.21
4.5	Calculation of Implied Per Share Data- Incorporating MHC Second Step Conversion	IV.25
4.6	MHC Institutions Implied Pricing Ratios, Full Conversion Basis	IV.26

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. Overview and Financial Analysis

Introduction

Rhinebeck Bank, established in 1860, is a New York-chartered savings bank headquartered in Poughkeepsie, New York. Rhinebeck Bancorp, MHC (the “MHC”) was formed in October 2004 as a New York mutual holding company in connection with the reorganization of Rhinebeck Bank’s mutual saving bank predecessor into the mutual holding company form of organization. To date, the MHC has not engaged in any business activity other than ownership of all the common stock of Rhinebeck Bank. Rhinebeck Bank serves the Hudson Valley region or the New York metropolitan area through 11 full-service banking offices and an administrative office. A map of Rhinebeck Bank’s office locations is provided in Exhibit I-1. Rhinebeck Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2018, Rhinebeck Bancorp, MHC had total assets of $789.9 million, total deposits of $666.1 million and total equity of $55.6 million equal to 7.03% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization and Minority Stock Issuance

On June 12, 2018, the Board of Trustees of the MHC and the Board of Directors of Rhinebeck Bank adopted the Plan of Reorganization and Minority Stock Issuance (the “Plan”). Pursuant to the Plan, Rhinebeck Bank will reorganize into the “two-tier” mutual holding company form of organization. In connection with the Plan, Rhinebeck Bank has organized a new Maryland stock holding company named Rhinebeck Bancorp, Inc. (“Rhinebeck Bancorp” or the “Company”), which will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. When the reorganization and minority stock offering are completed, all of the outstanding capital stock of Rhinebeck Bank will be owned by Rhinebeck Bancorp. The MHC will own a controlling interest in the Company of 55% and the Company will a subsidiary of the MHC. For purposes of this document, Rhinebeck Bancorp, MHC as it currently exists prior to the reorganization will hereinafter be referred to as “Rhinebeck Bancorp” or the “Company”.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Rhinebeck Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including Rhinebeck Bank’s employee stock ownership plan (the “ESOP”) and 401(k) plan, and Supplemental Eligible Account Holders as such terms are defined for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated or firm commitment offering. It is anticipated that 60% of the net proceeds from the stock offering will be invested in Rhinebeck Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, holding $5.2 million of subordinated debt, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Rhinebeck Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The Plan provides for the establishment of a new charitable foundation, Rhinebeck Bank Community Foundation (the “Foundation”). The Foundation’s contribution will be funded with 2.0% of the number of shares of common stock issued in the stock issuance and $200,000 of cash funded by the net proceeds retained by the Company. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Rhinebeck Bank operates and to enable those communities to share in the Company’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Rhinebeck Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and deposit needs of its local customer base. Rhinebeck Bancorp’s strategic emphasis has shifted from that of a traditional thrift to that of a full service community bank. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of its business and retail customers in the communities that are served by the Company. In recent years, growth strategies have emphasized increased lending diversification that targets growth of commercial real estate and commercial business loans. Additionally, automobile lending has been a significant area of lending diversification for the Company, whereby the Company originates loans through an active network of approximately 112 dealers. In connection with the implementation of a full service community banking strategy, the Company has invested in infrastructure and personnel to manage and facilitate growth strategies and will seek to continue to add commercial lenders to accelerate commercial loan growth. In March 2018, the Company hired a team of lenders in Albany, New York that focuses on indirect automobile lending. The Bank’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. As a complement to the Company’s deposit products and services, the Company also offers wealth management services which is an additional source of fee income. At June 30, 2018, the Company’s wealth management division had approximately $125 million in assets under management.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities constitute the largest portion of the Company’s investment portfolio, with other investments consisting of U.S. government and agency securities,, U.S. Treasury securities and municipal bonds.

Deposits have consistently served as the primary funding source for the Company, with supplemental funding provided by utilization of borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings account deposits constitute the largest portion of the Company’s deposit base. Borrowings currently held by the Company consist primarily of FHLB advances and also includes subordinated debt.

Rhinebeck Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. The Company’s net interest margin has trended higher in recent years, which is somewhat counter to industrywide trends. The improvement in the Company’s net interest margin has been facilitated by loan growth, particularly with respect to growth of higher yielding types of loans which has translated into an upward trend in the overall yield earned on interest-assets. The Company has also experienced a recent increase in funding costs, following several years of maintaining a relatively stable cost of funds. Operating expense ratios have declined in recent years, which has been facilitated by a reduction in other real estate owned (“OREO”) expense and leveraging of operating expenses through asset growth. Non-interest operating income has been a less significant contributor to the Company’s earnings in recent years, which has primarily been attributable to the sale of the Company’s insurance subsidiary and a decrease in OREO income.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

The post-offering business plan of the Company is expected to continue to focus on implementing strategic initiatives to develop and grow a full service community banking franchise. Accordingly, Rhinebeck Bancorp will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in the Hudson Valley region of New York.

The MHC’s Board of Trustees and Rhinebeck Bank’s Board of Directors have elected to complete a public stock offering to sustain growth strategies and facilitate implementation of its strategic plan. The capital realized from the stock offering will increase the Company’s operating flexibility and allow for additional growth of the balance sheet. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Rhinebeck Bancorp’s funding costs. Additionally, Rhinebeck Bancorp’s higher equity-to-assets ratio will enable the Company to pursue expansion opportunities. Such expansion would most likely occur through the establishment of additional banking offices to increase the Company’s market presence in Orange County, New York. The Company will also be in a better position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. The projected uses of proceeds are highlighted below.

•	The Company. The Company is expected to retain 40% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at Rhinebeck Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into Rhinebeck Bank, repurchases of common stock and the payment of cash dividends.

•	Rhinebeck Bank. Approximately 60% of the net conversion proceeds will be infused into Rhinebeck Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into Rhinebeck Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

Overall, it is the Company’s objective to pursue controlled growth that will serve to increase returns, while continuing to emphasize management of the overall risk associated with Rhinebeck Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-half years. From yearend 2013 through June 30, 2018, Rhinebeck Bancorp’s assets increased at a 5.80% annual rate. Asset growth was largely driven by loan growth, which was primarily funded by deposit growth. A summary of Rhinebeck Bancorp’s key operating ratios for the past five and one-half years is presented in Exhibit I-3.

Rhinebeck Bancorp’s loans receivable portfolio increased at a 6.45% annual rate from yearend 2013 through June 30, 2018. After declining in 2015, the balance of loans receivable has trended higher over the past two and one-half years. The most significant loan growth was realized during the six month period ended June 30, 2018, which was primarily attributable to growth of the indirect automobile loan portfolio. The Company’s higher loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 76.52% at yearend 2013 to 78.65% at June 30, 2018.

Growth of the Company’s loan portfolio over the since yearend 2013 has been primarily driven by growth of indirect auto loans, commercial real estate loans and commercial business loans, while the overall composition the loan portfolio has been relatively stable over the past five and one-half years. Trends in the Company’s loan portfolio composition since yearend 2013 show that the concentration of indirect automobile loans increased from 39.34% of total loans at yearend 2013 to 40.32% of total loans at June 30, 2018. Comparatively, from yearend 2013 through June 30, 2018, commercial real estate loans (non-residential and multi-family loans) decreased from 36.07% of total loans to 34.16% of total loans and commercial business loans increased from 10.11% of total loans to 12.18% of total loans. Over the same time period, the relative concentrations of 1-4 family loans increased from 6.90% of total loans to 7.05% of total loans and home equity loans and lines of credit decreased from 5.30% of total loans to 3.24% of total loans. The Company also holds relatively small balances of construction loans and other consumer loans, which equaled 1.41% and 1.64% of total loans, respectively, at June 30, 2018.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Table 1.1

Rhinebeck Bancorp, Inc.

Historical Balance Sheet Data

													12/31/13-
													06/30/18
	At December 31,										At June 30,		Annual.
	2013		2014		2015		2016		2017		2018		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$612,826	100.00%	$650,495	100.00%	$668,151	100.00%	$722,557	100.00%	$742,103	100.00%	$789,853	100.00%	5.80%
Cash and cash equivalents	17,433	2.84%	30,573	4.70%	28,319	4.24%	12,976	1.80%	10,460	1.41%	12,408	1.57%	-7.28%
Investment securities	64,006	10.44%	75,218	11.56%	115,431	17.28%	141,902	19.64%	115,216	15.53%	104,908	13.28%	11.61%
Loans receivable, net	468,933	76.52%	485,588	74.65%	470,382	70.40%	512,594	70.94%	566,178	76.29%	621,227	78.65%	6.45%
FHLB stock	934	0.15%	758	0.12%	430	0.06%	897	0.12%	1,108	0.15%	2,396	0.30%	23.29%
Bank-owned life insurance	15,797	2.58%	16,329	2.51%	16,860	2.52%	17,076	2.36%	17,578	2.37%	17,776	2.25%	2.66%
Other real estate owned	6,804	1.11%	4,928	0.76%	2,996	0.45%	2,683	0.37%	2,233	0.30%	1,792	0.23%	-25.66%
Goodwill/Other intangibles	5,518	0.90%	5,345	0.82%	3,891	0.58%	3,507	0.49%	1,831	0.25%	1,715	0.22%	-22.87%

Deposits	$535,021	87.30%	$573,100	88.10%	$597,527	89.43%	$639,675	88.53%	$650,105	87.60%	$666,098	84.33%	4.99%
FHLB advances and other borrowings	12,655	2.07%	12,655	1.95%	5,155	0.77%	14,655	2.03%	20,055	2.70%	48,155	6.10%	34.58%

Equity	$51,593	8.42%	$50,500	7.76%	$50,928	7.62%	$52,517	7.27%	$54,977	7.41%	$55,561	7.03%	1.66%
Tangible equity	46,075	7.52%	45,155	6.94%	47,037	7.04%	49,010	6.78%	53,146	7.16%	53,846	6.81%	3.52%

Loans/Deposits		87.65%		84.73%		78.72%		80.13%		87.09%		93.26%

Number of offices	15		15		14		15		13		13

(1) Ratios are as a percent of ending assets.

Sources: Rhinebeck Bancorp's prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Rhinebeck Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will be invested into liquid funds held as a deposit at Rhinebeck Bank. Since yearend 2013, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 13.43% of assets at yearend 2013 to a high of 21.56% of assets at yearend 2016. As of June 30, 2018, the balance of cash and investments equaled 15.15% of total assets. Mortgage-backed securities totaling $82.5 million comprised the most significant component of the Company’s investment portfolio at June 30, 2018. Other investments held by the Company at June 30, 2018 consisted of U.S. government and agency securities ($16.3 million), U.S. Treasury securities ($2.9 million), and municipal bonds ($3.1 million). As of June 30, 2018, investments maintained as held to maturity totaled $1.7 million and investments maintained as available for sale totaled $103.3 million. Investments maintained as available-at June 30, 2018 had a net unrealized loss of $4.5 million. Exhibit I-4 provides historical detail of the Company’s investment portfolio. As of June 30, 2018, the Company also held $12.4 million of cash and cash equivalents and $2.4 million of FHLB stock.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain officers and Trustees of the Company. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2018, the cash surrender value of the Company’s BOLI equaled $17.8 million.

Since yearend 2013, Rhinebeck Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2013 through June 30, 2018, the Company’s deposits increased at a 4.99% annual rate. Deposits as a percent of assets decreased from 87.30% at yearend 2013 to 84.33% at June 30, 2018. Deposits growth was sustained throughout the period covered in Table 1.1. Deposit growth trends in recent years reflect that deposit growth has primarily consisted of core deposits and, to a lesser extent, growth certificates of deposit (“CDs”). Core deposits comprised 77.15% of total deposits at June 30, 2018, versus 72.97% of total deposits at December 31, 2015.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Additionally, the Company issued subordinated debt, in which most of the funds were down streamed into Rhinebeck Bank for purposes of increasing regulatory capital. From yearend 2013 through June 30, 2018, borrowings increased from $12.7 million or 2.07% of assets to $48.2 million or 6.10% of assets. Borrowings currently held by the Company consist of FHLB advances and subordinated debt.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

The Company’s equity increased at a 1.66% annual rate from yearend 2013 through June 30, 2018, which was largely related to retention of earnings. A stronger rate of asset growth relative to equity growth since yearend 2013 provided for a decrease in the Company’s equity-to-assets ratio from 8.42% at yearend 2013 to 7.03% at June 30, 2018. Similarly, the Company’s tangible equity-to-assets ratio decreased from 7.52% at yearend 2013 to 6.81% at June 30, 2018. Goodwill and other intangibles totaled $1.7 million or 0.22% of assets at June 30, 2018. Rhinebeck Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2018. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the increase in Rhinebeck Bancorp’s pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended June 30, 2018. The Company’s reported earnings ranged from $857,000 or 0.13% of average assets during 2015 to a high of $3.0 million or 0.42% of average assets during 2017. For the twelve months ended June 30, 2018, the Company reported net income of $2.6 million or 0.35% of average assets. Net interest income and operating expenses represent the primary components of the Company’s recurring earnings, while non-operating income has become a less significant contributor to the Company’s earnings with sale of the Company’s insurance subsidiary in 2017 and the sale of the golf course which was being held as OREO in 2016. Loan loss provisions have had a varied impact on the Company’s earnings over the past five and one-half years. Non-operating gains and losses generally have not been a significant factor in the Company’s earnings over the past five and one-half years, with the exception of a $1.4 million net non-operating loss recorded in 2014 and a $1.4 million net non-operating gain recorded in 2017.

During the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 3.18% during 2015 to a high of 3.66% during 2013. For the twelve months ended June 30, 2018, the Company’s net interest income to average assets ratio equaled 3.47%. The upward trend in the Company’s net interest income ratio since 2015 has been primarily due to an increase in the interest income ratio. Notably, a shift in the Company’s interest-earning asset composition towards a higher concentration of comparatively higher yielding loans relative to lower yielding investments served to increase the overall yield on interest-earning assets, while the Company has maintained a relatively stable cost of funds over the same time period. Overall, during the past five and one-half years, the Company’s interest rate spread ranged from a low of 3.39% during 2015 to a high of 4.07% during 2013 and equaled 3.59% during the six months ended June 30, 2018 compared to 3.51% during the six months ended June 30, 2017. The Company’s net interest rate spreads and yields and costs for the past five and one-half years are set forth in Exhibit I-3 and Exhibit I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Table 1.2

Rhinebeck Bancorp, Inc.

Historical Income Statements

For the Year Ended December 31,	For the 12 Months
2013	2014	2015	2016	2017	Ended 06/30/18
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$25,133	4.15%	$25,676	4.07%	$24,163	3.65%	$25,566	3.69%	$27,887	3.81%	$29,669	3.99%
Interest expense	(2,953)	-0.49%	(3,358)	-0.53%	(3,077)	-0.46%	(3,050)	-0.44%	(3,300)	-0.45%	(3,865)	-0.52%
Net interest income	$22,180	3.66%	$22,318	3.53%	$21,086	3.18%	$22,516	3.25%	$24,587	3.36%	$25,804	3.47%
Provision for loan losses	(3,000)	-0.50%	(2,400)	-0.38%	(150)	-0.02%	(1,200)	-0.17%	(900)	-0.12%	(1,500)	-0.20%
Net interest income after provisions	$19,180	3.17%	$19,918	3.15%	$20,936	3.16%	$21,316	3.08%	$23,687	3.24%	$24,304	3.27%

Gain on sale of loans	$1,774	0.29%	$439	0.07%	$447	0.07%	$589	0.09%	$571	0.08%	$571	0.08%
Other non-intereset operating income	8,304	1.37%	9,330	1.48%	8,334	1.26%	6,482	0.94%	6,090	0.83%	4,921	0.66%
Operating expense	(27,479)	-4.54%	(27,162)	-4.30%	(27,506)	-4.15%	(24,344)	-3.52%	(25,144)	-3.43%	(25,071)	-3.37%
Net operating income	$1,779	0.29%	$2,525	0.40%	$2,211	0.33%	$4,043	0.58%	$5,204	0.71%	$4,725	0.63%

Non-Operating Income/(Losses)
Net gain (loss) on sales and calls of securities	$(175)	-0.03%	$5	0.00%	$7	0.00%	$1	0.00%	$(27)	0.00%	$(16)	0.00%
Net gain (loss) on sale of OREO	49	0.01%	90	0.01%	(272)	-0.04%	(45)	-0.01%	1	0.00%	1	0.00%
(Loss) gain on sale of premises and equipment	-	-	-	-	-	-	10	0.00%	(106)	-0.01%	(106)	-0.01%
Gain on sale of subsidiary	-	-	-	-	-	-	-	-	1,834	0.25%	1,834	0.25%
Write-down of OREO	-	0.00%	(1,500)	-0.24%	(97)	-0.01%	-	-	(306)	-0.04%	(693)	-0.09%
Net non-operating income(loss)	$(126)	-0.02%	$(1,405)	-0.22%	$(362)	-0.05%	$(34)	0.00%	$1,396	0.19%	$1,020	0.14%

Net income before tax	$1,653	0.27%	$1,120	0.18%	$1,849	0.28%	$4,009	0.58%	$6,600	0.90%	$5,745	0.77%
Income tax provision	(260)	-0.04%	(197)	-0.03%	(992)	-0.15%	(1,320)	-0.19%	(3,598)	-0.49%	(3,160)	-0.42%
Net income (loss)	$1,393	0.23%	$923	0.15%	$857	0.13%	$2,689	0.39%	$3,002	0.42%	$2,585	0.35%

Adjusted Earnings
Net income	$1,393	0.23%	$923	0.15%	$857	0.13%	$2,689	0.39%	$3,002	0.42%	$2,585	0.35%
Add(Deduct): Non-operating income	126	0.02%	1,405	0.22%	362	0.05%	34	0.00%	(1,396)	-0.19%	(1,020)	-0.14%
Tax effect (2)	(34)	-0.01%	(379)	-0.06%	(98)	-0.01%	(9)	0.00%	377	0.05%	275	0.04%
Adjusted earnings	$1,485	0.25%	$1,949	0.31%	$1,121	0.17%	$2,714	0.39%	$1,983	0.27%	$1,840	0.25%

Expense Coverage Ratio (3)	0.81	x	0.82	x	0.77	x	0.92	x	0.98	x	1.03	x
Efficiency Ratio (4)	85.34%	84.65%	92.02%	82.24%	80.33%	80.05%

(1) Ratios are as a percent of average assets.

(2) Assumes a 27.0% effective tax rate.

(3) Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4) Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Rhinebeck Bancorp's prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Non-interest operating income has become a less significant contributor to the Company’s earning following the sale of its insurance subsidiary in 2017 and the sale of a golf course being held as OREO in 2016. Throughout the period shown in Table 1.2, non-interest operating income, including gains on the sale of loans, ranged from a from a low of $5.5 million or 0.74% of average assets during the twelve months ended June 30, 2018 to a high of $10.1 million or 1.66% of average assets during 2013. Prior to the sale of the insurance subsidiary and golf course, those sources of income were two of the Company’s largest source of non-interest operating income. Currently, service charges on deposit accounts is the largest contributor to non-interest operating income, while BOLI income, investment advisory income and net gains on the sale of loans are also noteworthy contributors to the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Company’s earnings, which have been maintained at a relatively high ratio as a percent of average assets. The Company’s relative high operating expense ratios have been largely related to its off-balance sheet activities, which includes wealth management services, mortgage banking operations and insurance products and services. OREO expense was also a fairly significant component of the Company’s operating expenses during 2013 through 2015, which was primarily related to a golf course acquired through foreclosure. In recent years, the Company’s operating expense ratio has trended lower, which has been facilitate by leveraging of operating expenses through asset growth as well as the reductions in operating expenses there were realized with the sale of the golf course and the insurance subsidiary. Overall, the Company’s operating expense to average assets ranged from a high of 4.54% during 2013 to a low of 3.37% during the twelve months ended June 30, 2018.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Overall, during the past five and one-half years, the Company’s expense coverage ratios (net interest income divided by operating expenses) ranged from a low of 0.77x during 2015 to a high of 1.03x during the twelve months ended June 30, 2018. Similarly, the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) reflected an improving trend in core earnings since 2015, based on efficiency ratios of 92.02% and 80.05% during 2015 and the twelve months ended June 30, 2018, respectively.

During the period covered in Table 1.2, the amount of loan loss provisions established ranged from low of $150,000 or 0.02% of average assets during 2015 to a high of $3.0 million or 0.50% of average assets during 2013. For the twelve months ended June 30, 2018, the Company reported loan loss provisions of $1.5 million or 0.20% of average assets. The increase in loss provisions established during the most recent twelve month period was related to such factors as an acceleration in loan growth during the six months ended June 30, 2018, an increase in net charge-offs recorded during 2017 and an increase in the balance of non-accruing loans since yearend 2016. As of June 30, 2018 the Company maintained loan loss allowances of $5.9 million, equal to 0.96% of total loans receivable and 59.51% of non-accruing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity for the past five and one-half years.

Non-operating income and losses generally have not been a significant factor in the Company’s earnings over the past five and one-half years, with the exception of 2014 and 2017. In 2014, the Company recorded a net non-operating loss of $1.4 million or 0.22% of average assets, which included a $1.5 million write-down of OREO. In 2017, the Company recorded a net non-operating gain of $1.4 million, which included a $1.8 million gain on the sale of its insurance subsidiary. For the twelve months ended June 30, 2018, the Company reported a net non-operating gain of $1.0 million or 0.14% of average assets. The net non-operating gain reported during the twelve months ended June 30, 2018 consisted of the $1.8 gain on the sale of the insurance subsidiary, a $16,000 net loss on sales of securities, a $106,000 loss on the sale of premises and equipment, a $693,000 write-down of OREO and a $1,000 net gain on the sale of OREO.

Over the past five and one-half years, the Company’s effective tax rate ranged from a low of 15.73% during 2013 to a high of 55.00% during the twelve months ended June 30, 2018. The relatively high effective tax rates recorded for 2017 and the twelve months ended June 30, 2018 includes a reduction in the value of the Company’s deferred tax assets and a corresponding charge to income tax expense of $1.9 million, as the result of the reduction in the Company’s federal marginal tax rate from 34% to 21%. As set forth in the Company’s prospectus, the Company’s marginal effective tax rate (state and federal) is 27.0%.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Interest Rate Risk Management

The Company’s balance sheet is slightly liability sensitive in the short-term (less than one year). While financial institutions in general have been experiencing some interest spread compression during recent periods, due to the average yield earned on interest-earning assets declining more relative to the average rate paid on interest-bearing liabilities, the Company has been effective in increasing its interest rate spread through increasing the overall yield earned on interest-earning assets while also maintaining a relative stable cost of funds. The increase in yield has been primarily realized through increasing the concentration of interest-earning comprised of loans relative to lower yielding cash and investments. As of June 30, 2018, an analysis of the Company’s net portfolio value (“NPV”) indicated that in the event of an instantaneous parallel 200 basis point increase in the yield curve NPV would decrease by 5%, which was within policy limits (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in investment securities with an average life of five years or less, maintaining most of the investment portfolio as available for sale, selling most originations of longer term 1-4 family fixed rate loans and significant lending diversification into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of adjustable rate or shorter term fixed rate loans. As of December 31, 2017, of the Company’s total loans due after December 31, 2018, adjustable rate loans comprised 56.67% of total loans receivable (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits Transaction and savings account deposits comprised 77.15% of the Company’s total deposits at June 30, 2018.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Lending Activities and Strategy

Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate loans and commercial business loans as the primary areas of targeted loan growth. Currently, the indirect automobile loan portfolio constitutes the largest concentration of the Company’s loan portfolio, followed by commercial real estate and multi-family loans. Other areas of lending for the Company include 1-4 family permanent mortgage loans, construction loans, home equity loans and lines of credit and other consumer loans. Exhibit I-9 provides historical detail of Rhinebeck Bancorp’s loan portfolio composition for the past five and one-half years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2018.

Commercial Real Estate and Multi-Family Loans. Commercial real estate and multi-family loans consist largely of loans originated by the Company, which are generally collateralized by properties in the Company’s regional lending area. On a limited basis, the Company supplements originations of commercial real estate and multi-family loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. Rhinebeck Bancorp generally originates commercial real estate and multi-family loans up to a loan-to-value (“LTV”) ratio of 75% and generally requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate and multi-family loans are generally originated for terms of up to 25 years. Commercial real estate and multi-family loans are generally offered as adjustable rate loans, which are typically indexed to The Wall Street Journal prime rate or U.S. Constant Maturity Treasury Rates. Properties securing the commercial real estate and multi-family loan portfolio include office buildings, industrial/warehouse facilities, retail plazas, medical office buildings, and apartment buildings. At June 30, 2018, the Company’s largest commercial real estate loan had an outstanding balance of $5.2 million and was secured by a commercial property located in Hawthorne, New York. At June 30, 2018, this loan was performing in accordance with its original terms. At June 30, 2018, the Company’s largest multi-family loan had an outstanding balance of $3.2 million and was secured by a property in Pleasant Valley, New York. At June 30, 2018, this loan was performing in accordance with its original terms. As of June 30, 2017, the Company’s outstanding balance of commercial real estate and multi-family loans totaled $212.0 million equal to 34.16% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

1-4 Family Residential Loans. Rhinebeck Bancorp offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years. Loans are generally underwritten to secondary market guidelines, so as to allow for the sale of such loans if such a strategy is warranted for purposes of interest rate risk management. The Company’s current practice is to generally sell conforming fixed rate loans, most of which are sold on a servicing released basis. ARM loans offered by the Company have initial repricing terms of up to ten years and then reprice annually for the balance of the loan term. ARM loans are typically indexed to U.S. Constant Maturity Rates. As of June 30, 2018, the Company’s outstanding balance of 1-4 family loans totaled $43.7 million (including $4.4 million of 1-4 family construction loans) equal to 7.05% of total loans outstanding.

Home Equity Loans and Lines of Credit. The Company’s 1-4 family lending activities include home equity loans and advances. Home equity loans are offered as fixed rate loans with terms of up to 20 years. Home equity lines of credit are indexed to the prime rate as published in The Wall Street Journal and are offered as interest-only revolving lines of credit with a draw period of up to 10 ten years followed by a 15 year repayment term. The Company will generally originate home equity loans and lines of credit up to a maximum LTV ratio of 80%, inclusive of other liens on the property. As of June 30, 2018, the Company’s outstanding balance of home equity loans and lines of credit totaled $20.1 million equal to 3.24% of total loans outstanding.

Construction and Land Development Loans. Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, commercial real estate properties and multi-family properties. The Company also originates loans on unimproved land for purposes of development. Construction and land development loans are generally structured as two year interest-only balloon loans. Construction loans for 1-4 family properties are generally offered up to a maximum LTV ratio of 80% and construction loans for commercial properties are generally offered up to a maximum LTV ratio of 75% of the appraised value on a completed basis or the cost of completion, whichever is less. Land development loans on raw land are generally offered up to a maximum LTV ratio of 50% and up to a maximum LTV ratio of 65% on improved lots. As of June 30, 2018, the Company’s outstanding balance of commercial construction loans totaled $8.7 million equal to 1.41% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. The Company offers a variety of secured and unsecured commercial business loans that include term loans for equipment financing and business acquisitions, working capital loans, inventory financing and revolving lines of credit. Fixed rate loans are generally offered for terms of up to five years and are fully amortizing. Revolving lines of credit are generally extended as floating rate loans indexed to The Wall Street Journal prime rate. As of June 30, 2018, the Company’s outstanding balance of commercial business loans totaled $75.6 million equal to 12.18% of total loans outstanding.

Indirect Automobile Loans. The Company currently receives auto loans from approximately 78 automobile dealership relationships in the Hudson Valley and approximated 34 automobile dealerships in the area of Albany, New York, where it hired a team of lenders in March 2018 that focus on indirect automobile lending. The maximum term for automobile loans depends on the age of the vehicle. Approximately 38% of the aggregate balance of the indirect automobile loan portfolio was for new vehicles and the remaining 62% was for used vehicles. The weighted average original term to maturity of the indirect automobile loan portfolio at June 30, 2018 was approximately five years and three months. As of June 30, 2018, the Company’s outstanding balance of indirect automobile loans totaled $250.2 million equal to 40.32% of total loans outstanding.

Other Consumer Loans. Consumer lending other than indirect automobile loans and home equity loans and lines of credit has been a somewhat limited area of lending diversification for the Company, with such loans consisting of installment loans, personal loans and unsecured lines of credit. As of June 30, 2018, the Company’s outstanding balance of other consumer loans totaled $10.2 million equal to 1.64% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

Asset Quality

Historically, the Company’s lending emphasis on lending in local and familiar markets generally supported maintenance of relatively favorable credit quality measures. However, with the onset of the national recession and resulting financial crisis, the Company experienced some deterioration in credit quality. In recent years, the Company has taken proactive measures to address credit quality deterioration and significantly reduced the balance of non-performing balance assets from peak levels. Over the past five and one-half years, Rhinebeck Bancorp’s balance of non-performing assets ranged from a high of $20.7 million or 3.37% of assets at yearend 2013 to a low of $9.1 million or 1.35% of assets at yearend 2015. As of June 30, 2018, non-performing assets totaled $11.9 million equal to 1.50% of assets. As shown in Exhibit I-11, non-performing assets at June 30, 2018 consisted of $10.0 million of non-accruing loans, $1.8 million of OREO and $98,000 of accruing troubled debt restructurings. Most of the reduction in the balance of non-performing assets since yearend 2013 was realized through a decline in the balance of OREO, which declined from $6.8 million at yearend 2013 to $1.8 million at June 30, 2018.

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2018, the Company maintained loan loss allowances of $5.9 million, equal to 0.96% of total loans receivable and 59.51% of non-accruing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2018 deposits accounted for 93.25% of Rhinebeck Bancorp’s combined balance of deposits and borrowings. Exhibit I-12 sets forth the Company’s deposit composition for the past three and one-half years. Transaction and savings account deposits constituted 77.15% of total deposits at June 30, 2018, as compared to 72.97% of total deposits at yearend 2015. The increase in the concentration of core deposits comprising total deposits since yearend 2015 was realized through growth of core deposits and a decrease in the balance of CDs. Since yearend 2015, transaction account deposits (both interest bearing and non-interest bearing) have been the largest source of core deposit growth for the Company and transaction account deposits comprise the largest concentration of the Company’s core deposits. As of June 30, 2018, transaction account deposits totaled $265.5 million or 51.46% of core deposits.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

The balance of the Company’s deposits consists of CDs, which equaled 22.85% of total deposits at June 30, 2018 compared to 27.03% of total deposits at yearend 2015. Rhinebeck Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of less than year). The CD portfolio totaled $152.2 million at June 30, 2018 and $105.9 million or 65.60% of the CDs were scheduled to mature in less than one year. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of June 30, 2018. As of June 30, 2018, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $80.6 million or 52.96% of total CDs.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk Additionally, the Company issued subordinated debt, in which most of the funds were down streamed into Rhinebeck Bank to increase regulatory capital. Borrowings totaled $48.2 million at June 30, 2018 and consisted of $43.0 million of FHLB advances and $5.2 million of subordinated debt. At June 30, 2018, the FHLB advances had a weighted average interest rate of 2.54% and the rate on the subordinated debt equaled 4.33% (3-month LIBOR plus 2.00%). The subordinated debentures mature on May 23, 2035. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three and one-half years.

Subsidiary Activities

Rhinebeck Bancorp, MHC currently has one wholly-owned subsidiary, RSB Capital Trust I (the “Trust”). In 2005, the Trust, a business trust, issued $5.0 million of trust preferred securities in a private placement and issued 515 shares of common stock at $1,000 par value to Rhinebeck, MHC. The Trust has no independent assets or operations and was formed to issue trust preferred securities and invest the proceeds in an equivalent amount of junior subordinated debentures issued by Rhinebeck Bancorp, MHC. All of the cash proceeds from the issuance of the junior subordinated debentures by Rhinebeck Bancorp, MHC were contributed as capital to Rhinebeck Bank. All of the common stock of the Trust and the corresponding subordinated debentures are expected to be contributed to Rhinebeck Bancorp as part of the reorganization. At that point, the Trust will be a wholly-owned subsidiary of Rhinebeck Bancorp and the debt will become an obligation of Rhinebeck Bancorp.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

Upon completion of the offering, Rhinebeck Bank will be the sole and wholly-owned subsidiary of Rhinebeck Bancorp. Rhinebeck Bank has one active wholly-owned subsidiary, Pleasant View Subdivision, LLC, and two inactive wholly-owned subsidiaries: Dutchess Golf Club, LLC and New Horizons Asset Management Group, LLC. Pleasant View Subdivision, LLC, a New York limited liability corporation, was formed in 2006 to acquire a branch and subsequently to hold real estate acquired through foreclosure. At June 30, 2018, Pleasant View Subdivision, LLC had $719,000 in assets. Dutchess Golf Club, LLC, a New York limited liability corporation, was formed in 2012 to hold a golf course that was acquired through foreclosure. The majority of the assets held by Dutchess Golf Club, LLC have been sold and, at June 30, 2018, Dutchess Golf Club, LLC had no assets. New Horizons Asset Management Group, LLC was acquired in 2012. All of its business functions have been transferred to Rhinebeck Asset Management.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Rhinebeck Bancorp is headquartered in Poughkeepsie, New York and currently serves the Hudson Valley region of the New York metropolitan area through 11 full-service banking offices and an administrative office. Nine of the branches are located in Dutchess County and the remining two locations are located in the counties of Ulster and Orange. Details regarding the Company’s office properties are set forth in Exhibit II-1.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The New York MSA has a highly developed economy, with a relatively high concentration of skilled workers.

Future growth opportunities for Rhinebeck Bancorp depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing activity for January 2018 expanded at a slightly slower rate with an index reading of 59.1. Comparatively, January service sector activity hit a 10-year high with an index reading of 59.9. The U.S. economy added 200,000 jobs in January and the January unemployment rate held steady at a 17-year low of 4.1%. Housing data for January showed declines in new and existing home sales of 7.8% and 3.2%, respectively, while housing starts for January increased 9.7%. Pending home sales for January fell 4.7%, which was attributable to rising prices and lower inventory. Manufacturing activity for February accelerated with an index reading of 60.8%, while February service sector activity expanded at a slightly lower rate with an index reading of 59.5. Job growth strengthened in February as U.S. employers added 313,000 jobs in February and the February unemployment rate held steady at 4.1%. February retail sales were slightly weaker compared to the prior month with a decline of 0.1%. February housing data showed a pick-up in existing home sales of 3.0%, versus a 0.6% decline in new home sales and a 7.0% decline in housing starts. Both manufacturing and service sector activity expanded at lower rates in March, based on respective readings of 59.3 and 58.8. The U.S. economy added 103,000 jobs in March and the March unemployment rate remained unchanged at 4.1%. Following three straight months of declines, March retail sales rose 0.6% and durable-goods orders for March rose 2.6%. March housing data showed a pick-up in activity, as existing and new home sales rose 1.1% and 4.0%, respectively. Similarly, housing starts for March rose 1.9%. First quarter GDP slowed to a moderate 2.3% annual rate (subsequently revised down to 2.2%), which was better than expected.

RP® Financial, LC.	MARKET AREA II.2

Manufacturing and service sector activity for April 2018 decelerated, based on respective readings of 57.3 and 56.8. The U.S. economy added 164,000 jobs in April, which came in below expectations. However, the April unemployment rate fell to 3.9%, which matched a level last seen in December 2000. Retail sales for April indicated that the U.S. economy was gaining momentum, as retail sales for April rose 0.3%. Housing data for April showed a slowdown in activity, as April housing starts and new home sales declined by 3.7% and 1.5%, respectively. Manufacturing and service sector activity accelerated in May, based on respective readings of 58.7 and 58.6. The U.S. economy added 223,000 jobs in May, while the May unemployment rate fell to a post-crisis low of 3.8%. Comparatively, durable-goods orders for May declined 0.6%. Housing starts jumped 5.0% in May and May new home sales rose 6.7%, while May existing home sales dropped 0.4%. Manufacturing and service sector activity continued to accelerate in June, based on respective readings of 60.2 and 59.1. The U.S. economy added 213,000 jobs in June, but the June unemployment rate increased to 4.0% due to an increase in the rate of labor force participation. Existing home sales dipped 0.6% in June, while new home sales for June fell 5.3%. The U.S. economy grew at a 4.1% annualized rate in the second quarter, which was the strongest growth recorded since 2014. The July unemployment rate fell to 3.9%, with the U.S. economy adding 157,000 jobs in July which was less than expected.

RP® Financial, LC.	MARKET AREA II.3

In terms of interest rates trends over the past few quarters, long-term Treasury yields edged higher during the first half of January 2018, as the 10-year Treasury yield closed above 2.5% for the first time since March 2017 amid improving economic data and a rise in inflation expectations. The upward trend in long-term Treasury yields intensified during the second half of January, as a pick-up in global growth prompted investors to move out of safe haven types of investments and to move into stocks and other more risky investments. A strong jobs report for January showing an increase in wages raised expectations for higher inflation, which translated into further steepening of the yield curve in early-February. The 10-year Treasury yield edged above 2.9% in mid-February, as a larger than expected increase in January consumer prices bolstered the case for the Federal Reserve to raise interest rates for the first time in 2018 at its March policy meeting. After approaching 3% for the first time in three years, the 10-year Treasury stabilized in the second half of February and into the first half of March. In early-March, the Federal Reserve Chairman offered an upbeat assessment of the U.S. economy, opening the door to four quarter point interest rate increases in 2018. At its March meeting the Federal Reserve voted to raise its benchmark rate by a quarter point and signaled it could pick-up the pace of future rate increases. Treasury yields declined at the close of the first quarter, as investors moved to reduce risk by selling stocks and putting cash into Treasury bonds.

After stabilizing around 2.8% during the first half of April 2018, long-term Treasury yields trended higher in the second half of April with the 10-year Treasury yield eclipsing 3% in late-April. The Federal Reserve elected to hold rates steady at the conclusion of its early-May meeting, which translated into the 10-year Treasury yield stabilizing around 3% during the first half of May. Data showing the U.S. economy was gaining momentum pushed Treasury yields higher going into the second half of May, which was followed by the 10-year Treasury yield dipping below 2.8% at the end of May. In advance of the Federal Reserve’s mid-June meeting, the 10-year Treasury yield trended up to approach 3% in mid-June. As expected, the Federal Reserve concluded its mid-June meeting by a raising its target rate by a quarter point and signaled it could accelerate the pace of rate increases to keep the economy on an even keel. Following the mid-June rate hike, the 10-yield Treasury yield edged lower during the balance of June.

The 10-year Treasury yield stabilized around 2.85% during the first half of July 2018, with June consumer price data showing U.S. inflation hitting its highest rate in more than six years. In late-July, Treasury yields surged higher as investors dumped government bonds in favor of stocks amid strong second quarter earnings results and signs of U.S. economic growth accelerating. The Federal Reserve concluded its early-August policy meeting keeping its target interest rate unchanged as expected and gave an upbeat assessment of the economy, suggesting another rate increase was likely at its next meeting. The outcome of the Federal Reserve meeting and news of rising federal budget deficits helped to push the 10-year Treasury yield up to 3.0% following the Federal Reserve meeting. As of August 3, 2018, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.43% and 2.95%, respectively, versus comparable year ago yields of 1.22% and 2.24%. Exhibit II-2 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA II.4

Based on the consensus outlook of economists surveyed by The Wall Street Journal in July 2018, GDP growth was projected to come in at 3.0% in 2018 and then decrease to 2.4% in 2019. The unemployment rate was forecasted to equal 3.7% in December 2018 and decrease slightly to 3.6% in June 2019. An average of 170,000 jobs were projected to be added per month during 2018. The large majority of economists believed that the next interest rate hike by the Federal Reserve would occur in September 2018 and, on average, the economists forecasted that the 10-year Treasury yield would increase to 3.17% by the end of 2018 and increase to 3.39% by June 2019. The surveyed economists also forecasted home prices would rise 5.7% in 2018 and increase an additional 4.4% in 2019. Housing starts were forecasted to increase by 10% in 2018 and then increase another 3.0% in 2019.

The July 2018 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2018 existing home sales to increase by 0.2% and for 2018 new home sales to increase by 6.5%. The MBA forecast showed a 2.5% increase in the median sales price for existing homes in 2018 and a 2.8% increase in the median sales price for new homes in 2018. Total mortgage production was forecasted to increase to $1.612 trillion in 2018, compared to $1.710 trillion in 2017. The forecasted decrease in 2018 originations was based on a 3.8% increase in purchase volume, which was more than offset by a 23.3% decrease in refinancing volume. Purchase mortgage originations were forecasted to total $1.152 trillion in 2018, versus refinancing volume totaling $460 billion. Housing starts for 2018 were projected to increase by 8.9% to total 1.315 million.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Rhinebeck Bancorp. Demographic data for Dutchess, Orange and Ulster Counties, as well as for New York, and the U.S., is provided in Table 2.1.

Population data indicates growth trends for the primary market area counties have been somewhat varied over the past six years. For the 2012 to 2018 period, Orange County recorded the strongest growth with an annual growth rate of 0.2%. Comparatively, Dutchess and Ulster Counties experienced declines in population over the six year period. Comparative population growth rates for the U.S. and New York equaled 0.7% and 0.3%, respectively.

RP® Financial, LC.	MARKET AREA II.5

Table 2.1

Rhinebeck Bancorp, Inc.

Summary Demographic/Economic Data

	Year			Growth Rate
	2012	2018	2023	2012-2018	2018-2023
				(%)	(%)
Population (000)
USA	313,096	326,533	337,948	0.7%	0.6%
New York	19,473	19,788	20,047	0.3%	0.2%
Dutchess, NY	299	293	293	-0.3%	0.0%
Ulster, NY	183	178	177	-0.5%	-0.1%
Orange, NY	377	381	388	0.2%	0.3%

Households (000)
USA	118,583	123,943	128,513	0.7%	0.6%
New York	7,387	7,533	7,656	0.3%	0.3%
Dutchess, NY	109	108	108	-0.1%	0.1%
Ulster, NY	72	70	70	-0.3%	0.0%
Orange, NY	127	129	131	0.2%	0.3%

Median Household Income ($)
USA	49,581	61,045	66,452	3.5%	1.4%
New York	53,163	66,418	72,239	3.8%	1.4%
Dutchess, NY	65,866	76,689	81,039	2.6%	0.9%
Ulster, NY	53,709	62,839	66,577	2.7%	1.0%
Orange, NY	65,125	78,586	85,206	3.2%	1.4%

Per Capita Income ($)
USA	26,165	33,583	37,060	4.2%	1.7%
New York	26,165	38,275	42,111	6.5%	1.6%
Dutchess, NY	26,165	38,810	41,434	6.8%	1.1%
Ulster, NY	26,165	34,668	37,300	4.8%	1.2%
Orange, NY	26,165	35,268	38,524	5.1%	1.5%

2018 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	18.7	27.0	25.5	18.3	10.5
New York	17.5	27.5	25.9	18.5	10.6
Dutchess, NY	15.2	26.9	25.7	20.9	11.4
Ulster, NY	14.4	25.3	25.4	22.5	12.4
Orange, NY	20.5	27.1	25.5	17.8	9.1

	Less Than	$25,000 to	$50,000 to
2018 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	20.4	22.1	29.3	28.2
New York	20.6	19.3	27.2	32.9
Dutchess, NY	15.3	17.7	29.8	37.3
Ulster, NY	19.5	21.7	29.9	28.9
Orange, NY	15.1	17.7	28.5	38.7

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.6

Household growth rates for the primary market area counties paralleled population growth trends, with Orange County displaying the highest household growth rate and Putnam and Dutchess Counties exhibiting declines in households during the 2012 to 2018 period. Over the next five years, population and household growth rates for the primary area counties are projected to improve relative to the growth trends recorded over the past six years.

Income measures show that the counties of Dutchess and Orange are relatively affluent markets, with household and per capita income measures that exceed the comparable U.S. measures. Household and per capita income measures for Ulster County were slightly above the comparable U.S. measures, but were below the comparable New York measures. Orange County is projected to sustain growth in income levels that are similar to the comparable projected growth rates for New York and the U.S, while projected income growth rates for the counties of Dutchess and Ulster were slightly below the comparable projected growth rates of New York and the U.S.

A comparison of household income distribution measures provides another indication of the relative affluence of Dutchess and Orange Counties, which maintained a higher percentage of households with incomes above $100,000 compared to the U.S. and New York. Comparatively, Ulster County maintained similar household income distribution percentages as the U.S., with a lower percentage of households with incomes above $100,000 compared to New York. Age distribution measures for the primary market area counties were fairly similar to the comparable U.S. and New York measures.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in education/healthcare/social services followed by services were the largest and second largest employment sectors in all three of the primary market area counties, as well as New York. Wholesale/retail trade jobs were the third largest employment sector for all three of the primary area counties, as well as for New York. Other noteworthy employment sectors for the primary market area counties included manufacturing, construction and finance/insurance/real estate jobs. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

RP® Financial, LC.	MARKET AREA II.7

Table 2.2

Rhinebeck Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Dutchess	Ulster	Orange
Employment Sector	New York	County	County	County
	(% of Total Employment)

Services	26.0%	23.6%	22.7%	21.6%
Education,Healthcare, Soc. Serv.	27.3%	29.7%	30.3%	25.4%
Government	4.6%	4.9%	5.0%	6.5%
Wholesale/Retail Trade	13.3%	14.1%	15.1%	18.1%
Finance/Insurance/Real Estate	8.1%	5.3%	4.8%	6.0%
Manufacturing	6.7%	7.9%	7.4%	6.9%
Construction	5.6%	6.4%	6.8%	5.7%
Information	2.9%	2.5%	2.4%	2.4%
Transportation/Utility	5.0%	4.7%	4.4%	6.4%
Agriculture	0.6%	1.0%	1.1%	1.0%
	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

The market area served by the Company, characterized primarily as the Hudson Valley region of the New York metropolitan area, has a highly developed and diverse economy. Located halfway between New York City and Albany, the regional market area also has a large commuter population. Healthcare, high-tech and retail companies constitute major sources of employment in the Company’s regional market area. Education is also a prominent component of the regional economy, which includes the Culinary Institute of America’s main campus, Dutchess Community College, Marist College and Vassar College. Table 2.3 lists the major employers in the Hudson Valley region of the New York metropolitan area.

Table 2.3

Rhinebeck Bancorp, Inc.

Market Area Largest Employers

Company/Institution	Industry

Crystal Run Healthcare	Health Care
Home Depot	Office Supplies
IBM Corp.	Technology
Nyack Hospital	Health Care
Orange Regional Medical Center	Health Care
Regeneron Pharmaceuticals, Inc	Health Care
ShopRite Supermarkets	Retail
Stop & Shop Supermarkets	Retail
Wal-Mart Stores, Inc.	Retail
Westchester Medical Center	Health Care

Source: New York Department of Labor Division of Research

and Statistics analysis of infoUSA ARC employer database

and publicly available information.

RP® Financial, LC.	MARKET AREA II.8

Unemployment Trends

Comparative unemployment rates for Dutchess, Ulster and Orange Counties, as well as for the U.S. and New York, are shown in Table 2.4. June 2018 unemployment rates for primary market area counties ranged from a low of 3.9% for Dutchess County to a high of 4.1% for Orange County. Comparative unemployment rates for the U.S. and New York were both equal to 4.2%. Consistent with the national and state trends, Dutchess, Ulster and Orange Counties reported lower unemployment rates for June 2018 compared to a year ago.

Table 2.4

Rhinebeck Bancorp, Inc.

Unemployment Trends

	June 2017	June 2018
Region	Unemployment	Unemployment

USA	4.5%	4.2%
New York	4.6%	4.2%
Dutchess, NY	4.4%	3.9%
Ulster, NY	4.5%	4.0%
Orange, NY	4.7%	4.1%

Source: S&P Global Market Intelligence.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Dutchess, Ulster and Orange Counties and, in particular, the areas that are nearby to one of Rhinebeck Bancorp’s branches. Table 2.5 displays deposit market trends from June 30, 2012 through June 30, 2017 for all commercial bank and savings institution branches located in the market area counties and the state of New York. Consistent with the state of New York, commercial banks maintained a larger market share of deposits than savings institutions in all three counties. Overall, from June 30, 2012 to June 30, 2017, bank and thrift deposits increased in Dutchess and Orange Counties, but declined slightly in Ulster County.

The Company maintains its largest balance of deposits in Dutchess, where the Company maintains its largest branch presence. Based on June 30, 2017 deposit data, Rhinebeck Bancorp’s $610.6 million of deposits provided for a 9.8% market share of bank and thrift deposits in Duthcess County. The Company also held $49.6 million of deposits in Ulster County with a 1.6% market share and $3.1 million of deposits in Orange County which translated into a nominal deposit market share. During the five year period covered in Table 2.5, Rhinebeck Bancorp gained deposit market share in Ulster County and lost deposit market share in Dutchess County.

RP® Financial, LC.	MARKET AREA II.9

Table 2.5

Rhinebeck Bancorp, Inc.

Deposit Summary

	As of June 30,
	2012			2017			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2012-2017
	(Dollars in Thousands)						(%)

New York	$1,065,665,215	100.0%	5,441	$1,683,281,581	100.0%	5,033	9.6%
Commercial Banks	991,634,167	93.1%	4,492	1,610,804,814	95.7%	4,267	10.2%
Savings Institutions	74,031,048	6.9%	949	72,476,767	4.3%	766	-0.4%

Dutchess County	$3,954,253	100.0%	94	$6,237,395	100.0%	86	9.5%
Commercial Banks	3,161,858	80.0%	68	5,311,655	85.2%	64	10.9%
Savings Institutions	792,395	20.0%	26	925,740	14.8%	22	3.2%
Rhinebeck Bank	467,575	11.8%	10	610,604	9.8%	9	5.5%

Ulster County	$3,179,831	100.0%	62	$3,166,160	100.0%	55	-0.1%
Commercial Banks	2,092,371	65.8%	37	1,872,605	59.1%	31	-2.2%
Savings Institutions	1,087,460	34.2%	25	1,293,555	40.9%	24	3.5%
Rhinebeck Bank	31,389	1.0%	1	49,583	1.6%	1	9.6%

Orange County	$6,014,335	100.0%	122	$7,408,466	100.0%	106	4.3%
Commercial Banks	4,700,165	78.1%	90	6,675,068	90.1%	86	7.3%
Savings Institutions	1,314,170	21.9%	32	733,398	9.9%	20	-11.0%
Rhinebeck Bank	0	0.0%	0	3,116	0.0%	1	N.M.

Source: FDIC.

Competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Rhinebeck Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Rhinebeck Bancorp has sought to emphasize its community orientation in the markets served by its branches. Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA II.10

Table 2.6

Rhinebeck Bancorp, Inc.

Market Area Deposit Competitors

Location	Name	Market Share	Rank
Dutchess County	Citizens Financial Group Inc. (RI)	24.00%
	JPMorgan Chase & Co. (NY)	12.32%
	M&T Bank Corp. (NY)	10.98%
	Rhinebeck Bancorp MHC (NY)	9.77%	4 out of 17
	KeyCorp (OH)	8.32%

Ulster County	Ulster SB (NY)	18.64%
	Bank of America Corp. (NC)	13.57%
	M&T Bank Corp. (NY)	11.13%
	KeyCorp (OH)	9.44%
	Rondout Savings Bank (NY)	9.30%
	Rhinebeck Bancorp MHC (NY)	1.57%	14 out of 19

Orange County	JPMorgan Chase & Co. (NY)	18.35%
	KeyCorp (OH)	17.40%
	Toronto-Dominion Bank	14.90%
	Orange County Bancorp Inc. (NY)	7.74%
	Sterling Bancorp (NY)	7.39%
	Rhinebeck Bancorp MHC (NY)	0.04%	24 out of 24

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Rhinebeck Bancorp’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Rhinebeck Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Rhinebeck Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of publicly-traded MHCs with comparable resources, strategies and financial characteristics as Rhinebeck Bancorp. However, there are currently only eleven publicly-traded MHCs in total. Accordingly, in deriving a Peer Group comprised of institutions with relatively comparable characteristics as Rhinebeck Bancorp, the companies selected for Rhinebeck Bancorp’s Peer Group are all fully-converted companies. The valuation adjustments applied in the Chapter IV analysis will take into consideration differences between the Company’s MHC form of ownership relative to the fully-converted Peer Group companies. Also included in Chapter IV is a pricing analysis of the publicly-traded MHCs on a fully-converted basis.

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Rhinebeck Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

o	Screen #1 Mid-Atlantic institutions with assets between $500 million and $2.0 billion, tangible equity-to-assets ratios of greater than 7.00% and positive reported and core earnings. Seven companies met the criteria for Screen #1 and all seven were included in the Peer Group: Elmira Savings Bank of New York, ESSA Bancorp, Inc. of Pennsylvania, MSB Financial Corp. of New Jersey, PCSB Financial Corporation of New York; Prudential Bancorp, Inc. of Pennsylvania, Severn Bancorp, Inc. of Maryland and Standard AVB Financial Corp. of Pennsylvania. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

o	Screen #2 New England institutions with assets between $500 million and 2.0 billion, tangible equity-to-assets ratios of greater than 7.00% and positive reported and core earnings. Three companies met the criteria for Screen #2 and all three were included in the Peer Group: PB Bancorp, Inc. of Connecticut, SI Financial Group, Inc. of Connecticut and Wellesley Bancorp, Inc. of Massachusetts. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Rhinebeck Bancorp, Inc., we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Rhinebeck Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts, and publicly-traded New York thrifts have been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Rhinebeck Bancorp’s characteristics is detailed below.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of June 30, 2018 or the Most Recent Date Available.

										As of
										August 3, 2018
							Total		Fiscal	Stock	Market
Ticker		Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Price	Value
							($Mil)			($)	($Mil)

ESBK		Elmira Savings Bank	NASDAQ	MA	Elmira	NY	$563	12	Dec	20.54	72
ESSA		ESSA Bancorp, Inc.	NASDAQ	MA	Stroudsburg	PA	1,827	23	Sep	15.64	163
MSBF		MSB Financial Corp.	NASDAQ	MA	Millington	NJ	601	4	Dec	21.15	108
PBBI	(1)	PB Bancorp, Inc.	NASDAQ	NE	Putnam	CT	530	8	Jun	11.85	86
PCSB		PCSB Financial Corporation	NASDAQ	MA	Yorktown Heights	NY	1,480	17	Jun	19.92	335
PBIP		Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	1,029	11	Sep	18.56	167
SVBI		Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	821	5	Dec	8.60	109
SIFI		SI Financial Group, Inc.	NASDAQ	NE	Willimantic	CT	1,596	23	Dec	13.95	166
STND		Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	983	20	Dec	30.36	140
WEBK		Wellesley Bancorp, Inc.	NASDAQ	NE	Wellesley	MA	830	6	Dec	33.68	81

(1) As of March 31, 2018 or the most recent date available.

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

o	Elmira Savings Bank of New York. Comparable due to similar size of branch network, similar interest-earnings asset composition, similar interest-bearing funding composition, relatively high earnings contribution from sources of non-interest operating income and relatively high operating expenses as a percent of average assets.

o	ESSA Bancorp, Inc. of Pennsylvania. Comparable due to similar return on average assets and similar impact of loan loss provisions on earnings.

o	MSB Financial Corp. of New Jersey. Comparable due to similar interest-earning asset composition, similar impact of loan loss provisions on earnings and similar concentration of commercial real estate loans as a percent of assets.

o	PB Bancorp, Inc. of Connecticut. Comparable due to similar credit quality measures.

o	PCSB Financial Corporation of New York. Comparable due to similar interest-bearing funding composition, similar return on average assets and similar concentration of commercial real estate loans as a percent of assets.

o	Prudential Bancorp, Inc. of Pennsylvania. Comparable due to similar credit quality measures.

o	Severn Bancorp, Inc. of Maryland. Comparable due to similar asset size, similar interest-earning asset composition, similar interest-bearing funding composition, similar net interest income to average assets ratio, relatively high earnings contribution from sources of non-interest operating income, relatively high operating expenses as a percent of average assets and similar concentration of commercial real estate loans as a percent of assets.

o	SI Financial Group, Inc. of Connecticut. Comparable due to similar interest-earning asset composition, similar interest-bearing funding composition, similar return on average assets, similar concentration of commercial real estate loans as a percent of assets and similar credit quality measures.

o	Standard AVB Financial Corp. of Pennsylvania. Comparable due to similar interest-earning asset composition, similar concentration of commercial real estate loans as a percent of assets and similar credit quality measures.

o	Wellesley Bancorp, Inc. of Massachusetts. Comparable due to similar asset size and similar interest-earning asset composition.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (11.34% of assets versus 11.47% for all public companies), generated slightly lower earnings as a percent of average assets (0.60% core ROAA versus 0.74% for all public companies), and earned a lower ROE (4.99% core ROE versus 6.32% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were lower and higher compared to the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

	All
	Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$4,066		$1,026
Market capitalization ($Mil)	$638		$143
Tangible equity/assets (%)	11.47%		11.34%
Core return on average assets (%)	0.74		0.60
Core return on average equity (%)	6.32		4.99

Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.85	x	21.47	x
Price/tangible book (%)	153.28%		133.04%
Price/assets (%)	16.80		15.06

(1) Based on market prices as of August 3, 2018.

Ideally, the Peer Group companies would be comparable to Rhinebeck Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Rhinebeck Bancorp, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts and publicly-traded New York thrifts have been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Rhinebeck Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of June 30, 2018, unless otherwise indicated for the Peer Group companies. Rhinebeck Bancorp’s equity-to-assets ratio of 7.03% was lower than the Peer Group's average net worth ratio of 12.25%. With the infusion of the net proceeds, the Company’s pro forma equity-to-assets ratio will be more comparable to the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 6.81% and 11.34%, respectively. The increase in Rhinebeck Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Rhinebeck Bancorp’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2018 or the Most Recent Date Available.

				Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
				Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
				Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Sub debt	Equity	Equity	Leverage	Risk-Based	Capital

Rhinebeck Bancorp, Inc.			NY	1.57%	13.59%	2.25%	78.65%	84.33%	5.44%	0.65%	7.03%	0.22%	6.81%	6.09%	-16.72%	13.52%	2.73%	111.19%	3.82%	6.44%	7.93%	9.15%	10.04%
June 30, 2018

All Thrifts
Averages				4.96%	12.78%	1.64%	75.60%	74.12%	11.96%	0.45%	12.62%	0.81%	11.47%	7.91%	4.20%	10.71%	8.72%	8.70%	12.57%	13.33%	11.82%	17.57%	18.97%
Medians				3.63%	10.05%	1.68%	78.78%	75.02%	10.73%	0.00%	11.71%	0.31%	11.14%	4.71%	-4.00%	7.89%	7.24%	-1.44%	2.83%	3.17%	11.11%	15.56%	17.50%

All NY Thrifts
Averages				7.03%	12.32%	1.18%	76.17%	75.61%	11.18%	0.64%	11.41%	1.19%	10.22%	2.47%	43.57%	1.44%	3.95%	-15.58%	20.55%	22.13%	9.25%	12.28%	14.44%
Medians				4.37%	9.53%	1.40%	77.84%	78.20%	5.86%	0.00%	9.95%	0.44%	8.95%	0.88%	5.22%	1.00%	1.77%	-21.43%	2.01%	3.17%	9.25%	12.28%	14.44%

Comparable Group
Averages				3.50%	16.74%	1.74%	74.36%	74.81%	11.60%	0.42%	12.25%	0.91%	11.34%	6.56%	7.93%	9.30%	7.70%	70.91%	23.02%	22.63%	11.23%	16.18%	17.14%
Medians				3.72%	12.30%	2.12%	76.77%	75.17%	13.12%	0.00%	11.43%	0.74%	11.23%	3.76%	-6.64%	10.18%	5.36%	0.87%	1.56%	2.18%	11.25%	15.91%	16.86%

Comparable Group
ESBK	Elmira Savings Bank		NY	4.49%	7.07%	2.53%	79.93%	83.19%	5.86%	0.00%	10.18%	2.19%	7.99%	-1.99%	-12.08%	-0.50%	1.77%	-21.43%	1.40%	1.82%	10.07%	15.84%	17.06%
ESSA	ESSA Bancorp, Inc.		PA	2.10%	21.22%	2.10%	71.23%	69.50%	19.22%	0.00%	9.79%	0.84%	8.95%	3.60%	-3.76%	6.32%	4.39%	2.12%	-0.78%	-0.49%	9.16%	13.20%	13.97%
MSBF	MSB Financial Corp.		NJ	2.71%	8.15%	0.00%	84.77%	74.60%	13.67%	0.00%	11.39%	0.00%	11.39%	18.57%	0.33%	19.54%	14.98%	352.50%	-5.82%	0.11%	11.60%	13.54%	14.71%
PBBI	PB Bancorp, Inc.	(2)	CT	1.79%	26.87%	2.42%	65.83%	69.93%	13.47%	0.00%	15.83%	1.30%	14.53%	3.75%	-18.27%	19.50%	2.87%	15.17%	-0.91%	-0.99%	12.60%	19.37%	20.24%
PCSB	PCSB Financial Corporation		NY	4.20%	31.13%	1.60%	60.96%	78.20%	1.27%	0.00%	19.43%	0.44%	18.99%	3.77%	-10.09%	11.45%	6.34%	-55.77%	142.74%	151.50%	13.65%	21.69%	22.27%
PBIP	Prudential Bancorp, Inc.		PA	3.66%	31.92%	2.77%	58.56%	69.50%	15.96%	0.00%	12.78%	0.65%	12.13%	18.16%	14.76%	10.66%	16.30%	51.89%	0.99%	2.04%	12.74%	19.67%	20.50%
SVBI	Severn Bancorp, Inc.		MD	3.77%	7.64%	0.63%	83.84%	75.74%	9.99%	2.51%	11.46%	0.04%	11.42%	5.83%	-39.33%	9.71%	7.24%	-1.44%	4.03%	3.17%	13.26%	16.87%	18.12%
SIFI	SI Financial Group, Inc.		CT	5.41%	10.05%	2.14%	78.78%	76.81%	10.25%	0.52%	10.54%	1.04%	9.50%	-0.04%	-9.52%	2.27%	2.08%	375.63%	1.72%	2.32%	9.32%	14.27%	15.50%
STND	Standard AVB Financial Corp.		PA	2.86%	14.55%	2.27%	74.76%	73.12%	12.77%	0.00%	13.69%	2.63%	11.06%	0.56%	131.72%	0.09%	0.84%	-0.38%	80.28%	60.16%	10.90%	15.98%	16.65%
WEBK	Wellesley Bancorp, Inc.		MA	4.04%	8.82%	0.92%	84.93%	77.47%	13.57%	1.18%	7.40%	0.00%	7.40%	13.36%	25.52%	13.97%	20.17%	-9.18%	6.59%	6.59%	9.01%	11.37%	12.35%

(1) Includes loans held for sale.

(2) As of March 31, 2018 or the latest date available.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Rhinebeck Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 78.65% exceeded the comparable Peer Group ratio of 74.36%. Comparatively, the Company’s cash and investments-to-assets ratio of 15.16% was lower than the comparable Peer Group ratio of 20.24%. Overall, Rhinebeck Bancorp's interest-earning assets amounted to 93.81% of assets, which was slightly less than the comparable Peer Group ratio of 94.60%. The Peer Group’s non-interest earning assets included BOLI equal to 1.74% of assets and goodwill/intangibles equal to 0.91% of assets, while the Company maintained BOLI equal to 2.25% of assets and goodwill/intangibles equal to 0.22% of assets.

Rhinebeck Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 84.33% of assets, which was above the Peer Group’s ratio of 74.81%. Comparatively, the Company maintained a lower level of borrowings to fund assets, as indicated by borrowings-to-assets ratios of 6.09% and 12.02% for Rhinebeck Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 90.42% and 86.83%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earnings assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 103.75% and 108.95%, respectively. The additional capital realized from stock proceeds should serve to provide Rhinebeck Bancorp with an IEA/IBL ratio that is more comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Rhinebeck Bancorp’s growth rates are based on annualized growth for the eighteen months ended June 30, 2018, while the Peer Group’s growth rates are based on growth for the twelve months ended June 30, 2018 or the most recent twelve month period available. Rhinebeck Bancorp recorded a 6.09% increase in assets, versus asset growth of 6.56% recorded by the Peer Group. Asset growth for Rhinebeck Bancorp was driven by a 13.52% increase in loans, which was in part funded by a 16.72% reduction in cash and investments. Comparatively, asset growth for the Peer Group was driven by a 9.30% increase in loans and was supplemented with a 7.93% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Asset growth for Rhinebeck Bancorp was funded by a 2.73% increase in deposits and a 111.19% increase in borrowings. Asset growth for the Peer Group was funded through deposit growth of 7.70% and a 70.91% increase in borrowings. The Company’s tangible capital growth rate equaled 6.44%, which was attributable to retention of earnings. Comparatively, the Peer Group’s tangible capital growth rate equaled 22.63%. The Peer Group’s comparatively higher tangible capital growth rate includes the increase in equity realized by PCSB Corporation from its standard conversion stock offering, which was completed in April 2017. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additionally, implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2018 or the most recent twelve month period available for the Peer Group companies. Rhinebeck Bancorp and the Peer Group reported net income to average assets ratios of 0.35% and 0.59%, respectively. The Peer Group’s higher return was realized through lower ratios for loan loss provisions and operating expenses and loan loss provisions, which were partially offset by the Company’s higher ratios for net interest income, non-interest operating income and net gains.

The Company’s higher net interest income to average assets ratio was realized through both a higher interest income ratio and a lower interest expense ratio. The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (4.31% versus 3.63% for the Peer Group). Comparatively, the Company’s lower interest expense ratio was achieved despite maintaining a higher cost of funds (0.74% versus 0.66% for the Peer Group), as the Company maintains a relatively high concentration of non-interest-bearing deposits in its deposit base, which are not included in the calculation of the yield-cost spread. Overall, Rhinebeck Bancorp and the Peer Group reported net interest income to average assets ratios of 3.57% and 2.97%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2018 or the Most Recent 12 Months Available

					Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
								Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
				Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
				Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Rhinebeck Bancorp, Inc.			NY
June 30, 2018				0.35%	3.99%	0.52%	3.47%	0.20%	3.27%	0.08%	0.66%	3.37%	0.14%	0.00%	0.42%	4.31%	0.74%	3.57%	$5,031	55.00%

All Thrifts
Averages				0.74%	3.76%	0.72%	3.04%	0.09%	2.95%	0.52%	0.54%	2.75%	0.05%	0.00%	0.44%	3.81%	0.57%	3.23%	$7,752	34.24%
Medians				0.72%	3.66%	0.77%	2.93%	0.08%	2.88%	0.05%	0.43%	2.48%	0.00%	0.00%	0.44%	3.84%	0.53%	3.25%	$6,025	38.56%

All NY Thrifts
Averages				0.73%	3.53%	0.77%	2.76%	0.06%	2.69%	0.19%	0.39%	2.47%	0.26%	0.00%	0.27%	3.68%	0.44%	3.24%	$8,538	28.05%
Medians				0.88%	3.57%	0.80%	2.88%	0.03%	2.80%	0.01%	0.43%	2.24%	0.02%	0.00%	0.31%	3.63%	0.34%	3.20%	$5,962	35.99%

Comparable Group
Averages				0.59%	3.66%	0.75%	2.90%	0.10%	2.81%	0.07%	0.25%	2.33%	0.00%	0.00%	0.36%	3.63%	0.66%	2.97%	$6,346	37.72%
Medians				0.57%	3.60%	0.76%	2.92%	0.10%	2.84%	0.00%	0.16%	2.26%	0.00%	0.00%	0.35%	3.72%	0.68%	3.10%	$6,106	41.06%

Comparable Group
ESBK	Elmira Savings Bank		NY	0.89%	3.66%	0.73%	2.93%	0.14%	2.80%	0.40%	0.51%	2.82%	0.00%	0.00%	-0.01%	4.15%	0.97%	3.18%	$4,365	-1.16%
ESSA	ESSA Bancorp, Inc.		PA	0.30%	3.49%	0.84%	2.65%	0.23%	2.42%	0.00%	0.45%	2.23%	-0.02%	0.00%	0.31%	2.65%	0.37%	2.28%	$6,503	50.93%
MSBF	MSB Financial Corp.		NJ	0.68%	3.94%	0.80%	3.14%	0.16%	2.99%	0.00%	0.15%	2.10%	0.00%	0.00%	0.36%	4.43%	0.95%	3.48%	$5,382	34.68%
PBBI	PB Bancorp, Inc.	(2)	CT	0.55%	3.19%	0.60%	2.58%	0.06%	2.52%	0.01%	0.49%	2.30%	0.05%	0.00%	0.21%	4.62%	0.50%	4.12%	$9,074	27.61%
PCSB	PCSB Financial Corporation		NY	0.46%	3.35%	0.44%	2.91%	0.03%	2.88%	0.00%	0.16%	2.24%	0.02%	0.00%	0.35%	3.76%	0.74%	3.02%	$8,569	43.20%
PBIP	Prudential Bancorp, Inc.		PA	0.72%	3.54%	0.90%	2.64%	0.12%	2.52%	0.00%	0.02%	1.63%	-0.04%	0.00%	0.46%	3.62%	0.45%	3.17%	$4,147	38.93%
SVBI	Severn Bancorp, Inc.		MD	0.59%	4.31%	0.96%	3.35%	0.00%	3.35%	0.24%	0.62%	2.97%	0.00%	0.00%	0.66%	4.63%	1.06%	3.57%	$5,413	52.88%
SIFI	SI Financial Group, Inc.		CT	0.38%	3.47%	0.72%	2.76%	0.08%	2.67%	0.01%	0.10%	2.48%	0.00%	0.00%	0.49%	3.43%	0.62%	2.81%	$5,708	56.12%
STND	Standard AVB Financial Corp.		PA	0.82%	3.70%	0.65%	3.05%	0.05%	3.00%	0.00%	0.02%	2.27%	0.00%	0.00%	0.33%	3.69%	0.81%	2.88%	$7,601	28.90%
WEBK	Wellesley Bancorp, Inc.		MA	0.53%	3.91%	0.88%	3.03%	0.11%	2.92%	0.00%	0.02%	2.23%	0.00%	0.00%	0.44%	1.30%	0.13%	1.17%	$6,695	45.06%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2) For the 12 months ended March 31, 2018 or the latest date available.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.37% and 2.33%, respectively. The Company’s higher operating expense ratio is indicative of its greater degree of diversification of products and services which generate sources of non-interest operating, including largely off-balance sheet activities related to its mortgage banking operation and investment advisory services. Consistent with the Company’s higher operating expense ratio, Rhinebeck Bancorp maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.0 million for the Company, versus a comparable measure of $6.3 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, Rhinebeck Bancorp’s capacity to leverage operating expenses will be more comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s. Expense coverage ratios for Rhinebeck Bancorp and the Peer Group equaled 1.03x and 1.24x, respectively.

Sources of non-interest operating income provided a larger contribution to the Company’s earnings, with such income amounting to 0.74% and 0.32% of Rhinebeck Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, Rhinebeck Bancorp’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 80.05% was less favorable than the Peer Group's efficiency ratio of 72.36%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company equaling 0.20% of average assets. Comparatively, the Peer Group recorded loan loss provisions equal to 0.10% of average assets.

Net non-operating gains and losses equaled net gains of 0.14% of average assets for the Company and no impact on the Peer Group’s earnings. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

Taxes had a more significant impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 55.00% and 37.72%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 27.00%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities in comparison to the Peer Group (15.39% of assets versus 45.47% for the Peer Group), as the Peer Group’s higher concentration of 1-4 family loans more than offset the Company’s slightly higher concentration of mortgage-backed securities. Loan servicing intangibles constituted a more significant balance sheet item for the Company ($2.3 million versus $377,000 for the Peer Group).

Overall, diversification into higher risk and higher yielding types of lending was more significant for the Company, which was primarily attributable to the Company’s indirect automobile loan portfolio and significantly higher concentration of consumer loans (32.97% of assets versus 1.67% for the Peer Group). Commercial real estate loans constituted the second most significant type of lending diversification for the Company (25.26% of assets versus 19.77% for the Peer Group). The Company also maintained a higher concentration of commercial business loans, while the Peer Group maintained higher concentrations of construction/land loans and multi-family loans. In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 71.04% and 37.83% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a higher weighted assets-to-assets ratio of 84.95%, versus a comparable Peer Group ratio of 71.76%.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2018 or the Most Recent Date Available.

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Rhinebeck Bancorp, Inc.
June 30, 2018		NY	10.41%	4.98%	1.66%	1.58%	25.26%	9.57%	32.97%	84.95%	$2,257

Comparable Group
Averages			9.31%	36.16%	5.75%	4.49%	19.77%	6.15%	1.67%	71.76%	$377
Medians			7.96%	34.28%	3.09%	3.92%	20.00%	4.26%	0.13%	71.60%	$154

Comparable Group
Elmira Savings Bank		NY	1.92%	52.78%	1.48%	5.32%	9.95%	4.37%	6.81%	67.05%	$1,346
ESSA Bancorp, Inc.		PA	13.45%	36.68%	3.28%	2.70%	13.87%	2.92%	8.92%	72.20%	$210
MSB Financial Corp.		NJ	4.26%	30.04%	5.23%	10.38%	26.52%	13.44%	0.10%	86.64%	$0
PB Bancorp, Inc.		CT	18.39%	46.01%	2.10%	2.20%	13.59%	2.01%	0.16%	66.63%	$82
PCSB Financial Corporation		NY	17.39%	19.64%	1.82%	7.05%	28.54%	3.51%	0.02%	64.22%	$0
Prudential Bancorp, Inc.		PA	16.51%	32.77%	9.39%	3.73%	10.90%	2.15%	0.09%	61.94%	$0
Severn Bancorp, Inc.		MD	3.37%	35.80%	15.38%	0.80%	28.36%	4.15%	0.23%	80.77%	$501
SI Financial Group, Inc.		CT	5.05%	28.31%	2.35%	6.49%	26.17%	14.00%	0.08%	70.99%	$1,200
Standard AVB Financial Corp.	(1)	PA	10.87%	32.03%	2.89%	2.16%	26.13%	7.95%	0.23%	73.15%	$329
Wellesley Bancorp, Inc.		MA	1.88%	47.52%	13.56%	4.12%	13.64%	6.95%	0.02%	74.03%	$97

Note: Bank level data

(1) As of March March 31, 2018 or the latest date available.

Sources: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reilable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Rhinebeck Bancorp’s interest rate risk characteristics were considered to be less favorable than the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were lower than the comparable Peer Group ratios. Additionally, the Company maintained a slightly higher ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with more comparable balance sheet interest rate risk characteristics as maintained by the Peer Group, as the result of the increases that will be realized in Company equity-to-assets and IEA/IBL ratios following the infusion of stock proceeds.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Rhinebeck Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a slightly greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Rhinebeck Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s and the Peer Group’s implied credit risk exposure was viewed to be fairly similar. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 1.50% and 1.62%, respectively, versus comparable measures of 1.23% and 1.56% for the Peer Group. It should be noted that the measures for non-performing assets and non-performing loans in Table 3.6 include accruing loans that are classified as troubled debt restructurings. The Company’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 58.93% and 113.74%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.96% for the Company, versus 0.95% for the Peer Group. Net loan charge-offs were a larger factor for the Company, as net loan charge-offs for the Company and the Peer Group equaled 0.17% and 0.03% of loans, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2018 or the Most Recent Date Available.

				Balance Sheet Measures
				Tangible		Non-Earn.	Quarterly Change in Net Interest Income
				Equity/	IEA/	Assets/
				Assets	IBL	Assets	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
				(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Rhinebeck Bancorp, Inc.
June 30, 2018				6.8%	103.8%	6.2%	5	6	0	19	-3	11

All NY Thrifts
Average				10.2%	109.3%	4.5%	-4	-1	2	-7	5	-1
Median				9.0%	109.1%	8.3%	-1	-2	6	-7	1	-3

Comparable Group
Average				11.3%	109.1%	5.4%	0	3	4	8	-4	4
Median				11.2%	107.8%	5.5%	0	3	4	8	2	-2

Comparable Group
ESBK	Elmira Savings Bank		NY	8.0%	102.7%	8.5%	5	14	-14	1	4	-3
ESSA	ESSA Bancorp, Inc.		PA	9.0%	106.6%	5.4%	1	3	3	-2	-6	-2
MSBF	MSB Financial Corp.		NJ	11.4%	108.3%	4.4%	-5	-6	3	6	11	13
PBBI	PB Bancorp, Inc.	(1)	CT	14.5%	113.3%	5.5%	2	7	7	14	3	6 6
PCSB	PCSB Financial Corporation		NY	19.0%	121.2%	3.7%	-1	11	13	-18	6	-1
PBIP	Prudential Bancorp, Inc.		PA	12.1%	110.2%	5.9%	-3	-9	-5	25	-3	-11
SVBI	Severn Bancorp, Inc.		MD	11.4%	107.9%	4.7%	13	13	17	20	-8	-3
SIFI	SI Financial Group, Inc.		CT	9.5%	107.6%	5.8%	1	1	5	2	-52	53
STND	Standard AVB Financial Corp.		PA	11.1%	107.3%	7.8%	-3	-7	18	24	5	1
WEBK	Wellesley Bancorp, Inc.		MA	7.4%	106.0%	2.2%	-11	3	-4	9	1	-11

NA=Change is greater than 100 basis points during the quarter.

(1) As of March 31, 2018 or the latest date available.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis - Bank Level

As of June 30, 2018 or the Most Recent Date Available.

				NPAs &	Adj NPAs &				Rsrves/
			REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Assets (2)	Loans (3)	Loans HFI	NPLs (3)	90+Del (1)	Chargeoffs (4)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Rhinebeck Bancorp, Inc.		NY
June 30, 2018			0.23%	1.50%	1.49%	1.62%	0.96%	58.93%	50.03%	$1,038	0.17%

Comparable Group
Averages			0.05%	1.23%	0.80%	1.56%	0.95%	113.74%	110.13%	$392	0.03%
Medians			0.03%	1.19%	0.78%	1.39%	0.93%	61.49%	57.06%	$186	0.03%

Comparable Group
Elmira Savings Bank		NY	0.02%	0.81%	0.81%	0.97%	0.96%	99.18%	96.23%	$681	0.15%
ESSA Bancorp, Inc.		PA	0.08%	1.07%	0.74%	1.38%	0.85%	61.36%	57.06%	$2,294	0.18%
MSB Financial Corp.		NJ	0.00%	2.14%	0.57%	2.36%	1.09%	46.10%	43.59%	$190	0.04%
PB Bancorp, Inc.		CT	0.27%	1.20%	1.12%	1.35%	0.83%	61.49%	47.43%	$68	0.02%
PCSB Financial Corporation		NY	0.03%	0.77%	0.57%	1.21%	0.55%	NM	NM	$672	0.08%
Prudential Bancorp, Inc.		PA	0.01%	1.46%	1.39%	2.45%	0.83%	33.81%	33.62%	$116	0.02%
Severn Bancorp, Inc.		MD	0.04%	2.32%	0.97%	2.69%	1.20%	43.97%	43.29%	$-533	-0.08%
SI Financial Group, Inc.		CT	0.04%	1.17%	0.53%	1.40%	1.04%	74.40%	71.54%	$248	0.02%
Standard AVB Financial Corp.	(5)	PA	0.01%	1.21%	1.14%	1.59%	1.22%	76.81%	71.91%	$182	0.06%
Wellesley Bancorp, Inc.		MA	0.00%	0.15%	0.15%	0.17%	0.90%	526.52%	526.52%	$0	0.00%

(1) NPAs are defined as nonaccrual loans, performing TDRs, and OREO.

(2) Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).

(3) NPLs are defined as nonaccrual loans and performing TDRs.

(4) Net loan chargeoffs are shown on a last twelve month basis.

(5) As of or for the twelve months ended March 31, 2018 or the most recent date available.

Source:   S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s minority stock offering.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the OCC, FRB, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of an institution. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered. Given the unique differences in the pricing characteristics of publicly-traded MHCs relative to fully-converted thrift stocks, we have also reviewed the pricing characteristics of publicly-traded MHCs on a fully-converted basis.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the stock issuance process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Rhinebeck Bancorp’s value, the market value of the stocks of public MHC institutions, or Rhinebeck Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Rhinebeck Bancorp coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group's financial strengths are noted as follows:

o	Overall A/L Composition. Loans funded by retail deposits were the primary components of both Rhinebeck Bancorp’s and the Peer Group's balance sheets. In comparison to the Peer Group, the Company’s interest-earning asset composition exhibited a slightly higher concentration of loans and a greater degree of diversification into higher risk types of loans. Overall, the Company’s asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio in comparison to the Peer Group’s ratios. Rhinebeck Bancorp’s funding composition reflected a higher level of deposits and a lower level of borrowings in comparison to the Peer Group’s ratios, which provided the Company with a slightly higher cost of funds than maintained by the Peer Group. Overall, as a percent of assets, the Company maintained a slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities relative to the comparable ratios for the Peer Group, which translated into a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio will be more comparable to the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

o	Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were slightly higher than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and a similar level of loss reserves as a percent of loans. Net loan charge-offs as a percent of loans were higher for the Company. The Company’s risk weighted assets-to-assets ratio was somewhat higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

o	Balance Sheet Liquidity. The Company maintained a lower level of cash and investment securities than the Peer Group (15.16% of assets versus 20.24% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as a portion of the net proceeds will initially be held in short-term liquid funds. The Company’s future borrowing capacity was considered to be slightly greater than the Peer Group’s borrowing capacity, based on the lower level of borrowings that is currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

o	Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a slightly higher cost of funds for the Company. The Company’s ratio of total interest-bearing liabilities as a percent of assets was above the Peer Group’s ratio. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets to a level that is more comparable to the Peer Group’s ratio of interest-bearing liabilities as a percent of assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

o	Capital. The Peer Group currently operates with a higher equity-to-assets ratio than the Company. Following the stock offering, Rhinebeck Bancorp’s pro forma capital position will be more comparable to the Peer Group's equity-to-assets ratio. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, Rhinebeck Bancorp’s balance sheet strength was considered to be comparable to the Peer Group’s balance sheet strength and, thus, no adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and prospects to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

o	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.35% of average assets versus 0.59% for the Peer Group). The Peer Group maintained more favorable ratios for loan loss provisions and operating expenses, which were partially offset by the Company’s more favorable ratios for net interest income, non-interest operating income and net gains. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s reported earnings were considered to be less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

o	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a higher net interest income ratio, a higher operating expense ratio and a higher level of non-interest operating income. The Company’s higher net interest income and operating expense ratios translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.03x versus 1.24x for the Peer Group). Similarly, the Company’s efficiency ratio of 80.05% was less favorable than the Peer Group’s efficiency ratio of 72.36%. Loan loss provisions had a larger impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-offering capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will remain less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

o	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated that a slightly greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital levels, IEA/IBL ratios and levels of non-interest earning assets were more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that are more comparable to the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin. Accordingly, on balance, interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

o	Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings (0.20% of average assets versus 0.10% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans and the Company’s loan composition reflected a greater degree of diversification into higher risk types of loans. The Company’s credit quality measures generally implied a slightly greater degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

o	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company currently maintains a higher interest rate spread than the Peer Group, which would tend to facilitate a continuation of a higher net interest margin for the Company goring forward. Second, the infusion of stock proceeds will provide the Company with comparable growth potential through leverage as currently maintained by the Peer Group. Third, the Company’s higher ratios of non-interest operating income and operating expenses were viewed as a respective advantage and disadvantage to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

o	Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will be lower than the Peer Group’s core ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

On balance, Rhinebeck Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

Comparative asset growth rates for the Company and the Peer Group showed a 6.09% increase in the Company’s assets, versus a 6.56% increase in the Peer Group’s assets. Asset growth for the Company was sustained by a 13.52% increase in loans, which was partially funded with cash and investments. The Peer Group’s asset growth was primarily sustained by a 9.30% increase in loans and also included an increase in cash and investments. Overall, the Company’s recent asset growth trends would tend to be viewed as comparable to slightly more favorable relative to the Peer Group’s asset growth trends in terms of supporting future earnings growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be more comparable to the Peer Group's tangible equity-to-assets ratio, providing the Company with similar leverage capacity as maintained by the Peer Group. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Rhinebeck Bancorp serves the Hudson Valley region of the New York metropolitan area through the headquarters office and 11 full service branches. Operating in markets with small and mid-sized population bases, which have experienced limited growth or in some cases shrinking populations somewhat limits growth opportunities and such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Rhinebeck Bancorp. The Company maintains a relatively high market share of deposits in Dutchess County, where its main office and the majority of its branches are located, and relatively low deposit market shares in Ulster County and Orange County.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

The Peer Group companies generally operate in markets with larger populations compared to Dutchess County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth in the markets served by the Peer Group companies showed stronger growth compared to Dutchess County which has had a slight decline in population over the past five years. Dutchess County has a lower per capita income compared to the primary market area counties served by Peer Group companies, which is indicative of the more rural nature of the Company’s market area. On average, the Peer Group’s primary market area counties were more affluent markets within their respective states compared to Dutchess County’s per capita income as a percent of New York’s per capita income (107.5% for the Peer Group versus 101.4% for Dutchess County). The respective average and median deposit market shares maintained by the Peer Group companies were above and below the Company’s market share of deposits in Dutchess County. Overall, the degree of competition faced by the Peer Group companies was viewed to be comparable as faced by the Company in Dutchess County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be more favorable relative to the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was above the unemployment rate reflected for Dutchess County. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
Rhinebeck Bancorp, Inc. and the Peer Group Companies (1)

		June 2018
	County	Unemployment

Rhinebeck Bancorp, Inc. - NY	Dutchess	3.9%

Peer Group Average		4.5

The Peer Group

Elmira Savings Bank – NY	Chemung	4.9
ESSA Bancorp, Inc. - PA	Monroe	5.3
MSB Financial Corp. – NJ	Morris	3.5
PB Bancorp, Inc.– CT	Windham	4.9
PCSB Financial Corporation – NY	Westchester	4.1

RP® Financial, LC.	VALUATION ANALYSIS IV.8

Table 4.1 (continued)
Market Area Unemployment Rates
Rhinebeck Bancorp, Inc. and the Peer Group Companies (1)

		June 2018
	County	Unemployment

Prudential Bancorp, Inc. - PA	Philadelphia	5.7
Severn Bancorp, Inc. – MD	Ann Arundel	3.9
SI Financial Group, Inc. – CT	Windham	4.9
Standard AVB Financial Corp. – PA	Allegheny	4.2
Wellesley Bancorp, Inc. – MA	Norfolk	3.5

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.60% to 4.48%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.72% as of August 3, 2018. Comparatively, as of August 3, 2017, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.92%.

Our valuation adjustment for dividends for Rhinebeck Bancorp also considered the regulatory policy with regard to payment of dividends to the MHC. Under current FRB policy, any dividends declared by the Company would be required to be paid to all shareholders. Accordingly, dividends paid by the Company would increase the amount of assets held by the MHC, after adjusting for applicable income taxes, and, thereby, increase the implied dilution incurred by the minority shareholders in a second-step conversion pursuant to the calculation to account for net assets held by the MHC in a second-step offering.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

Overall, while the Company has not established a definitive dividend policy prior to its stock offering, the Company’s capacity to pay a dividend comparable to the Peer Group’s average dividend yield is viewed as not as strong based on the Company’s pro forma earnings and capitalization. Furthermore, dividend payments retained by the MHC would increase the implied dilution to minority shareholders in a second-step offering. On balance, we concluded that a slight downward adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $71.9 million to $335.3 million as of August 3, 2018, with average and median market values of $143.1 million and $124.8 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.5 million to 16.8 million, with average and median shares outstanding of 8.3 million and 8.1 million, respectively. The Company’s stock offering is expected to have a pro forma public market value that will be less than the lower end of the Peer Group’s range of market values and will be in the lower end of the range of shares outstanding reported for the Peer Group companies. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Bank’s public stock will have a less liquid trading market compared to the stocks of the Peer Group companies and, therefore, concluded a slight downward adjustment was necessary for this factor.

7.	Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS IV.10

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of August 3, 2018.

In terms of assessing general stock market conditions, the overall stock market has trended higher in recent quarters. Signs of accelerating economic growth helped to sustain a broader stock market rally at the start of 2018, as the Dow Jones Industrial Average (“DJIA”) surged to close above 25000. Energy and bank shares led the stock market higher heading into mid-January, with higher oil prices and an improved earnings outlook contributing to the gains. The DJIA closed above 26000 for the first time heading into the second half of January 2018, in which the new 1,000 point milestone was achieved in just eight trading days after topping 25000. The upward surge in the U.S. stock indexes continued into late-January, as equities were lifted to fresh record highs by some strong fourth quarter earnings reports, data showing strong economic growth and a deal by Congress to end the federal government shutdown. Stocks reversed course at end of January, amid worries about rising bond yields, new competition in the healthcare sector and rising oil production. Stocks plunged in early-February 2018, as the January jobs report which showed a pick-up in wages raised expectations that rising inflation would accelerate the pace of the Federal Reserve increasing interest rates. In the second week of February, the DJIA and S&P 500 entered correction territory with declines of over 10%. Stocks rebounded sharply higher going into mid-February, as the major U.S. indexes posted their largest five-day percentage increases since December 2011. Volatility continued to prevail in the broader stock market during the second half of February, with the DJIA closing down for the month of February and, thereby, ending a 10-month winning streak. The downturn in the broader stock market sharpened at the start of March, as President Trump’s pledge to impose stiff tariffs on steel and aluminum sparked worries of a global trade war. An upbeat jobs report for February and diminished worries over a trade war fueled a stock market rally in the second week of March, while industrial and material stocks led the market lower going into mid-March on new signs that protectionist trade policies could spread. The DJIA swung higher in mid-March, which was in part attributable to bargain hunting. Technology shares led the stock market lower to close out the first quarter of 2018, based on concerns that technology companies could be facing an increase in regulatory oversight.

RP® Financial, LC.	VALUATION ANALYSIS IV.11

Stock market volatility prevailed at start of the second quarter of 2018, as investor uncertainty over potential trade wars contributed to day-to-day swings in the broader stock market. Mixed first quarter earnings reports provided for a continuation of choppy stock market conditions through the end of April. Stocks retreated following the conclusion of the Federal Reserve meeting in early-May, as the Federal Reserve reiterated its plan to continue to raise interest rates gradually. However, stocks rebounded sharply higher with release of the April employment report, as weaker than expected wage growth calmed inflation fears. The upward trend in the broader stock market continued into mid-May, with higher oil prices serving to drive energy shares. Heightened inflation concerns sparked by strong economic data snapped an eight session winning streak in the DJIA in mid-May. Trade war and geopolitical tensions continued to provide for a volatile stock market during the second half of May. The DJIA hit is highest level in two months heading into the second half of May, as concerns about a possible trade war between the U.S. and China temporarily eased. Comparatively, stocks retreated at the end of May, amid political upheaval in Italy and the Trump administration raising the prospect of a global trade war by imposing tariffs on U.S. neighbors and allies. A favorable jobs report for May and some strong corporate earnings reports lifted stocks in early-June, which was followed by a downturn in the broader stock market in mid-June after the Federal Reserve said it would raise its target interest rate and penciled in a fourth rate increase for later in 2018. Stocks tumbled lower in the final trading sessions of the second quarter, which was largely attributed to rising trade friction between the U.S. and China.

Strong job growth reflected in June employment report and signs that U.S. trade tensions with Europe may be easing propelled the stock market higher at the start of the third quarter of 2018. Technology stocks led a broader stock market rally in mid-July, with the NASDAQ closing at a new record high. Some favorable second quarter earnings reports continued the upward trend in the broader stock market heading into the second half of July. Comparatively, technology stocks led the stock market lower at the end of July, as some technology companies posted disappointing second quarter earnings. Strong earnings growth by some of America’s biggest companies contributed to a rebound in the stock market in early-August. On August 3, 2018, the DJIA closed at 25462.58, an increase of 15.3% from one year ago and an increase of 3.0% year-to-date, and the NASDAQ Composite index closed at 7812.01, an increase of 23.0% from one year ago and an increase of 13.2% year-to-date. The S&P 500 Index closed at 2840.35 on August 3, 2018, an increase of 14.7% from one year ago and an increase of 6.2% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS IV.12

The market for thrift stocks has not matched the performance of the broader stock market in recent quarters. A rise in long-term Treasury yields and a better-than-expected fourth quarter earnings report by J.P. Morgan contributed to financial shares trading higher during the first two weeks of 2018. Thrift shares participated in the broader stock market rally going in the second half of January 2018, as the banking sector was viewed to be one of the sectors to benefit most from the cut in the federal corporate income tax rate. Concerns of higher interest rates and inflation picking up contributed to thrift shares pulling back at the close of January. Thrift shares dropped sharply in early-February 2018 on the heels of the January jobs report, which showed a pick-up in wages that could potentially lead to higher inflation. Following the broad-based sell-off, thrift shares rebounded along with the broader stock market heading into mid-February. After settling into a narrow trading range during the second half of February, Federal Reserve Chairman Jerome Powell’s upbeat assessment of the economy during Congressional testimony sent thrift shares tumbling lower at the end of February on fears that stronger economic growth could lead to higher inflation and faster rate increases by the Federal Reserve than previously forecasted. Thrift shares rebounded in the first two weeks of March, as some economic reports eased concerns of inflation heating up. After stabilizing in mid-March, thrift shares plunged going into the close of the first quarter as investors reacted to the Federal Reserve’s rate hike and the announcement by the Trump administration that the U.S. would impose $50 billion in tariffs on imports from China.

Thrift shares traded evenly through the first half April 2018, with first quarter earnings reports coming of the thrift sector generally meeting expectations. Merger activity contributed to gains in the thrift sector in late-April, which was followed by a slightly pullback at the end of April. Thrift shares continued slide into the first week of May, as the Federal Reserve concluded its early-May policy meeting leaving rates unchanged but reiterated plans to continue to raise rates gradually. Weaker than expected wage growth reflected in the April employment report helped to calm investor inflation fears, as thrift shares rebounded from the early-May downturn and then traded in a narrow range into mid-May. An increase in long-term Treasury yields provided for an uptick in thrift stocks heading into the second half of May, which was followed by a narrow trading range for the balance of May. The thrift sector participated in the broader stock market rally in early-June, which was prompted by solid jobs data for May and some strong corporate earnings reports. Thrift shares stabilized into late-June, which was followed by a pullback in thrift stocks at the close of the second quarter.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

The strong jobs report for June boosted thrift stocks at the start of the third quarter of 2018, which was followed by a slight decline in thrift shares ahead of third quarter earnings reports. After trading in a narrow through the release of second earnings reports, concerns of rising inflation pressured thrift shares lower in late-July and into early-August. On August 3, 2018, the SNL Index for all publicly-traded thrifts closed at 943.5, an increase of 4.6% from one year ago and an increase of 0.6% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, one standard conversion offering was completed during the past three months and no first-step offerings have been completed during the past three months. The most recent first-step offering was completed by Columbia Financial, Inc. of New Jersey, which was a significantly larger offering compared to Rhinebeck Bancorp’s first-step offering. Columbia Financial completed its first-step offering in April 2018 and raised gross proceeds of $498.3 million, which was the top of its offering range. Columbia Financial’s closing fully-converted P/TB equaled 80.5% and the stock closed 56.8% higher after the first week of trading. Comparatively, a smaller first-step offering was completed by SSB Bancorp in January 2018. SSB Bancorp raised gross proceeds of $10.1 million, which was at the top of its offering range. SSB Bancorp’s closing fully-converted P/TB equaled 72.9% and the stock closed 4.5% lower after the first week of trading.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	8/3/2018	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Sidney Federal Savings and Loan Association	7/27/18	SFSA-OTC Pink	$17	5.66%	0.14%	530%	$1.3	100%	132%	38.3%	N.A.	N.A.	0.0%	0.0%	0.0%	NA	0.00%	75.2%	NM		7.6%	-1.6%	10.1%	-15.7%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%

	Averages - Standard Conversions:		$17	5.66%	0.14%	530%	$1.3	100%	132%	38.3%	N.A.	N.A.	0.0%	0.0%	0.0%	NA	0.00%	75.2%	NM		7.6%	-1.6%	10.1%	-15.7%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%
	Medians - Standard Conversions:		$17	5.66%	0.14%	530%	$1.3	100%	132%	38.3%	N.A.	N.A.	0.0%	0.0%	0.0%	NA	0.00%	75.2%	NM		7.6%	-1.6%	10.1%	-15.7%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%

Second Step Conversions
Mid-Southern Bancorp, Inc., IN	7/12/18	MSVB-NASDAQ	$184	12.97%	1.20%	75%	$25.6	72%	132%	4.9%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	77.5%	37.0	x	17.3%	0.5%	22.3%	2.1%	$10.00	$12.45	24.5%	$12.57	25.7%	$12.34	23.4%	$12.34	23.4%

	Averages - Second Step Conversions:		$184	12.97%	1.20%	75%	$25.6	72%	132%	4.9%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	77.5%	37.0	x	17.3%	0.5%	22.3%	2.1%	$10.00	$12.45	24.5%	$12.57	25.7%	$12.34	23.4%	$12.34	23.4%
	Medians - Second Step Conversions:		$184	12.97%	1.20%	75%	$25.6	72%	132%	4.9%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	77.5%	37.0	x	17.3%	0.5%	22.3%	2.1%	$10.00	$12.45	24.5%	$12.57	25.7%	$12.34	23.4%	$12.34	23.4%

Mutual Holding Companies

	Averages - All Conversions:		$100	9.32%	0.67%	303%	$13.5	86%	132%	21.6%	N.A.	N.A.	4.0%	2.0%	5.0%	0.8%	0.00%	76.4%	37.0	x	12.4%	-0.6%	16.2%	-6.8%	$10.00	$11.23	12.3%	$11.29	12.9%	$11.17	11.7%	$11.17	11.7%
	Medians - All Conversions:		$100	9.32%	0.67%	303%	$13.5	86%	132%	21.6%	N.A.	N.A.	4.0%	2.0%	5.0%	0.8%	0.00%	76.4%	37.0	x	12.4%	-0.6%	16.2%	-6.8%	$10.00	$11.23	12.3%	$11.29	12.9%	$11.17	11.7%	$11.17	11.7%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.

(2) Does not take into account the adoption of SOP 93-6.

(3) Latest price if offering is less than one week old.

(4) Latest price if offering is more than one week but less than one month old.

(5) Mutual holding company pro forma data on full conversion basis.

(6) Simultaneously completed acquisition of another financial institution.

(7) Simultaneously converted to a commercial bank charter.

(8) Former credit union.

8/3/2018

RP® Financial, LC.	VALUATION ANALYSIS IV.15

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Rhinebeck Bancorp’s stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-4, there were six New York thrift acquisitions completed from the beginning of 2014 through year-to-date 2018 and there is currently one acquisition pending for a New York savings institution. To the extent that speculation of a re-mutualization may impact the Company’s valuation, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence the Company’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in the Company’s stock would tend to be less compared to the stocks of the Peer Group companies. Furthermore, in comparison to the stocks of the fully-converted Peer Group companies, the degree of acquisition speculation in the Company’s stock is also viewed to be relatively more limited since there will be fewer potential acquirers for the Company’s stock as a re-mutualization transaction can only be completed by a mutual institution or an institution in the MHC form of ownership. Additionally, there tends to be less acquisition speculation in the stocks of publicly-traded MHCs in general, given the majority of the shares are held by the MHC rather than public shareholders which own 100% of the shares of the fully-converted Peer Group companies. Accordingly, the Peer Group companies are considered to be subject to a greater degree of acquisition speculation relative to the acquisition speculation that may influence the Company’s trading price.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP® Financial, LC.	VALUATION ANALYSIS IV.16

8.	Management

Rhinebeck Bancorp’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings institution operating in the MHC form of ownership, Rhinebeck Bancorp and Rhinebeck Bank will be operating in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS IV.17

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	Slight Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the FDIC, the FRB and the Department, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for effective tax rate, stock benefit plan assumptions, the Foundation and offering expenses (summarized in Exhibits IV-9 and IV-10). The assumptions utilized in the pro forma analysis in calculating the Company’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 2.5% of gross proceeds (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and publicly-traded MHCs on a fully-converted basis.

RP Financial's valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting net conversion proceeds, we also gave weight to the other valuation approaches.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that as of August 3, 2018, the pro forma market value of Rhinebeck Bancorp’s full conversion offering equaled $89,285,710 at the midpoint, equal to 8,928,571 shares at $10.00 per share.

Basis of Valuation - Fully-Converted Pricing Ratios

1.       Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. In deriving Rhinebeck Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate the net loss on the sale of securities equal to $16,000, the net gain of the sale of OREO equal to $1,000, the loss on sale the sale of premises and equipment equal to $106,000, the loss on the write-down of OREO equal to $693,000 and the gain on the sale of the insurance subsidiary equal to $1.834 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 27.0% for the earnings adjustments, the Company’s core earnings were determined to equal $1.840 million for the twelve months ended June 30, 2018.

RP® Financial, LC.	VALUATION ANALYSIS IV.19

Amount
($000)
Net income	$2,585
Add: Net loss of sale of securities (1)	12
Add: Loss on sale of premises and equipment (1)	77
Add: Write-down of OREO (1)	506
Deduct: Gain on sale of OREO (1)	(1)
Deduct: Gain on sale of subsidiary (1)	(1,339)
Core earnings estimate	$1,840

(1) Tax effected at 27.0%.

Based on Rhinebeck Bancorp’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples (fully-converted basis) at the $89.3 million midpoint value equaled 32.01 times and 43.68 times, respectively, which provided for premiums of 31.66% and 103.45% relative to the Peer Group's average reported and core P/E multiples of 24.33 times and 21.47 times, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 24.95 times and 22.63 times, respectively, the Company’s pro forma reported and core P/E multiples (fully-converted basis) at the midpoint value indicated premiums of 28.30% and 93.02%, respectively. The Company’s pro forma fully-converted P/E ratios based on reported earnings at the minimum and the super maximum equaled 27.52x and 41.34x, respectively, and based on core earnings at the minimum and the super maximum equaled 37.70x and 55.92x, respectively.

On an MHC reported basis, the Company’s reported and core P/E multiples at the midpoint value of $89.3 million equaled 34.70 times and 48.84 times, respectively (see Table 4.4). The Company’s reported and core P/E multiples provided for premiums of 42.62% and 127.48% relative to the Peer Group’s average reported and core P/E multiples of 24.33 times and 21.47 times, respectively. In comparison to the Peer Group’s median reported and core earnings multiples which equaled 24.95 times and 22.63 times, respectively, the Company’s pro forma reported and core P/E multiples (MHC basis) at the midpoint value indicated premiums of 39.08% and 115.82%, respectively. The Company’s pro forma MHC P/E ratios based on reported earnings at the minimum and the super maximum equaled 29.53x and 45.77x, respectively, and based on core earnings at the minimum and the super maximum equaled 41.58x and 64.36x, respectively.

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Table 4.3

Fully-Converted Pricing Versus Peer Group

Rhinebeck Bancorp, Inc.

As of August 3, 2018

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)								Offering
				Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
				Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Rhinebeck Bancorp, Inc.			NY
Super Maximum				$10.00	$118.08	$0.16	$13.10	41.34	x	76.34%	13.28%	77.16%	55.92	x	$0.00	0.00%	0.00%	$889	17.40%	17.24%	1.34%	0.32%	1.85%	0.24%	1.36%	$115.72
Maximum				$10.00	$102.68	$0.18	$13.81	36.40	x	72.41%	11.72%	73.31%	49.47	x	$0.00	0.00%	0.00%	$876	16.18%	16.02%	1.35%	0.32%	1.99%	0.24%	1.46%	$100.63
Midpoint				$10.00	$89.29	$0.20	$14.62	32.01	x	68.40%	10.32%	69.35%	43.68	x	$0.00	0.00%	0.00%	$865	15.09%	14.92%	1.37%	0.32%	2.14%	0.24%	1.57%	$87.50
Minimum				$10.00	$75.89	$0.23	$15.71	27.52	x	63.65%	8.89%	64.60%	37.70	x	$0.00	0.00%	0.00%	$854	13.97%	13.80%	1.39%	0.32%	2.31%	0.24%	1.69%	$74.38

All Non-MHC Public Companies(6)
Averages				$25.46	$638.07	$1.50	$17.32	25.85	x	138.45%	16.80%	153.28%	18.85	x	$0.41	1.92%	74.99%	$4,066	12.62%	11.55%	0.98%	0.74%	6.38%	0.74%	6.32%
Median				$17.67	$217.70	$0.82	$15.06	19.67	x	126.33%	17.07%	135.95%	16.73	x	$0.34	1.68%	45.95%	$1,342	11.71%	11.15%	0.83%	0.72%	6.16%	0.71%	6.57%

ALL NY Thrifts
Averages				$14.20	$1,035.59	$0.65	$12.04	19.04	x	134.44%	12.74%	148.89%	14.19	x	$0.42	2.92%	42.56%	$9,245	11.41%	10.33%	0.03%	0.73%	6.98%	0.61%	5.51%
Medians				$17.40	$335.31	$0.57	$15.83	13.72	x	125.57%	11.10%	136.66%	14.45	x	$0.41	3.05%	50.48%	$1,480	9.95%	9.06%	0.03%	0.88%	8.13%	0.72%	5.83%

Comparable Group
Averages				$19.43	$143.05	$0.98	$15.92	24.33	x	122.32%	15.06%	133.04%	21.47	x	$0.33	1.72%	47.13%	$1,026	12.25%	11.37%	1.27%	0.59%	4.91%	0.60%	4.99%
Medians				$19.24	$124.75	$0.77	$14.88	24.95	x	121.85%	14.82%	131.36%	22.63	x	$0.23	1.56%	42.18%	$907	11.43%	11.05%	1.19%	0.57%	5.07%	0.58%	5.07%

Comparable Group
ESBK	Elmira Savings Bank		NY	$20.54	$71.89	$1.72	$16.36	15.11	x	125.57%	12.77%	160.01%	11.93	x	$0.92	4.48%	67.65%	$563	10.18%	8.17%	0.81%	0.89%	8.13%	0.89%	8.16%
ESSA	ESSA Bancorp, Inc.		PA	$15.64	$162.64	$0.92	$15.17	30.67	x	103.13%	10.09%	112.75%	16.98	x	$0.36	2.30%	70.59%	$1,827	9.79%	9.03%	1.07%	0.30%	3.01%	0.35%	3.44%
MSBF	MSB Financial Corp.		NJ	$21.15	$107.58	$0.80	$12.43	31.10	x	170.21%	19.39%	170.21%	26.29	x	$0.00	0.00%	127.94%	$601	11.39%	11.39%	2.14%	0.68%	5.12%	0.68%	5.12%
PBBI	PB Bancorp, Inc.	(7)	CT	$11.85	$85.53	$0.41	$10.99	29.63	x	107.80%	17.07%	117.46%	29.21	x	$0.24	2.03%	40.00%	$530	15.83%	14.72%	1.20%	0.55%	3.44%	0.51%	3.20%
PCSB	PCSB Financial Corporation		NY	$19.92	$335.31	$0.48	$15.83	NM		125.83%	24.45%	128.76%	NM		$0.12	0.60%	7.69%	$1,480	19.43%	19.07%	0.98%	0.46%	2.33%	0.56%	2.85%
PBIP	Prudential Bancorp, Inc.		PA	$18.56	$167.20	$0.74	$14.60	24.95	x	127.13%	16.25%	133.97%	24.95	x	$0.20	1.08%	44.35%	$1,029	12.78%	12.21%	1.61%	0.72%	5.01%	0.72%	5.01%
SVBI	Severn Bancorp, Inc.		MD	$8.60	$109.12	$0.38	$7.28	22.63	x	118.13%	NA	119.61%	22.63	x	$0.12	1.40%	15.79%	$821	11.46%	11.32%	2.36%	0.59%	5.43%	0.59%	5.43%
SIFI	SI Financial Group, Inc.		CT	$13.95	$166.41	$0.51	$13.98	27.35	x	99.79%	10.52%	110.70%	27.35	x	$0.24	1.72%	33.33%	$1,596	10.54%	9.60%	1.17%	0.38%	3.56%	0.38%	3.56%
STND	Standard AVB Financial Corp.		PA	$30.36	$140.38	$1.70	$28.05	17.86	x	108.25%	14.82%	139.52%	17.86	x	$0.88	2.91%	52.00%	$983	13.69%	10.77%	1.21%	0.82%	6.02%	0.82%	6.02%
WEBK	Wellesley Bancorp, Inc.		MA	$33.68	$84.43	$2.10	$24.52	19.70	x	137.37%	10.17%	137.37%	16.04	x	$0.22	0.65%	11.99%	$830	7.40%	7.40%	0.15%	0.53%	7.07%	0.53%	7.07%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Financial Characteristics as of March 31, 2018 or the most recent available

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

Table 4.4

MHC Market Pricing Versus Peer Group

Rhinebeck Bancorp, Inc.

As of August 3, 2018

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)								Offering
				Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
				Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Rhinebeck Bancorp, Inc.			NY
Super Maximum				$10.00	$118.08	$0.16	$8.30	45.77	x	120.48%	14.19%	122.70%	64.36	x	$0.00	0.00%	0.00%	$832	11.77%	11.59%	1.43%	0.31%	2.63%	0.22%	1.87%	$50.77
Maximum				$10.00	$102.68	$0.18	$8.98	39.86	x	111.36%	12.42%	113.38%	56.07	x	$0.00	0.00%	0.00%	$827	11.16%	10.98%	1.44%	0.31%	2.79%	0.22%	1.99%	$44.15
Midpoint				$10.00	$89.29	$0.20	$9.77	34.70	x	102.35%	10.87%	104.38%	48.84	x	$0.00	0.00%	0.00%	$822	10.62%	10.43%	1.44%	0.31%	2.95%	0.22%	2.10%	$38.39
Minimum				$10.00	$75.89	$0.24	$10.84	29.53	x	92.25%	9.29%	94.25%	41.58	x	$0.00	0.00%	0.00%	$817	10.08%	9.89%	1.45%	0.31%	3.12%	0.22%	2.22%	$32.63

All Non-MHC Public Companies(6)
Averages				$25.46	$638.07	$1.50	$17.32	25.85	x	138.45%	16.80%	153.28%	18.85	x	$0.41	1.92%	74.99%	$4,066	12.62%	11.55%	0.98%	0.74%	6.38%	0.74%	6.32%
Median				$17.67	$217.70	$0.82	$15.06	19.67	x	126.33%	17.07%	135.95%	16.73	x	$0.34	1.68%	45.95%	$1,342	11.71%	11.15%	0.83%	0.72%	6.16%	0.71%	6.57%

ALL NY Thrifts
Averages				$14.20	$1,035.59	$0.65	$12.04	19.04	x	134.44%	12.74%	148.89%	14.19	x	$0.42	2.92%	42.56%	$9,245	11.41%	10.33%	0.03%	0.73%	6.98%	0.61%	5.51%
Medians				$17.40	$335.31	$0.57	$15.83	13.72	x	125.57%	11.10%	136.66%	14.45	x	$0.41	3.05%	50.48%	$1,480	9.95%	9.06%	0.03%	0.88%	8.13%	0.72%	5.83%

Comparable Group
Averages				$19.43	$143.05	$0.98	$15.92	24.33	x	122.32%	15.06%	133.04%	21.47	x	$0.33	1.72%	47.13%	$1,026	12.25%	11.37%	1.27%	0.59%	4.91%	0.60%	4.99%
Medians				$19.24	$124.75	$0.77	$14.88	24.95	x	121.85%	14.82%	131.36%	22.63	x	$0.23	1.56%	42.18%	$907	11.43%	11.05%	1.19%	0.57%	5.07%	0.58%	5.07%

Comparable Group
ESBK	Elmira Savings Bank		NY	$20.54	$71.89	$1.72	$16.36	15.11	x	125.57%	12.77%	160.01%	11.93	x	$0.92	4.48%	67.65%	$563	10.18%	8.17%	0.81%	0.89%	8.13%	0.89%	8.16%
ESSA	ESSA Bancorp, Inc.		PA	$15.64	$162.64	$0.92	$15.17	30.67	x	103.13%	10.09%	112.75%	16.98	x	$0.36	2.30%	70.59%	$1,827	9.79%	9.03%	1.07%	0.30%	3.01%	0.35%	3.44%
MSBF	MSB Financial Corp.		NJ	$21.15	$107.58	$0.80	$12.43	31.10	x	170.21%	19.39%	170.21%	26.29	x	$0.00	0.00%	127.94%	$601	11.39%	11.39%	2.14%	0.68%	5.12%	0.68%	5.12%
PBBI	PB Bancorp, Inc.	(7)	CT	$11.85	$85.53	$0.41	$10.99	29.63	x	107.80%	17.07%	117.46%	29.21	x	$0.24	2.03%	40.00%	$530	15.83%	14.72%	1.20%	0.55%	3.44%	0.51%	3.20%
PCSB	PCSB Financial Corporation		NY	$19.92	$335.31	$0.48	$15.83	NM		125.83%	24.45%	128.76%	NM		$0.12	0.60%	7.69%	$1,480	19.43%	19.07%	0.98%	0.46%	2.33%	0.56%	2.85%
PBIP	Prudential Bancorp, Inc.		PA	$18.56	$167.20	$0.74	$14.60	24.95	x	127.13%	16.25%	133.97%	24.95	x	$0.20	1.08%	44.35%	$1,029	12.78%	12.21%	1.61%	0.72%	5.01%	0.72%	5.01%
SVBI	Severn Bancorp, Inc.		MD	$8.60	$109.12	$0.38	$7.28	22.63	x	118.13%	NA	119.61%	22.63	x	$0.12	1.40%	15.79%	$821	11.46%	11.32%	2.36%	0.59%	5.43%	0.59%	5.43%
SIFI	SI Financial Group, Inc.		CT	$13.95	$166.41	$0.51	$13.98	27.35	x	99.79%	10.52%	110.70%	27.35	x	$0.24	1.72%	33.33%	$1,596	10.54%	9.60%	1.17%	0.38%	3.56%	0.38%	3.56%
STND	Standard AVB Financial Corp.		PA	$30.36	$140.38	$1.70	$28.05	17.86	x	108.25%	14.82%	139.52%	17.86	x	$0.88	2.91%	52.00%	$983	13.69%	10.77%	1.21%	0.82%	6.02%	0.82%	6.02%
WEBK	Wellesley Bancorp, Inc.		MA	$33.68	$84.43	$2.10	$24.52	19.70	x	137.37%	10.17%	137.37%	16.04	x	$0.22	0.65%	11.99%	$830	7.40%	7.40%	0.15%	0.53%	7.07%	0.53%	7.07%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Financial Characteristics as of March 31, 2018 or the most recent available

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.22

2.       Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to Rhinebeck Bancorp’s pro forma book value (fully-converted basis). Based on the $89.3 million midpoint valuation, Rhinebeck Bancorp’s pro forma P/B and P/TB ratios (fully-converted basis) equaled 68.40% and 69.35%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 122.32% and 133.04%, respectively, the Company’s ratios reflected a discount of 44.08% on a P/B basis and a discount of 47.87% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 121.85% and 131.36%, respectively, the Company’s pro forma P/B and P/TB ratios (fully-converted basis) at the midpoint value reflected discounts of 43.87% and 47.21%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios (fully-converted basis) equaled 76.34% and 77.16%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 37.59% and 42.00%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 37.35% and 41.26%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s P/E multiples.

On an MHC reported basis, the Company’s P/B and P/TB ratios at the $89.3 million midpoint value equaled 102.35% and 104.38%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 122.32% and 133.04%, respectively, Rhinebeck Bancorp’s ratios were discounted by 16.33% on a P/B basis and 21.54% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 121.85% and 131.36%, respectively, the Company’s pro forma P/B and P/TB ratios (MHC basis) at the midpoint value reflected discounts of 16.00% and 20.54%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios (MHC basis) equaled 120.48% and 122.70%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 1.50% and 7.77%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 1.12% and 6.59%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

3.       Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $89.3 million midpoint of the valuation range, Rhinebeck Bancorp’s pro forma P/A ratio (fully-converted basis) equaled 10.32% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.06%, which implies a discount of 31.47% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 14.82%, the Company’s pro forma P/A ratio (fully-converted basis) at the midpoint value reflects a discount of 30.36%.

On an MHC reported basis, Rhinebeck Bancorp’s pro forma P/A ratio at the $89.3 million midpoint value equaled 10.87%. In comparison to the Peer Group's average P/A ratio of 15.06%, Rhinebeck Bancorp’s P/A ratio (MHC basis) indicated a discount of 27.82%. In comparison to the Peer Group’s median P/A ratio of 14.82%, the Company’s pro forma P/A ratio (MHC basis) at the midpoint value reflects a discount of 26.65%.

Comparison to Publicly-Traded MHCs

As indicated in Chapter III, we believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; and (4) the regulatory policies regarding the accounting for net assets held by the MHC in a second-step conversion and, thereby, lessening the attractiveness of paying cash dividends. The above characteristics of MHC shares have provided MHC stocks with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the publicly-traded MHCs on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the publicly-traded MHCs on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies and are directly applicable to determining the pro forma market value range of the 100% ownership interest in Rhinebeck Bancorp as an MHC. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs incorporates the following assumptions: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of an MHC institution; and (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.5 shows the calculation of per share financial data (fully-converted basis) for each of the eleven publicly-traded MHC institutions.

The table below shows a comparative pricing analysis of the publicly-traded MHCs on a fully-converted basis versus the Company’s Peer Group. In comparison to the Peer Group’s P/TB ratio, the P/TB ratio of the publicly-traded MHCs reflected a discount of 30.40%. In comparison to the Peer Group’s core P/E multiple, the core P/E multiple of the publicly-traded MHCs reflected a premium of 103.25%. Detailed pricing characteristics of the fully-converted MHCs is shown in Table 4.6.

	Publicly-Traded
	MHCs		Peer Group
Pricing Ratios (Averages)(1)
Price/earnings (x)	49.45	x	24.33	x
Price/tangible book (%)	92.60%		133.04%
Price/assets (%)	22.28		15.06

(1) Based on market prices as of August 3, 2018.

RP® Financial, LC.	VALUATION ANALYSIS IV.25

Table 4.5

Calculation of Implied Per Share Data - Incorporating MHC Second Step Conversion

Publicly Traded MHC Institutions

								Per Share					Net	Net	Pro Forma
					Current Ownership			TTM NI	Tang.		Share	Gross	Capital	Income	Net Inc./	Bk Value/	Tang. Bk.	Assets/
Ticker	Name	City	State	Exhange	Public	MHC Shares	Total Shares	Reported	Bk Value	Assets	Price	Proceeds(1)	Increase(2)	Increase(3)	Share	Share	Value/Share	Share

CLBK	Columbia Financial, Inc. (MHC)	Fair Lawn	NJ	NASDAQ	53,309,020	62,580,155	115,889,175	$0.21	$8.07	$54.17	$16.64	$1,041,333,779	$895,547,050	$9,690,652	$0.30	$15.85	$15.80	$61.89
CFBI	Community First Bancshares, Inc. (MHC)	Covington	GA	NASDAQ	3,467,595	4,070,655	7,538,250	$(0.01)	$10.04	$38.53	$11.62	$47,314,037	$40,690,072	$440,304	$0.05	$15.43	$15.43	$43.93
FFBW	FFBW, Inc. (MHC)	Brookfield	WI	NASDAQ	2,469,579	3,636,875	6,106,454	$0.02	$9.70	$43.55	$11.25	$40,914,116	$35,186,140	$380,747	$0.08	$15.47	$15.46	$49.31
GCBC	Greene County Bancorp, Inc. (MHC)	Catskill	NY	NASDAQ	3,928,550	4,609,264	8,537,814	$1.69	$11.27	$134.87	$34.85	$160,632,850	$138,144,251	$1,494,849	$1.86	$27.45	$27.45	$151.05
HONE	HarborOne Bancorp, Inc. (MHC)	Brockton	MA	NASDAQ	15,341,661	17,281,034	32,622,695	$0.30	$10.26	$88.27	$18.03	$311,577,043	$267,956,257	$2,899,536	$0.39	$18.90	$18.48	$96.49
KFFB	Kentucky First Federal Bancorp (MHC)	Frankfort	KY	NASDAQ	3,716,577	4,727,938	8,444,515	$0.18	$6.28	$37.06	$8.35	$39,478,282	$33,951,323	$367,385	$0.22	$12.02	$10.30	$41.08
LSBK	Lake Shore Bancorp, Inc. (MHC)	Dunkirk	NY	NASDAQ	2,422,839	3,636,875	6,059,714	$0.57	$12.96	$89.66	$17.30	$62,917,574	$54,109,113	$585,511	$0.67	$21.89	$21.89	$98.59
MGYR	Magyar Bancorp, Inc. (MHC)	New Brunswick	NJ	NASDAQ	2,617,387	3,200,450	5,817,837	$0.31	$8.69	$105.91	$12.80	$40,951,998	$35,218,718	$381,099	$0.38	$14.74	$14.74	$111.96
OFED	Oconee Federal Financial Corp. (MHC)	Seneca	SC	NASDAQ	1,584,238	4,164,415	5,748,653	$0.64	$14.18	$83.93	$26.78	$111,503,461	$95,892,976	$1,037,651	$0.82	$31.39	$30.87	$100.61
PDLB	PDL Community Bancorp (MHC)	Bronx	NY	NASDAQ	8,917,641	9,545,387	18,463,028	$(0.22)	$8.98	$51.43	$15.08	$143,944,436	$123,792,215	$1,339,547	$(0.14)	$15.68	$15.68	$58.14
PVBC	Provident Bancorp, Inc. (MHC)	Amesbury	MA	NASDAQ	4,594,173	5,034,323	9,628,496	$0.93	$12.46	$96.11	$27.50	$138,443,883	$119,061,739	$1,288,359	$1.06	$24.83	$24.83	$108.48

(1)	Gross proceeds calculated as stock price multiplied by the number of shares owned by the MHC (i.e. non-public shares).
(2)	Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and Restricted Stock Plan. For MHC's with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering Expense Percent:	2.00%
ESOP Percent Purchase:	8.00%
RRP Percent Purchase:	4.00%

(3)	Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and RRP do not generate reinvestment income), less after-tax ESOP amortization and RRP vesting.

After-Tax Reinvestment Rate:	3.50%
ESOP Loan Term (Yrs.):	10
Recognition Plan Vesting (Yrs.):	5
Effective Tax Rate:	34.00%

Source: S&P Global Market Intelligence and RP Financial, LC. calculations.

RP® Financial, LC.	VALUATION ANALYSIS IV.26

Table 4.6

MHC Institutions Implied Pricing Ratios, Full Conversion Basis

Financial Data as of the Most Recent Quarter or Twelve Month Period Available

Prices as of August 3, 2018

																Key Financial Data(2)
							Per Share Data		Pricing Ratios(2)				Dividends					LTM
					Stock	Mkt	LTM	Tang.	P/E	Price/	Price/	Price/	Ann Div	Div.	Div Pay	Total	Tang.	Reported
Ticker	Company Name	City	State	Exchange	Price(1)	Value	EPS	BV/Sh	LTM	Book	TBk	Assts	Rate	Yield	Ratio	Assets	E/A	ROAA	ROAE
					($)	($M)	($)	($)	(x)	(%)	(%)	(%)	($)	(%)	(%)	($000)	(%)	(%)	(%)

Publicly Traded MHCs, Full Conversion Basis - Averages					18.20	356.1	0.52	19.17	49.45	91.17	92.60	22.28	0.00	0.00	0.00	1,503,130	24.57	0.50	2.27
Publicly Traded MHCs, Full Conversion Basis - Medians					16.64	153.9	0.38	15.80	33.94	86.79	86.79	23.07	0.00	0.00	0.00	651,363	25.07	0.48	2.06

Publicly Traded MHCs, Full Conversion Basis
CLBK	Columbia Financial, Inc. (MHC)	Fair Lawn	NJ	NASDAQ	16.64	1,928.4	0.30	15.80	55.85	104.98	105.31	26.88	0.00	0.00	0.0	7,172,950	25.53	0.48	1.88
CFBI	Community First Bancshares, Inc. (MHC)	Covington	GA	NASDAQ	11.62	87.6	0.05	15.43	227.99	75.31	75.31	26.46	0.00	0.00	0.0	331,119	35.14	0.12	0.33
FFBW	FFBW, Inc. (MHC)	Brookfield	WI	NASDAQ	11.25	68.7	0.08	15.46	143.49	72.70	72.78	22.82	0.00	0.00	0.0	301,097	31.35	0.16	0.51
GCBC	Greene County Bancorp, Inc. (MHC)	Catskill	NY	NASDAQ	34.85	297.5	1.86	27.45	18.71	126.97	126.97	23.07	0.00	0.00	0.0	1,289,622	18.17	1.23	6.79
HONE	HarborOne Bancorp, Inc. (MHC)	Brockton	MA	NASDAQ	18.03	588.2	0.39	18.48	46.37	95.40	97.57	18.69	0.00	0.00	0.0	3,147,670	19.15	0.40	2.06
KFFB	Kentucky First Federal Bancorp (MHC)	Frankfort	KY	NASDAQ	8.35	70.5	0.22	10.30	37.22	69.50	81.09	20.33	0.00	0.00	0.0	346,897	25.07	0.55	1.87
LSBK	Lake Shore Bancorp, Inc. (MHC)	Dunkirk	NY	NASDAQ	17.30	104.8	0.67	21.89	25.90	79.04	79.04	17.55	0.00	0.00	0.0	597,428	22.20	0.68	3.05
MGYR	Magyar Bancorp, Inc. (MHC)	New Brunswick	NJ	NASDAQ	12.80	74.4	0.38	14.74	33.94	86.79	86.79	11.43	0.00	0.00	0.0	651,363	13.17	0.34	2.56
OFED	Oconee Federal Financial Corp. (MHC)	Seneca	SC	NASDAQ	26.78	153.9	0.82	30.87	32.80	85.29	86.75	26.61	0.00	0.00	0.0	578,364	30.68	0.81	2.60
PDLB	PDL Community Bancorp (MHC)	Bronx	NY	NASDAQ	15.08	278.4	-0.14	15.68	-104.30	96.17	96.17	25.94	0.00	0.00	0.0	1,073,415	26.97	-0.25	-0.92
PVBC	Provident Bancorp, Inc. (MHC)	Amesbury	MA	NASDAQ	27.50	264.8	1.06	24.83	25.93	110.77	110.77	25.35	0.00	0.00	0.0	1,044,502	22.89	0.98	4.27

Source: S&P Global Market Intelligence and RP Financial, LC. calculations.

RP® Financial, LC.	VALUATION ANALYSIS IV.27

In comparison to the publicly-traded MHCs, the Company’s pro forma P/TB ratio (fully-converted basis) of 69.35% at the midpoint of the valuation range reflected a discount of 25.11%. At the top of the super range, the Company’s P/TB ratio (fully-converted basis) of 77.16% reflected a discount of 16.67%. In comparison to the publicly-traded MHCs, the Company’s pro forma P/E multiple (fully-converted basis) of 32.01 times at the midpoint of the valuation range reflected a discount of 35.27%. At the top of the super range, the Company’s P/E multiple (fully-converted basis) of 41.34 times reflected a discount of 16.40%.

It should be noted that in a comparison of the publicly-traded MHCs to Rhinebeck Bancorp, the publicly-traded MHCs maintain certain inherit characteristics in support of increasing the attractiveness of their stocks relative to Rhinebeck Bancorp’s stock as an MHC that will just be completing an IPO: (1) the seasoned publicly-traded MHCs are viewed as potential candidates to complete a second-step offering; and (2) some of the publicly-traded MHCs have been grandfathered to waive dividend payments to the MHC pursuant to receiving an annual majority vote by the depositors to approve the waiver of dividends.

Comparison to Recent MHC Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to Columbia Financial’s closing first-step offering pro forma P/TB ratio of 80.50%, the Company’s P/TB ratio of 69.35% at the midpoint value reflects an implied discount of 13.85%. At the top of the super maximum, the Company’s P/TB ratio of 77.16% reflects an implied discount of 4.15% relative to Columbia Financial’s closing pro forma P/TB ratio. In comparison to SSB Bancorp’s closing first-step offering pro forma P/TB ratio of 72.90%, the Company’s P/TB ratio of 69.35% at the midpoint value reflects an implied discount of 4.87%. At the top of the super maximum, the Company’s P/TB ratio of 77.16% reflects an implied premium of 5.84% relative to SSB Bancorp’s closing pro forma P/TB ratio.

RP® Financial, LC.	VALUATION ANALYSIS IV.28

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 3, 2018, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $89,285,710 at the midpoint, equal to 8,928,571 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $75,892,850 and a maximum value of $102,678,570. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 7,589,285 at the minimum and 10,267,857 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $118,080,360 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 11,808,036. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 43.0% ownership interest prior to the issuance of shares to the Foundation. Accordingly, the offering to the public of the minority stock will equal $32,633,930 at the minimum, $38,392,860 at the midpoint, $44,151,790 at the maximum and $50,774,560 at the super maximum of the valuation range. Based on the public offering range and inclusive of the shares issued to the Foundation, equal to 2.0% of the shares issued in the stock issuance, the public ownership of shares will represent 45.0% of the shares issued throughout the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.4 and are detailed in Exhibits IV-9 and IV-10.

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	Maturity of Time Deposits

I-14	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

LIST OF EXHIBITS (continued)

Exhibit
Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Mid-Atlantic Thrift Institutions

III-3	Public Market Pricing of New England Thrift Institutions

III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of August 3, 2018

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of August 3, 2018

IV-4	New York Thrift Acquisitions 2014 - Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet – Fully Converted Basis

IV-8	Pro Forma Effect of Conversion Proceeds – Fully Converted Basis

IV-9	Pro Forma Analysis Sheet – Minority Stock Offering

IV-10	Pro Forma Effect of Conversion Proceeds – Minority Stock Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

Rhinebeck Bancorp, Inc.

Map of Office Locations

Exhibit I-1
Rhinebeck Bancorp, Inc.
Map of Office Locations

Source: S&P Global Market Intelligence.

EXHIBIT I-2

Rhinebeck Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Rhinebeck Bancorp, Inc.
Key Operating Ratios

Exhibit I-3
Rhinebeck Bancorp, Inc.
Key Operating Ratios

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013

Performance Ratios (1):
Return on average assets (2)	0.32%	0.45%	0.41%	0.39%	0.13%	0.15%	0.23%
Return on average equity (3)	4.41%	6.07%	5.45%	5.04%	1.67%	1.75%	2.71%
Interest rate spread (4)	3.59%	3.51%	3.54%	3.41%	3.39%	3.79%	4.07%
Net interest margin (5)	3.78%	3.66%	3.69%	3.56%	3.53%	3.93%	4.19%
Efficiency ratio (6)	82.99%	81.15%	76.10%	81.15%	91.78%	87.04%	83.78%
Average interest-earning assets to average interest-bearing liabilities	130.69%	129.89%	131.69%	131.57%	127.39%	122.82%	123.34%
Loans to deposits	93.17%	82.63%	87.12%	80.32%	78.83%	84.74%	87.66%
Equity to assets (7)	7.23%	7.46%	7.60%	7.71%	7.76%	8.27%	8.59%

Capital Ratios:
Tier 1 capital (to total average assets)	8.33%	8.27%	8.57%	8.08%	8.20%	8.04%	8.45%
Tier I capital (to risk-weighted assets)	9.62%	10.34%	10.54%	10.37%	10.63%	9.80%	9.82%
Total capital (to risk-weighted assets)	10.50%	11.30%	11.45%	11.43%	11.69%	10.90%	10.96%
Common equity Tier 1 capital (to risk-weighted assets)	9.62%	10.34%	10.54%	10.37%	10.63%	9.80%	9.82%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.96%	1.02%	0.96%	1.14%	1.15%	1.19%	1.25%
Allowance for loan losses as a percent of non-performing loans	59.51%	69.32%	58.28%	75.01%	90.80%	50.69%	55.69%
Net charge-offs to average outstanding loans during the period	0.10%	0.16%	0.24%	0.15%	0.11%	0.50%	0.41%
Non-performing loans as a percent of total loans	1.61%	1.47%	1.65%	1.52%	1.26%	2.35%	2.24%
Non-performing assets as a percent of total assets	1.49%	1.44%	1.56%	1.46%	1.34%	2.51%	2.82%

Other Data:
Number of offices (8)	14	15	13	15	14	15	15
Number of full-time equivalent employees	157	154	153	152	142	140	153

(1)	Performance ratios for the six months ended June 30, 2018 and 2017 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents the difference between the weighted average yield earned on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27% for 2018 and 40% for the previous periods.
(5)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27% for 2018 and 40% for the previous periods.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.
(8)	Includes a representative office opened in Montgomery, New York in March 2017 and a representative office opened in Albany, New York in April 2018.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-4

Rhinebeck Bancorp, Inc.
Investment Portfolio Composition

Exhibit I-4
Rhinebeck Bancorp, Inc.
Investment Portfolio Composition

	At June 30,		At December 31,
	2018		2017		2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held-to-maturity:
Municipal securities	$1,329	$1,330	$1,582	$1,596	$1,392	$1,395	$1,559	$1,592
Other	323	323	332	332	243	243	1,222	1,222
Total	1,652	1,653	1,914	1,928	1,635	1,638	2,781	2,814
Securities available-for-sale:
U.S. government and agency obligations	16,927	16,275	16,935	16,526	20,205	19,715	10,029	9,993
U.S. Treasury securities	3,042	2,946	3,048	3,001	12,132	12,056	8,055	8,027
Mortgage-backed securities – residential	86,181	82,217	93,858	91,390	106,705	104,823	92,199	91,306
Municipal securities	1,829	1,818	2,401	2,385	3,673	3,673	3,235	3,324
Total	$107,979	$103,256	$116,242	$113,302	$142,715	$140,267	$113,518	$112,650

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-5

Rhinebeck Bancorp, Inc.
Yields and Costs

Exhibit I-5
Rhinebeck Bancorp, Inc.
Yields and Costs

	Six Months Ended June 30,
	2018			2017
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Cash and due from banks	$1,226	$9	1.48%	$5,230	$22	0.85%
Loans	589,300	14,147	4.84	528,773	12,272	4.68
Marketable securities	111,609	1,198	2.16	125,823	1,310	2.10
Total interest-earning assets	702,135	15,354	4.41	659,826	13,604	4.16

Non-interest-earning assets	53,828			57,442
Total assets	$755,963			$717,268

Liabilities and equity:
NOW accounts	$102,102	109	0.22	$88,724	77	0.18
Money market accounts	126,267	449	0.72	128,455	412	0.65
Savings accounts	125,028	137	0.22	124,206	81	0.13
Certificates of deposit	146,470	1,076	1.48	147,875	892	1.22
Total interest-bearing deposits	499,867	1,771	0.71	489,260	1,462	0.60

Escrow accounts	7,089	44	1.25	6,800	41	1.25
Federal Home Loan Bank advances	25,133	262	2.10	6,778	29	0.86
Subordinated debt	5,155	100	3.91	5,155	79	3.09
Total interest-bearing liabilities	537,244	2,177	0.82	507,993	1,611	0.64

Non-interest-bearing deposits	154,378			146,876
Other non-interest-bearing liabilities	9,698			8,872
Total liabilities	701,320			663,741

Total stockholder’s equity	54,643			53,527
Total liabilities and stockholder’s equity	$755,963			$717,268
Net interest income		$13,177			$11,993
Interest rate spread			3.59%			3.52%
Net interest margin			3.78%			3.67%
Average interest-earning assets to average Interest-bearing liabilities	130.69%			129.89%

Exhibit I-5 (continued)
Rhinebeck Bancorp, Inc.
Yields and Costs

	Year Ended December 31,
	2017			2016			2015
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Cash and due from banks	$4,968	$50	1.01%	$12,165	$62	0.51%	$16,547	$42	0.25%
Loans	540,506	25,385	4.70	488,060	22,929	4.70	483,653	23,379	4.64
Marketable securities	122,836	2,541	2.07	135,882	2,693	1.98	102,415	1,879	1.83
Total interest-earning assets	668,310	27,976	4.19	636,107	25,684	4.04	601,615	24,300	4.04

Non-interest-earning assets	56,553			56,366			61,168
Total assets	$724,863			$692,473			$662,783

Liabilities and equity:
NOW accounts	$90,629	159	0.18	$82,299	140	0.17	$73,443	111	0.15
Money market accounts	127,126	822	0.65	112,071	660	0.59	103,230	582	0.56
Savings accounts	125,685	198	0.16	120,059	136	0.11	110,855	120	0.11
Certificates of deposit	144,674	1,786	1.23	155,613	1,884	1.21	173,090	2,051	1.18
Total interest-bearing deposits	488,114	2,965	0.61	470,042	2,820	0.60	460,618	2,864	0.62

Escrow accounts	7,415	92	1.24	6,764	81	1.20	5,934	72	1.21
Federal Home Loan Bank advances	6,817	77	1.13	1,495	9	0.60	540	20	3.70
Subordinated debt	5,155	166	3.22	5,155	140	2.72	5,155	120	2.33
Total interest-bearing liabilities	507,501	3,300	0.65	483,456	3,050	0.63	472,247	3,076	0.65

Non-interest-bearing deposits	153,167			147,465			129,698
Other non-interest-bearing liabilities	9,084			8,163			9,423
Total liabilities	669,752			639,084			611,368

Total stockholder’s equity	55,111			53,389			51,415
Total liabilities and stockholder’s equity	$724,863			$692,473			$662,783
Net interest income		$24,677			$22,634			$21,223
Interest rate spread			3.54%			3.41%			3.39%
Net interest margin			3.69%			3.56%			3.53%
Average interest-earning assets to average interest-bearing liabilities	131.69%			131.57%			127.39%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-6

Rhinebeck Bancorp, Inc.
Loan Loss Allowance Activity

Exhibit I-6
Rhinebeck Bancorp, Inc.
Loan Loss Allowance Activity

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$5,457	$5,876	$5,876	$5,410	$5,784	$5,842	$4,712
Provision for loan losses	1,050	450	900	1,200	150	2,400	3,000
Charge-offs:
Residential real estate loans	—	79	79	—	104	70	588
Commercial real estate loans	302	—	16	—	—	238	380
Commercial loans	19	—	594	95	42	28	377
Consumer loans	763	1,350	1,726	1,853	2,820	2,923	1,551
Total charge-offs	1,084	1,429	2,415	1,948	2,966	3,259	2,896

Recoveries:
Residential real estate loans	3	2	9	5	—	—	—
Commercial real estate loans	—	93	92	—	1,428	—	33
Commercial loans	113	2	2	243	10	9	326
Consumer loans	400	484	993	966	1,004	792	667
Total recoveries	516	581	1,095	1,214	2,441	801	1,026
Net charge-offs	568	848	1,320	734	525	2,458	1,871

Allowance for loan losses at end of period	$5,939	$5,478	$5,457	$5,876	$5,410	$5,784	$5,842

Allowance for loan losses to non-performing loans at end of period	59.51%	69.31%	58.28%	75.01%	90.80%	50.68%	55.70%
Allowance for loan losses to total loans outstanding at end of period	0.96%	1.02%	0.96%	1.14%	1.15%	1.19%	1.25%
Net charge-offs to average loans outstanding during period	0.10%	0.16%	0.25%	0.15%	0.11%	0.51%	0.42%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-7

Rhinebeck Bancorp, Inc.
Interest Rate Risk Analysis

Exhibit I-7
Rhinebeck Bancorp, Inc.
Interest Rate Risk Analysis

	Net Portfolio Value			Net Portfolio Value as Percent of Portfolio Value of Assets
	(Dollars in thousands)
Basis Point (“bp”) Change in Interest Rates	Dollar Amount	Dollar Change	Percent Change	NPV Ratio	Change

400	$26,155	$(3,366)	(11)%	11.19%	(11)%
300	27,096	(2,425)	(8)%	11.59%	(8)%
200	28,022	(1,499)	(5)%	11.95%	(5)%
100	28,866	(655)	(2)%	12.34%	(2)%
0	29,521	–	–%	12.56%	–
-100	28,618	(903)	(3)%	11.40%	(9)%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-8

Rhinebeck Bancorp, Inc.
Fixed and Adjustable Rate Loans

Exhibit I-8
Rhinebeck Bancorp, Inc.
Fixed and Adjustable Rate Loans

The following table sets forth the dollar amount of all loans at December 31, 2017 that are due after December 31, 2018 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)

Residential real estate loans	$24,508	$15,809	$40,317
Commercial real estate loans	23,125	178,805	198,930
Commercial loans	26,812	11,978	38,790
Consumer loans	220,770	18,294	239,064
Total	$295,215	$221,886	$517,101

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-9

Rhinebeck Bancorp, Inc.
Loan Portfolio Composition

Exhibit I-9
Rhinebeck Bancorp, Inc.
Loan Portfolio Composition

	At June 30,		At December 31,
	2018		2017		2016		2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Residential Real Estate Loans(1) (2)	$43,736	7.05%	$43,300	7.65%	$40,382	7.86%	$35,427	7.52%	$34,937	7.19%	$32,343	6.90%

Commercial Real Estate Loans:
Non-residential	199,516	32.15%	192,469	33.98%	171,563	33.39%	152,036	32.28%	162,440	33.45%	163,712	34.91%
Multi-family	12,459	2.01%	13,103	2.31%	6,788	1.32%	6,939	1.47%	5,380	1.11%	5,447	1.16%
Construction(3)	8,722	1.41%	5,621	0.99%	13,420	2.61%	7,442	1.58%	4,253	0.88%	3,738	0.80%
Total	220,697	35.56%	211,193	37.29%	191,771	37.33	166,417	35.33%	172,073	35.43%	172,897	36.87%

Commercial Loans:	75,612	12.18%	67,650	11.94%	56,871	11.07%	50,305	10.68%	46,082	9.49%	47,428	10.11%

Consumer Loans:
Indirect automobile	250,217	40.32%	214,823	37.93%	195,343	38.02%	188,856	40.09%	201,139	41.41%	184,517	39.34%
Home equity lines of credit	20,132	3.24%	19,452	3.43%	20,798	4.05%	22,600	4.80%	24,310	5.01%	24,851	5.30%
Other consumer	10,197	1.64%	9,929	1.75%	8,615	1.68%	7,442	1.58%	7,129	1.47%	6,939	1.48%
Total	280,456	45.20%	244,204	43.11%	224,756	43.75%	218,898	46.47%	232,578	47.89%	216,307	46.12%

Total loans receivable	620,591	100.00%	566,347	100.00%	513,780	100.00%	471,047	100.00%	485,670	100.00%	468,975	100.00%

Less: net deferred loan origination fees	6,575	1.06%	5,288	0.93%	4,690	0.91%	4,745	1.01%	5,703	1.17%	5,799	1.24%
Less: allowance for loan losses	(5,939)	(0.96)%	(5,457)	(0.96)%	(5,876)	(1.14)%	(5,410)	(1.15)%	(5,785)	(1.19)%	(5,842)	(1.25)%
Loans receivable, net	$621,227	100.00%	$566,178	99.97%	$512,594	99.77%	$470,382	99.86%	$485,588	99.98%	$468,932	99.99%

____________

(1)	Includes in amounts disclosed for residential real estate loans the amount of residential construction loans totaling $4.4 million, $3.0 million, $5.1 million, $4.9 million, $3.2 million and $899,000 at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively. The undrawn amounts of residential construction loans totaled $1.3 million, $2.0 million, $2.6 million, $1.7 million, $1.3 million and $421,000 at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively.
(2)	Includes loans held for sale totaling $1.1 million, $2.2 million, $482,000, $112,000, $628,000 and $967,000 at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively.
(3)	Represents the amounts distributed at the dates indicated. The undrawn amounts on the commercial construction loans totaled $9.8 million, $5.2 million, $3.5 million, $7.8 million, $1.3 million and $2.4 million at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-10

Rhinebeck Bancorp, Inc.
Contractual Maturity by Loan Type

Exhibit I-10
Rhinebeck Bancorp, Inc.
Contractual Maturity by Loan Type

	At December 31, 2017
	Residential Real Estate Loans	Commercial Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
	(In thousands)

Amounts due in:
One year or less	$2,983	$12,263	$28,860	$5,140	$49,246
More than one year through two years	13	1,396	4,946	15,670	22,025
More than two years through three years	38	3,238	5,764	27,058	36,098
More than three years through five years	88	7,568	16,561	103,627	127,844
More than five years through ten years	4,256	37,496	9,837	75,058	126,647
More than ten years through fifteen years	7,038	43,470	1,083	5,277	56,898
More than fifteen years	24,884	105,762	599	12,374	147,619
Total	$43,300	$211,193	$67,650	$244,204	$566,347

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-11

Rhinebeck Bancorp, Inc.
Non-Performing Assets

Exhibit I-11
Rhinebeck Bancorp, Inc.
Non-Performing Assets

	At June 30,	At December 31,
	2018	2017	2016	2015	2014	2013
	(Dollars in thousands)

Non-accrual loans(1):
Residential real estate loans	$2,402	$2,100	$1,953	$2,024	$1,529	$2,423
Commercial real estate loans	5,874	5,569	3,345	2,175	6,146	3,918
Commercial loans	1,211	1,237	1,854	693	725	1,308
Consumer loans	493	458	682	1,066	3,012	2,839
Total	9,980	9,364	7,834	5,958	11,412	10,488

Real estate owned	1,792	2,233	2,683	2,996	4,928	6,804
Total non-performing assets	11,772	11,597	10,517	8,954	16,340	17,292

Troubled debt restructurings (accruing):
Residential real estate loans	—	—	—	—	620	635
Commercial real estate loans	—	—	—	—	2,416	2,537
Commercial loans	—	—	—	—	—	—
Consumer loans	98	98	98	98	98	199
Total troubled debt restructurings (accruing)	98	98	98	98	3,134	3,371

Total troubled debt restructurings (accruing) and total non-performing assets	$11,870	$11,695	$10,615	$9,052	$19,474	$20,663

Total non-performing loans to total loans	1.61%	1.65%	1.52%	1.26%	2.35%	2.24%
Total non-performing loans to total assets	1.26%	1.26%	1.08%	0.89%	1.75%	1.71%
Total non-performing assets to total assets	1.49%	1.56%	1.46%	1.34%	2.51%	2.82%
Total non-performing assets and troubled debt restructurings (accruing) to total assets	1.50%	1.58%	1.47%	1.35%	2.99%	3.37%

___________________

(1)	Non-accrual loans include non-accruing troubled debt restructurings, which totaled $1.7 million, $1.7 million, $161,000, $_________, $_________ and $_________ at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-12

Rhinebeck Bancorp, Inc.
Deposit Composition

Exhibit I-12
Rhinebeck Bancorp, Inc.
Deposit Composition

	At June 30,		At December 31,
	2018		2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Non-interest-bearing demand accounts	$158,182	23.75%	$157,827	24.28%	$150,593	23.54%	$141,822	23.74%
NOW accounts	107,289	16.11	101,167	15.56	91,566	14.31	77,805	13.02
Money market accounts	120,863	18.14	123,643	19.02	123,811	19.36	100,778	16.87
Savings accounts	127,561	19.15	125,245	19.26	122,257	19.11	115,586	19.34
Certificates of deposit	152,203	22.85	142,223	21.88	151,448	23.68	161,536	27.03
Total	$666,098	100.00%	$650,105	100.00%	$639,675	100.00%	$597,527	100.00%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-13

Rhinebeck Bancorp, Inc.
Maturity of Time Deposits

Exhibit I-13
Rhinebeck Bancorp, Inc.
Maturity of Time Deposits

The following tables set forth time deposit accounts classified by rate and maturity at June 30, 2018 and December 31, 2017.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)

0.00 - 1.00%	$30,104	$963	$670	$97	$31,231	20.52%
1.01 - 2.00%	36,626	19,011	5,883	4,265	65,785	43.22%
2.01 - 3.00%	39,049	2,218	332	13,441	55,040	36.16%
3.01 - 4.00%	147	-	-	-	147	0.10%
Total	$105,926	$22,192	$6,282	$17,803	$152,203	100.00%

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)

0.00 - 1.00%	$42,130	$4,914	$130	$14	$47,188	33.18%
1.01 - 2.00%	19,201	12,882	10,632	5,522	48,237	33.92%
2.01 - 3.00%	8,159	29,807	226	8,462	46,654	32.80%
3.01 - 4.00%	144	-	-	-	144	0.10%
Total	$69,634	$47,603	$10,988	$13,998	$142,223	100.00%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-14

Rhinebeck Bancorp, Inc.
Borrowing Activity

Exhibit I-14
Rhinebeck Bancorp, Inc.
Borrowing Activity

	Six Months Ended June 30,			Year Ended December 31,
	2018	2017		2017	2016	2015
	(In thousands)

Maximum balance outstanding at any month-end during period	$48,300	$21,500		$21,500	$15,000	$7,500
Average balance outstanding during period	25,133	6,778		6,816	1,495	540
Weighted average interest rate during period	2.10%	0.85%		1.12%	0.60%	3.77%
Balance outstanding at end of period	$43,000	$–		$14,900	$9,500	$–
Weighted average interest rate at end of period	2.54%	−	%	1.53%	0.78%	−	%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1
Rhinebeck Bancorp, Inc.
Description of Office Properties

Properties

At June 30, 2018, we conducted business through our corporate office in Poughkeepsie and 11 other retail banking offices located in Rhinebeck, Fishkill, Goshen, Hopewell Junction, Hyde Park, Kingston, Poughkeepsie (three branch offices), Red Hook and Wappingers Falls, two representative offices in Montgomery and Albany, as well as an ATM located in Tivoli, New York. We own eight and lease six properties, and own three other buildings on long-term land leases. At June 30, 2018, the net book value of our land, buildings, furniture, fixtures and equipment was $16.8 million.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note

2004:	Quarter 1	4.00%	0.95%	1.20%	3.86%
	Quarter 2	4.00%	1.33%	2.09%	4.62%
	Quarter 3	4.75%	1.70%	2.16%	4.12%
	Quarter 4	5.25%	2.22%	2.75%	4.24%

2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%

2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%

2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	As of Aug. 3, 2018	5.00%	2.01%	2.43%	2.95%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

August 3, 2018

										As of
										August 3, 2018
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)

BCTF	Bancorp 34, Inc.	NASDAQ	SW	Alamogordo	NM	$378	4	Dec	5/16/00	$15.05	$49
BNCL	Beneficial Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	5,770	62	Dec	7/13/07	16.45	1,185
BHBK	Blue Hills Bancorp, Inc.	NASDAQ	NE	Norwood	MA	2,741	11	Dec	7/21/14	22.20	537
BOFI	BofI Holding, Inc.	NASDAQ	WE	San Diego	CA	9,982	2	Jun	3/14/05	41.85	2,618
BYFC	Broadway Financial Corporation	NASDAQ	WE	Los Angeles	CA	401	3	Dec	1/8/96	2.05	38
BLMT	BSB Bancorp, Inc.	NASDAQ	NE	Belmont	MA	2,909	7	Dec	10/4/11	33.40	313
CFFN	Capitol Federal Financial, Inc.	NASDAQ	MW	Topeka	KS	9,049	48	Sep	3/31/99	13.12	1,765
CARV	Carver Bancorp, Inc.	NASDAQ	MA	New York	NY	694	8	Mar	10/24/94	3.74	14
DCOM	Dime Community Bancshares, Inc.	NASDAQ	MA	Brooklyn	NY	6,253	30	Dec	6/26/96	17.40	654
EFBI	Eagle Financial Bancorp, Inc.	NASDAQ	MW	Cincinnati	OH	132	3	Dec	7/20/17	15.99	24
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	563	12	Dec	3/1/85	20.54	72
ESSA	ESSA Bancorp, Inc.	NASDAQ	MA	Stroudsburg	PA	1,827	23	Sep	3/15/07	15.64	163
FCAP	First Capital, Inc.	NASDAQ	MW	Corydon	IN	788	18	Dec	2/1/93	38.07	128
FDEF	First Defiance Financial Corp.	NASDAQ	MW	Defiance	OH	3,040	43	Dec	7/19/93	31.90	651
FNWB	First Northwest Bancorp	NASDAQ	WE	Port Angeles	WA	1,203	11	Dec	1/29/15	15.90	172
FBC	Flagstar Bancorp, Inc.	NYSE	MW	Troy	MI	18,130	108	Dec	4/30/97	34.01	1,959
FSBW	FS Bancorp, Inc.	NASDAQ	WE	Mountlake Terrace	WA	1,133	13	Dec	7/9/12	61.40	222
FSBC	FSB Bancorp, Inc.	NASDAQ	MA	Fairport	NY	315	5	Dec	8/10/07	18.00	34
HIFS	Hingham Institution for Savings	NASDAQ	NE	Hingham	MA	2,308	13	Dec	12/13/88	220.70	471
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	726	14	Dec	6/30/94	20.85	96
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	422	7	Jun	1/18/05	33.40	60
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Huntingdon Valley	PA	264	6	Jun	1/11/17	15.15	33
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	619	7	Jun	7/7/11	24.37	89
ISBC	Investors Bancorp, Inc.	NASDAQ	MA	Short Hills	NJ	25,365	151	Dec	10/11/05	12.65	3,630
KRNY	Kearny Financial Corp.	NASDAQ	MA	Fairfield	NJ	6,580	54	Jun	2/23/05	13.80	1,367
MELR	Melrose Bancorp, Inc.	NASDAQ	NE	Melrose	MA	311	1	Dec	10/21/14	19.70	47
EBSB	Meridian Bancorp, Inc.	NASDAQ	NE	Peabody	MA	5,678	35	Dec	1/22/08	18.10	893
CASH	Meta Financial Group, Inc.	NASDAQ	MW	Sioux Falls	SD	4,169	12	Sep	9/20/93	89.20	865
MSVB	Mid-Southern Bancorp, Inc.	NASDAQ	MW	Salem	IN	215	3	Dec	4/8/98	12.34	44
MSBF	MSB Financial Corp.	NASDAQ	MA	Millington	NJ	601	4	Dec	1/4/07	21.15	108
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	50,469	256	Dec	11/23/93	10.73	5,262
NFBK	Northfield Bancorp, Inc.	NASDAQ	MA	Woodbridge	NJ	4,188	39	Dec	11/7/07	16.37	804
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	9,562	173	Dec	11/4/94	17.93	1,849
ORIT	Oritani Financial Corp.	NASDAQ	MA	Township of Washington	NJ	4,167	27	Jun	1/23/07	15.93	708
OTTW	Ottawa Bancorp, Inc.	NASDAQ	MW	Ottawa	IL	274	3	Dec	7/11/05	13.71	47
PBBI	PB Bancorp, Inc.	NASDAQ	NE	Putnam	CT	530	8	Jun	10/4/04	11.85	86
PCSB	PCSB Financial Corporation	NASDAQ	MA	Yorktown Heights	NY	1,480	17	Jun	4/20/17	19.92	335
PROV	Provident Financial Holdings, Inc.	NASDAQ	WE	Riverside	CA	1,176	15	Jun	6/27/96	18.31	136
PFS	Provident Financial Services, Inc.	NYSE	MA	Iselin	NJ	9,733	86	Dec	1/15/03	25.22	1,634
PBIP	Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	1,029	11	Sep	3/29/05	18.56	167
RNDB	Randolph Bancorp, Inc.	NASDAQ	NE	Stoughton	MA	566	7	Dec	7/1/16	16.64	93
RVSB	Riverview Bancorp, Inc.	NASDAQ	WE	Vancouver	WA	1,140	20	Mar	10/26/93	9.10	205
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	821	5	Dec	1/0/00	8.60	109
SIFI	SI Financial Group, Inc.	NASDAQ	NE	Willimantic	CT	1,596	23	Dec	9/30/04	13.95	166
STXB	Spirit of Texas Bancshares, Inc.	NASDAQ	SW	Conroe	TX	1,077	15	Dec	5/3/18	21.79	213
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	983	20	Dec	10/6/10	30.36	140
SBT	Sterling Bancorp, Inc.	NASDAQ	MW	Southfield	MI	3,111	28	Dec	11/16/17	12.36	655
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	2,032	30	Dec	7/13/09	30.30	279
TSBK	Timberland Bancorp, Inc.	NASDAQ	WE	Hoquiam	WA	1,006	22	Sep	1/12/98	36.62	269
TBK	Triumph Bancorp, Inc.	NASDAQ	SW	Dallas	TX	3,795	51	Dec	11/6/14	41.25	1,083
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	4,941	148	Dec	1/0/00	9.10	878

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

August 3, 2018

										As of
										August 3, 2018
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)

UBNK	United Financial Bancorp, Inc.	NASDAQ	NE	Hartford	CT	7,209	55	Dec	5/20/05	17.41	879
WSBF	Waterstone Financial, Inc.	NASDAQ	MW	Wauwatosa	WI	1,877	13	Dec	10/4/05	16.95	469
WCFB	WCF Bancorp, Inc.	NASDAQ	MW	Webster City	IA	132	2	Dec	8/12/94	8.95	22
WEBK	Wellesley Bancorp, Inc.	NASDAQ	NE	Wellesley	MA	830	6	Dec	1/25/12	33.68	84
WNEB	Western New England Bancorp, Inc.	NASDAQ	NE	Westfield	MA	2,096	24	Dec	12/27/01	10.75	316
WSFS	WSFS Financial Corporation	NASDAQ	MA	Wilmington	DE	7,113	63	Dec	11/26/86	55.70	1,766
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	352	6	Jun	11/29/93	16.40	33
CLBK	Columbia Financial, Inc. (MHC)	NASDAQ	MA	Fair Lawn	NJ	6,277	49	Dec	4/19/18	16.64	1,928
CFBI	Community First Bancshares, Inc. (MHC)	NASDAQ	SE	Covington	GA	290	2	Sep	4/27/17	11.62	88
FFBW	FFBW, Inc. (MHC)	NASDAQ	MW	Brookfield	WI	266	4	Dec	10/10/17	11.25	69
GCBC	Greene County Bancorp, Inc. (MHC)	NASDAQ	MA	Catskill	NY	1,151	16	Jun	12/30/98	34.85	298
HONE	HarborOne Bancorp, Inc. (MHC)	NASDAQ	NE	Brockton	MA	2,880	17	Dec	6/29/16	18.03	569
KFFB	Kentucky First Federal Bancorp (MHC)	NASDAQ	MW	Frankfort	KY	313	7	Jun	3/2/05	8.35	71
LSBK	Lake Shore Bancorp, Inc. (MHC)	NASDAQ	MA	Dunkirk	NY	543	12	Dec	4/3/06	17.30	102
MGYR	Magyar Bancorp, Inc. (MHC)	NASDAQ	MA	New Brunswick	NJ	616	7	Sep	1/23/06	12.80	74
OFED	Oconee Federal Financial Corp. (MHC)	NASDAQ	SE	Seneca	SC	482	7	Jun	1/13/11	26.78	152
PDLB	PDL Community Bancorp (MHC)	NASDAQ	MA	Bronx	NY	950	14	Dec	9/29/17	15.08	268
PVBC	Provident Bancorp, Inc. (MHC)	NASDAQ	NE	Amesbury	MA	925	8	Dec	7/15/15	27.50	265
TFSL	TFS Financial Corporation (MHC)	NASDAQ	MW	Cleveland	OH	13,937	38	Sep	4/20/07	15.44	4,255

Source: S&P Global Market Intelligence

EXHIBIT III-2

Public Market Pricing of Mid-Atlantic Thrift Institutions

Exhibit III-2

Public Market Pricing of Mid-Atlantic Institutions

As of August 3, 2018

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
				Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
				Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies(6)
Averages				$25.46	$638.07	$1.50	$17.32	25.85	x	138.45%	16.80%	153.28%	18.85	x	$0.41	1.92%	74.99%	$4,066	12.62%	11.55%	0.98%	0.74%	6.38%	0.74%	6.32%
Median				$17.67	$217.70	$0.82	$15.06	19.67	x	126.33%	17.07%	135.95%	16.73	x	$0.34	1.68%	45.95%	$1,342	11.71%	11.15%	0.83%	0.72%	6.16%	0.71%	6.57%

Comparable Group
Averages				$18.15	$952.08	$0.87	$14.45	25.26	x	131.30%	15.58%	149.16%	18.09	x	$0.43	2.46%	66.31%	$6,503	12.52%	11.04%	0.93%	0.70%	5.86%	0.68%	5.44%
Medians				$16.43	$494.70	$0.78	$13.98	22.63	x	123.53%	16.25%	133.37%	16.76	x	$0.36	2.37%	55.31%	$2,997	11.87%	9.74%	0.72%	0.70%	5.72%	0.68%	5.06%

Comparable Group
BNCL	Beneficial Bancorp, Inc.		PA	$16.45	$1,184.55	$0.58	$13.64	$44.46		120.59%	21.36%	144.90%	28.32	x	$0.24	1.46%	132.43%	$5,770	17.72%	15.20%	NA	0.48%	2.70%	0.50%	2.80%
CARV	Carver Bancorp, Inc.	(7)	NY	$3.74	$13.82	$(0.58)	$1.85	$6.44		201.68%	2.13%	201.68%	NM		$0.00	0.00%	NM	$694	7.49%	7.49%	NA	0.81%	10.15%	0.16%	1.97%
DCOM	Dime Community Bancshares, Inc.		NY	$17.40	$654.09	$1.34	$16.37	$11.76		106.26%	10.46%	116.82%	12.99	x	$0.56	3.22%	28.38%	$6,253	9.84%	9.03%	NA	0.88%	9.34%	0.72%	7.66%
ESBK	Elmira Savings Bank		NY	$20.54	$71.89	$1.72	$16.36	$15.11		125.57%	12.77%	160.01%	11.93	x	$0.92	4.48%	67.65%	$563	10.18%	8.17%	NA	0.89%	8.13%	0.89%	8.16%
ESSA	ESSA Bancorp, Inc.		PA	$15.64	$162.64	$0.92	$15.17	$30.67		103.13%	10.09%	112.75%	16.98	x	$0.36	2.30%	70.59%	$1,827	9.79%	9.03%	NA	0.30%	3.01%	0.35%	3.44%
FSBC	FSB Bancorp, Inc.	(7)	NY	$18.00	$34.33	$0.33	$16.13	NM		111.58%	11.10%	111.58%	NM		NA	NA	NM	$315	9.95%	9.95%	0.03%	0.12%	1.16%	0.12%	1.16%
HVBC	HV Bancorp, Inc.	(7)	PA	$15.15	$33.06	$0.41	$13.98	$44.56		108.36%	12.53%	108.36%	NM		NA	NA	147.06%	$264	11.56%	11.56%	0.66%	0.32%	2.32%	0.35%	2.58%
ISBC	Investors Bancorp, Inc.		NJ	$12.65	$3,630.07	$0.75	$10.34	$23.43		122.38%	14.91%	127.12%	16.76	x	$0.36	2.85%	50.00%	$25,365	12.19%	NA	0.60%	0.63%	4.97%	0.63%	5.00%
KRNY	Kearny Financial Corp.		NJ	$13.80	$1,367.26	$0.35	$12.74	$57.50		108.36%	20.89%	123.18%	NM		$0.16	1.16%	104.17%	$6,580	19.28%	NA	NA	0.37%	1.81%	0.54%	2.63%
MSBF	MSB Financial Corp.		NJ	$21.15	$107.58	$0.80	$12.43	$31.10		170.21%	19.39%	170.21%	26.29	x	$0.00	0.00%	127.94%	$601	11.39%	11.39%	NA	0.68%	5.12%	0.68%	5.12%
NYCB	New York Community Bancorp, Inc.		NY	$10.73	$5,261.77	$0.67	$12.82	$12.33		83.70%	10.53%	136.66%	15.96	x	$0.68	6.34%	58.62%	$50,469	13.45%	9.06%	NA	0.94%	6.80%	0.81%	5.83%
NFBK	Northfield Bancorp, Inc.		NJ	$16.37	$804.21	$0.82	$13.13	$28.22		124.68%	19.34%	132.78%	19.88	x	$0.40	2.44%	51.72%	$4,188	15.51%	14.71%	0.57%	0.68%	4.26%	0.68%	4.26%
NWBI	Northwest Bancshares, Inc.		PA	$17.93	$1,848.99	$0.95	$11.92	$19.07		150.46%	19.34%	205.71%	18.85	x	$0.68	3.79%	71.28%	$9,562	12.85%	9.74%	0.89%	1.03%	8.05%	1.08%	8.44%
ORIT	Oritani Financial Corp.		NJ	$15.93	$708.48	$0.98	$12.00	$16.76		132.72%	17.82%	132.72%	16.30	x	$1.00	6.28%	144.74%	$4,167	13.42%	13.42%	NA	1.04%	7.65%	1.07%	7.87%
PCSB	PCSB Financial Corporation		NY	$19.92	$335.31	$0.48	$15.83	$51.08		125.83%	24.45%	128.76%	NM		$0.12	0.60%	7.69%	$1,480	19.43%	19.07%	NA	0.46%	2.33%	0.56%	2.85%
PFS	Provident Financial Services, Inc.		NJ	$25.22	$1,634.24	$1.52	$19.64	$17.51		128.44%	17.30%	189.97%	16.61	x	$0.84	3.33%	66.67%	$9,733	13.47%	NA	NA	0.97%	7.12%	0.97%	7.12%
PBIP	Prudential Bancorp, Inc.		PA	$18.56	$167.20	NA	$14.60	$24.95		127.13%	16.25%	133.97%	NM		$0.20	1.08%	44.35%	$1,029	12.78%	12.21%	1.50%	0.72%	5.01%	NA	NA
SVBI	Severn Bancorp, Inc.		MD	$8.60	$109.12	NA	NA	$22.63		118.13%	NA	119.61%	NM		$0.12	1.40%	15.79%	$821	11.46%	NA	2.41%	0.59%	5.43%	NA	NA
STND	Standard AVB Financial Corp.		PA	$30.36	$140.38	NA	$28.05	$17.86		108.25%	14.82%	139.52%	NM		$0.88	2.91%	52.00%	$983	13.69%	NA	NA	0.82%	6.02%	NA	NA
TRST	TrustCo Bank Corp NY		NY	$9.10	$877.92	$0.57	$4.88	$17.50		186.47%	17.77%	186.69%	15.90	x	$0.26	2.88%	50.48%	$4,941	9.53%	9.52%	NA	1.03%	10.93%	1.03%	10.93%
WSFS	WSFS Financial Corporation		DE	$55.70	$1,765.91	$3.02	$24.25	$23.40		229.64%	24.83%	303.57%	18.43	x	$0.44	0.79%	12.18%	$7,113	10.81%	8.40%	0.78%	1.11%	10.34%	1.09%	10.10%
WVFC	WVS Financial Corp.		PA	$16.40	$32.93	NA	$17.27	$14.14		94.96%	9.17%	94.96%	NM		$0.32	1.95%	22.41%	$352	9.66%	9.66%	NA	0.60%	6.29%	NA	NA

MHCs
CLBK	Columbia Financial, Inc. (MHC)		NJ	$16.64	$1,928.40	NA	$8.12	NA		204.87%	30.72%	206.12%	NM		NA	NA	NM	$6,277	15.00%	14.92%	NA	NA	NA	NA	NA
GCBC	Greene County Bancorp, Inc. (MHC)		NY	$34.85	$297.54	NA	$11.27	$20.62		309.33%	25.84%	309.33%	NM		$0.40	1.15%	23.22%	$1,151	8.35%	8.35%	NA	1.34%	16.08%	NA	NA
LSBK	Lake Shore Bancorp, Inc. (MHC)		NY	$17.30	$102.44	$0.58	$12.96	$31.45		133.50%	19.29%	133.50%	29.93	x	$0.40	2.31%	50.91%	$543	14.45%	14.45%	NA	0.67%	4.42%	0.65%	4.30%
MGYR	Magyar Bancorp, Inc. (MHC)		NJ	$12.80	$74.48	NA	$8.69	$41.28		147.25%	12.08%	147.25%	NM		NA	NA	NM	$616	8.21%	8.21%	NA	0.30%	3.64%	NA	NA
PDLB	PDL Community Bancorp (MHC)	(7)	NY	$15.08	$268.42	NA	$8.98	NA		168.01%	29.32%	168.01%	NM		NA	NA	NM	$950	17.45%	17.45%	2.25%	-0.46%	-3.05%	0.11%	0.74%

Under Acquisition
None

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3) Indicated 12 month dividend, based on last quarterly dividend declared.

(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7) Financial Characteristics as of March 31, 2018 or the most recent available

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of New England Thrift Institutions

Exhibit III-3

Public Market Pricing of New England Institutions

As of August 3, 2018

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
				Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
				Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies(6)
Averages				$25.46	$638.07	$1.50	$17.32	25.85	x	138.45%	16.80%	153.28%	18.85	x	$0.41	1.92%	74.99%	$4,066	12.62%	11.55%	0.98%	0.74%	6.38%	0.74%	6.32%
Median				$17.67	$217.70	$0.82	$15.06	19.67	x	126.33%	17.07%	135.95%	16.73	x	$0.34	1.68%	45.95%	$1,342	11.71%	11.15%	0.83%	0.72%	6.16%	0.71%	6.57%

Comparable Group
Averages				$38.03	$353.38	$2.22	$22.08	22.68	x	140.53%	15.45%	148.36%	19.56	x	$0.47	1.75%	43.55%	$2,434	11.35%	10.61%	0.59%	0.59%	5.95%	0.58%	5.94%
Medians				$18.10	$313.48	$0.90	$13.98	22.65	x	132.10%	16.47%	146.82%	17.35	x	$0.24	1.60%	35.71%	$2,096	11.55%	10.23%	0.57%	0.59%	4.90%	0.64%	5.79%

Comparable Group
BHBK	Blue Hills Bancorp, Inc.		MA	$22.20	$537.49	$0.83	$14.89	$30.00		149.06%	21.76%	152.66%	26.87	x	$0.80	3.60%	148.65%	$2,741	14.60%	14.31%	0.52%	0.70%	4.54%	0.69%	4.51%
BLMT	BSB Bancorp, Inc.		MA	$33.40	$313.48	$2.30	$19.61	$16.53		170.29%	11.19%	170.29%	14.53	x	NA	NA	NM	$2,909	6.57%	6.57%	0.18%	0.72%	10.42%	0.71%	10.37%
HIFS	Hingham Institution for Savings		MA	$220.70	$470.70	$13.58	$94.55	$16.05		233.43%	20.40%	233.43%	16.25	x	$1.40	0.63%	12.44%	$2,308	8.74%	8.74%	NA	1.34%	15.95%	1.31%	15.64%
MELR	Melrose Bancorp, Inc.	(7)	MA	$19.70	$47.41	$0.53	$17.09	$26.62		115.30%	16.47%	115.30%	NM		NA	NA	45.95%	$311	14.28%	14.28%	NA	0.59%	3.94%	0.32%	2.13%
EBSB	Meridian Bancorp, Inc.		MA	$18.10	$893.28	$0.98	$12.33	$19.67		146.79%	17.18%	151.96%	18.45	x	$0.20	1.10%	20.65%	$5,678	11.71%	11.35%	NA	0.93%	7.45%	0.83%	6.69%
PBBI	PB Bancorp, Inc.	(7)	CT	$11.85	$85.53	$0.41	$10.99	$29.63		107.80%	17.07%	117.46%	29.21	x	$0.24	2.03%	40.00%	$530	15.83%	14.72%	NA	0.55%	3.44%	0.51%	3.20%
RNDB	Randolph Bancorp, Inc.		MA	$16.64	$93.23	$(0.23)	$13.09	NM		127.13%	17.61%	NA	NM		NA	NA	NM	$566	13.85%	NA	1.03%	-0.62%	-3.97%	-0.53%	-3.43%
SIFI	SI Financial Group, Inc.		CT	$13.95	$166.41	NA	$13.98	$27.35		99.79%	10.52%	110.70%	NM		$0.24	1.72%	33.33%	$1,596	10.54%	9.60%	NA	0.38%	3.56%	NA	NA
UBNK	United Financial Bancorp, Inc.		CT	$17.41	$878.73	$1.17	$13.73	$15.68		126.80%	12.35%	152.72%	14.89	x	$0.48	2.76%	43.24%	$7,209	9.74%	8.22%	0.63%	0.80%	8.14%	0.82%	8.37%
WEBK	Wellesley Bancorp, Inc.		MA	$33.68	$84.43	$2.10	$24.52	$19.70		137.37%	10.17%	137.37%	16.04	x	$0.22	0.65%	11.99%	$830	7.40%	7.40%	NA	0.53%	7.07%	0.53%	7.07%
WNEB	Western New England Bancorp, Inc.		MA	$10.75	$316.45	$0.53	$8.14	$25.60		132.10%	15.26%	141.68%	20.22	x	$0.16	1.49%	35.71%	$2,096	11.55%	10.86%	NA	0.58%	4.90%	0.58%	4.90%

MHCs
HONE	HarborOne Bancorp, Inc. (MHC)		MA	$18.03	$569.19	$0.32	$10.69	$58.16		168.74%	20.43%	175.65%	NM		NA	NA	NM	$2,880	12.10%	11.68%	NA	0.37%	2.86%	0.36%	2.82%
PVBC	Provident Bancorp, Inc. (MHC)		MA	$27.50	$264.78	$0.81	$12.46	$28.35		220.68%	28.61%	220.68%	33.80	x	NA	NA	NM	$925	12.97%	12.97%	NA	0.99%	7.64%	0.52%	4.01%

Under Acquisition
CWAY	Coastway Bancorp, Inc.		RI	$27.75	$112.60	$0.86	$16.74	$37.00		165.77%	14.58%	165.77%	32.34	x	NA	NA	NM	$835	8.80%	8.80%	1.09%	0.42%	4.31%	0.42%	4.31%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3) Indicated 12 month dividend, based on last quarterly dividend declared.

(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7) Financial Characteristics as of March 31, 2018 or the most recent available

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

							Per Capita Income		Deposit
		Population (000s)			2013-2018	2018-2023	2018	% State	Market
Institution	County	2013	2018	2023 (1)	% Change	% Change	($)	Average	Share(2)

Elmira Savings Bank	Chemung, NY	88,809	85,371	83,894	-0.8%	-0.3%	30,538	79.8%	26.69%
ESSA Bancorp, Inc.	Monroe, PA	680,624	701,942	722,183	0.6%	0.6%	55,377	131.9%	29.33%
MSB Financial Corp.	Morris, NJ	497,981	498,852	503,579	0.0%	0.2%	58,712	134.1%	1.01%
PB Bancorp, Inc.	Windham, CT	117,764	115,550	114,387	-0.4%	-0.2%	33,595	87.8%	18.76%
PCSB Financial Corporation	Westchester, NY	963,608	978,809	996,408	0.3%	0.4%	53,759	155.8%	1.06%
Prudential Bancorp, Inc.	Philadelphia, PA	1,548,343	1,574,685	1,598,783	0.3%	0.3%	27,448	61.7%	1.11%
Severn Bancorp, Inc.	Anne Arundel, MD	552,258	575,027	597,734	0.8%	0.8%	46,778	111.3%	4.61%
SI Financial Group, Inc.	Windham, CT	117,764	115,550	114,387	-0.4%	-0.2%	33,595	76.7%	24.20%
Standard AVB Financial Corp.	Allegheny, PA	1,230,931	1,222,356	1,221,868	-0.1%	0.0%	38,464	111.5%	0.38%
Wellesley Bancorp, Inc.	Norfolk, MA	680,624	701,942	722,183	0.6%	0.6%	55,377	124.5%	4.44%
	Averages:	647,871	657,008	667,541	0.1%	0.2%	43,364	107.5%	11.16%
	Medians:	616,441	638,485	659,959	0.2%	0.2%	42,621	111.4%	4.53%

Rhinebeck Bancorp, MHC	Dutchess, NY	298,484	293,439	292,809	-0.3%	0.0%	38,810	101.4%	9.77%

(1) Projected population

(2) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2017.

Sources: S&P Global Market Intelligence, FDIC.

EXHIBIT IV-1

Stock Prices:

As of August 3, 2018

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of August 3, 2018

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
BCTF	Bancorp 34, Inc.	NM	15.05	3,228	48.6	17.25	14.00	15.00	0.34	7.28	2.05	0.30	0.70	13.51	13.45	117.03
BNCL	Beneficial Bancorp, Inc.	PA	16.45	72,009	1,184.5	17.50	14.40	16.45	0.00	7.52	0.00	0.37	0.58	13.64	11.35	80.13
BHBK	Blue Hills Bancorp, Inc.	MA	22.20	24,211	537.5	22.95	17.85	21.75	2.07	17.77	10.45	0.74	0.83	14.89	14.54	113.22
BOFI	BofI Holding, Inc.	CA	41.85	62,553	2,617.8	45.18	24.20	38.83	7.78	52.13	39.97	2.29	2.31	14.65	14.65	159.58
BYFC	Broadway Financial Corporation	CA	2.05	27,419	56.2	2.60	1.91	2.05	0.00	-20.23	-13.14	0.03	0.04	1.73	1.73	14.64
BLMT	BSB Bancorp, Inc.	MA	33.40	9,386	313.5	36.50	27.25	33.85	-1.33	14.58	14.19	2.02	2.30	19.61	19.61	309.96
CFFN	Capitol Federal Financial, Inc.	KS	13.12	134,529	1,765.0	15.11	12.19	13.07	0.38	-6.55	-2.16	0.73	0.68	9.70	9.70	67.26
CARV	Carver Bancorp, Inc.	NY	3.74	3,698	13.8	11.94	2.01	3.72	0.61	22.54	28.52	0.58	-0.58	1.85	1.85	187.65
DCOM	Dime Community Bancshares, Inc.	GA	17.40	37,591	654.1	22.65	17.10	17.90	-2.79	-13.22	-16.95	1.48	1.34	16.37	14.89	166.35
EFBI	Eagle Financial Bancorp, Inc.	RI	15.99	1,492	23.8	19.57	15.25	16.00	-0.09	-0.09	-1.14	NA	NA	17.05	17.05	88.63
ESBK	Elmira Savings Bank	NY	20.54	3,499	71.9	21.10	18.90	20.50	0.21	2.46	0.46	1.36	1.72	16.36	12.84	160.87
ESSA	ESSA Bancorp, Inc.	OH	15.64	10,399	162.6	16.80	14.16	15.70	-0.38	6.11	-0.19	0.51	0.92	15.17	13.87	175.72
FCAP	First Capital, Inc.	NY	38.07	3,357	127.8	43.02	30.60	38.38	-0.81	22.81	3.62	2.38	2.52	NA	NA	234.76
FDEF	First Defiance Financial Corp.	NE	31.90	20,396	650.6	35.00	16.28	32.62	-2.21	26.36	22.76	2.04	1.99	18.97	13.89	149.03
FNWB	First Northwest Bancorp	PA	15.90	10,823	172.1	18.35	15.07	16.20	-1.85	3.72	-2.45	0.45	0.52	15.06	15.06	111.18
FBC	Flagstar Bancorp, Inc.	IN	34.01	57,598	1,958.9	40.06	30.85	34.35	-0.99	4.29	-9.11	1.36	NA	25.61	24.38	314.77
FSBW	FS Bancorp, Inc.	CT	61.40	3,618	222.1	66.40	44.34	62.22	-1.32	37.21	12.52	4.33	4.22	34.88	33.95	313.04
FSBC	FSB Bancorp, Inc.	OH	18.00	1,907	34.3	18.50	15.00	17.83	0.98	17.65	5.88	0.20	0.33	16.13	16.13	165.01
HIFS	Hingham Institution for Savings	WA	220.70	2,133	470.7	242.00	174.70	225.00	-1.91	24.41	6.62	13.75	13.58	94.55	94.55	1081.99
HMNF	HMN Financial, Inc.	MI	20.85	4,609	96.1	21.90	16.80	21.20	-1.67	13.32	9.16	1.10	NA	17.75	17.51	157.58
HFBL	Home Federal Bancorp, Inc. of Louisiana	WA	33.40	1,802	60.2	33.40	26.00	32.41	3.06	24.16	19.29	1.93	2.24	24.83	24.83	234.03
HVBC	HV Bancorp, Inc.	NY	15.15	2,182	33.1	18.50	13.75	15.40	-1.62	4.63	-0.39	0.34	0.41	13.98	13.98	120.91
IROQ	IF Bancorp, Inc.	MD	24.37	3,636	88.6	25.04	19.10	25.00	-2.52	19.84	23.95	0.50	0.72	20.97	20.97	170.31
ISBC	Investors Bancorp, Inc.	MA	12.65	286,962	3,630.1	14.69	12.30	12.78	-1.02	-4.46	-8.86	0.54	0.75	10.34	NA	88.39
KRNY	Kearny Financial Corp.	MN	13.80	99,077	1,367.3	15.60	12.75	13.30	3.76	-4.83	-4.50	0.24	0.35	12.74	NA	66.41
MELR	Melrose Bancorp, Inc.	LA	19.70	2,406	47.4	20.50	17.40	20.00	-1.50	12.57	-1.50	0.74	0.53	17.09	17.09	129.28
EBSB	Meridian Bancorp, Inc.	PA	18.10	49,352	893.3	21.85	16.95	18.75	-3.47	3.13	-12.14	0.92	0.98	12.33	11.91	115.04
CASH	Meta Financial Group, Inc.	IL	89.20	9,701	865.3	117.98	60.70	90.80	-1.76	20.05	-3.72	4.60	6.78	45.76	30.83	429.79
MSVB	Mid-Southern Bancorp, Inc.	NJ	12.34	3,571	44.1	12.65	12.10	12.34	0.00	NA	NA	NA	NA	NA	NA	60.15
MSBF	MSB Financial Corp.	IL	21.15	5,087	107.6	21.95	17.10	21.55	-1.84	22.47	18.49	0.68	0.80	12.43	12.43	118.20
NYCB	New York Community Bancorp, Inc.	NJ	10.73	490,380	5,261.8	14.53	10.40	10.71	0.19	-16.56	-17.59	0.87	0.67	12.82	7.85	102.92
NFBK	Northfield Bancorp, Inc.	PA	16.37	49,127	804.2	18.39	15.14	16.21	0.99	-2.03	-4.16	0.58	0.82	13.13	12.33	85.25
NWBI	Northwest Bancshares, Inc.	MA	17.93	103,123	1,849.0	18.35	15.06	18.05	-0.66	11.50	7.17	0.94	0.95	11.92	8.72	92.73
ORIT	Oritani Financial Corp.	MA	15.93	44,489	708.5	17.70	15.00	16.45	-3.19	-2.90	-2.90	0.95	0.98	12.00	12.00	93.67
OTTW	Ottawa Bancorp, Inc.	SD	13.71	3,407	46.7	14.99	13.61	13.75	-0.31	-0.29	-5.06	0.26	0.53	15.43	15.16	80.36
PBBI	PB Bancorp, Inc.	NJ	11.85	7,218	85.5	12.20	10.00	11.44	3.54	15.61	10.23	0.40	0.41	10.99	10.09	73.49
PCSB	PCSB Financial Corporation	NY	19.92	16,833	335.3	22.34	16.50	20.02	-0.50	15.48	4.57	0.39	0.48	15.83	15.47	87.94
PROV	Provident Financial Holdings, Inc.	NJ	18.31	7,421	135.9	20.00	17.62	18.42	-0.60	-4.24	-0.49	0.28	NA	16.23	16.23	158.40
PFS	Provident Financial Services, Inc.	PA	25.22	64,799	1,634.2	29.12	23.26	26.23	-3.85	-2.85	-6.49	1.44	1.52	19.64	NA	150.20
PBIP	Prudential Bancorp, Inc.	NJ	18.56	9,009	167.2	19.87	16.04	18.70	-0.75	3.05	5.45	0.74	NA	14.60	13.85	114.21
RNDB	Randolph Bancorp, Inc.	NJ	16.64	5,603	93.2	17.45	13.36	16.60	0.24	10.93	8.40	-0.58	-0.23	13.09	NA	101.01
RVSB	Riverview Bancorp, Inc.	IL	9.10	22,570	205.4	9.75	7.65	8.73	4.24	14.47	4.96	0.54	0.63	5.31	4.06	50.52
SVBI	Severn Bancorp, Inc.	CT	8.60	12,689	109.1	8.80	6.70	8.70	-1.15	20.28	18.54	0.38	NA	NA	NA	64.68
SIFI	SI Financial Group, Inc.	NY	13.95	11,929	166.4	15.70	13.75	14.00	-0.36	-8.52	-5.10	0.51	NA	13.98	12.60	133.77
STXB	Spirit of Texas Bancshares, Inc.	KY	21.79	9,787	213.3	22.55	20.04	21.64	0.69	NA	NA	0.89	NA	15.12	14.34	110.02
STND	Standard AVB Financial Corp.	CA	30.36	4,623	140.4	31.75	28.43	30.30	0.21	5.07	0.94	1.70	NA	28.05	NA	212.61
SBT	Sterling Bancorp, Inc.	NJ	12.36	53,003	655.1	14.98	12.00	13.39	-7.69	NA	-2.68	1.00	NA	5.74	5.72	58.70
TBNK	Territorial Bancorp Inc.	PA	30.30	9,208	279.0	33.00	28.12	30.50	-0.66	0.87	-1.85	1.71	1.92	24.07	24.07	220.73
TSBK	Timberland Bancorp, Inc.	MA	36.62	7,341	268.8	39.45	25.50	37.70	-2.86	35.63	37.93	2.12	2.19	16.35	15.58	137.09
TBK	Triumph Bancorp, Inc.	WA	41.25	26,261	1,083.3	44.05	26.80	38.55	7.00	46.28	30.95	1.79	2.16	22.76	18.27	144.50
TRST	TrustCo Bank Corp NY	MD	9.10	96,475	877.9	9.70	7.51	9.15	-0.55	13.75	-1.09	0.52	0.57	4.88	4.87	51.21
UBNK	United Financial Bancorp, Inc.	CT	17.41	50,473	878.7	19.35	15.47	17.49	-0.46	-2.41	-1.30	1.11	1.17	13.73	11.40	142.82
WSBF	Waterstone Financial, Inc.	HI	16.95	27,653	468.7	20.05	16.60	16.95	0.00	-6.61	-0.59	0.96	1.05	13.77	13.75	67.88
WCFB	WCF Bancorp, Inc.	WA	8.95	2,404	21.5	10.50	8.75	9.05	-1.10	-14.35	-5.79	0.03	0.02	10.95	NA	54.74
WEBK	Wellesley Bancorp, Inc.	TX	33.68	2,507	84.4	34.50	25.00	34.25	-1.66	23.02	13.41	1.71	2.10	24.52	24.52	331.22
WNEB	Western New England Bancorp, Inc.	NY	10.75	29,437	316.5	11.25	9.30	10.80	0.00	10.20	-0.92	0.42	0.53	8.14	7.59	71.19
WSFS	WSFS Financial Corporation	IN	55.70	31,704	1,765.9	57.70	42.45	56.20	-0.89	24.05	16.41	2.38	3.02	24.25	18.35	224.34
WVFC	WVS Financial Corp.	CT	16.40	2,008	32.9	18.05	14.76	16.50	-0.60	1.30	5.89	1.16	NA	17.27	17.27	175.43

MHCs
CLBK	Columbia Financial, Inc. (MHC)	WI	16.64	115,889	1,928.4	17.73	15.30	16.68	-0.24	NA	NA	NA	NA	8.12	8.07	54.17
CFBI	Community First Bancshares, Inc. (MHC)	IA	11.62	7,538	87.6	13.91	10.53	11.70	-0.66	-11.00	0.81	-0.01	0.13	10.04	10.04	38.53
FFBW	FFBW, Inc. (MHC)	MA	11.25	6,106	68.7	12.50	10.30	11.22	0.31	NA	2.09	NA	NA	NA	NA	43.55
GCBC	Greene County Bancorp, Inc. (MHC)	MA	34.85	8,538	297.5	38.00	22.16	33.70	3.41	40.24	6.90	1.69	NA	11.27	11.27	134.87
HONE	HarborOne Bancorp, Inc. (MHC)	DE	18.03	31,569	569.2	20.19	15.92	18.75	-3.84	-5.80	-5.90	0.31	0.32	10.69	10.26	91.22
KFFB	Kentucky First Federal Bancorp (MHC)	PA	8.35	8,445	70.5	10.00	7.90	8.70	-4.01	-12.24	-6.70	0.18	0.12	7.99	6.28	37.06
LSBK	Lake Shore Bancorp, Inc. (MHC)	GA	17.30	5,921	102.4	18.00	15.64	17.20	0.58	9.84	0.87	0.55	0.58	12.96	12.96	91.76
MGYR	Magyar Bancorp, Inc. (MHC)	WI	12.80	5,821	74.5	13.75	12.01	12.76	0.28	-0.73	-1.57	0.31	NA	8.69	8.69	105.85
OFED	Oconee Federal Financial Corp. (MHC)	NY	26.78	5,666	151.7	30.49	25.55	27.05	-1.02	-1.20	-6.71	0.62	0.80	14.71	14.18	85.16
PDLB	PDL Community Bancorp (MHC)	MA	15.08	17,800	268.4	16.95	14.46	14.99	0.60	NA	-0.66	NA	NA	8.98	8.98	53.35
PVBC	Provident Bancorp, Inc. (MHC)	KY	27.50	9,628	264.8	29.60	19.75	26.65	3.19	31.89	3.97	0.97	0.81	12.46	12.46	96.11

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of August 3, 2018

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
TFSL	TFS Financial Corporation (MHC)	NY	15.44	275,553	4,254.5	16.62	14.32	16.10	-4.10	-1.66	3.35	0.30	NA	6.22	6.19	50.58

Under Acquisition
ANCB	Anchor Bancorp	NJ	29.60	2,434	72.0	30.05	24.00	29.75	-0.50	17.46	19.35	0.90	1.91	27.15	27.15	192.97
CHFN	Charter Financial Corporation	SC	23.44	14,683	344.2	26.01	15.81	23.47	-0.13	32.65	33.64	1.10	1.38	14.70	11.92	110.73
CWAY	Coastway Bancorp, Inc.	NY	27.75	4,058	112.6	27.95	19.55	27.65	0.36	37.38	30.90	0.75	0.86	16.74	16.74	205.76
PBSK	Poage Bankshares, Inc.	MA	26.15	3,049	79.7	27.25	18.04	26.40	-0.95	45.28	24.52	-0.90	-0.46	17.41	16.70	147.71
UCBA	United Community Bancorp	OH	27.55	4,218	116.2	28.85	18.20	27.55	0.00	43.65	34.06	0.72	1.06	16.98	16.37	130.56

(1) Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6) Annualized based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing 12 month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of August 3, 2018

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
BCTF	Bancorp 34, Inc.	NM	12.17	12.13	0.28	1.93	0.33	2.29	1.48	57.27	50.17	111.41	13.56	111.88	21.61	0.00	0.00	416.67
BNCL	Beneficial Bancorp, Inc.	PA	17.72	15.20	0.48	2.70	0.50	2.80	NA	NA	44.46	120.59	21.36	144.90	28.32	0.24	1.46	132.43
BHBK	Blue Hills Bancorp, Inc.	MA	14.60	14.31	0.70	4.54	0.69	4.51	0.52	189.63	30.00	149.06	21.76	152.66	26.87	0.80	3.60	148.65
BOFI	BofI Holding, Inc.	CA	9.23	9.23	1.68	17.09	1.68	17.02	0.39	204.18	18.28	285.61	26.24	285.61	18.10	NA	NA	NM
BYFC	Broadway Financial Corporation	CA	11.82	11.82	0.13	1.16	0.13	1.16	2.42	47.07	68.33	118.47	14.00	118.47	47.67	0.00	0.00	NM
BLMT	BSB Bancorp, Inc.	MA	6.57	6.57	0.72	10.42	0.71	10.37	0.18	345.16	16.53	170.29	11.19	170.29	14.53	NA	NA	NM
CFFN	Capitol Federal Financial, Inc.	KS	14.82	14.82	0.90	7.18	0.90	7.21	NA	NA	17.97	135.23	20.05	135.23	19.40	0.34	2.59	120.55
CARV	Carver Bancorp, Inc.	NY	7.49	7.49	0.81	10.15	0.16	1.97	NA	49.00	6.44	201.68	2.13	201.68	NM	0.00	0.00	NM
DCOM	Dime Community Bancshares, Inc.	GA	13.80	11.49	1.05	7.70	1.24	9.09	0.34	219.32	21.31	159.42	22.00	196.57	17.00	0.34	1.45	21.82
EFBI	Eagle Financial Bancorp, Inc.	RI	8.80	8.80	0.42	4.31	0.42	4.31	1.09	36.81	37.00	165.77	14.58	165.77	32.34	NA	NA	NM
ESBK	Elmira Savings Bank	NY	9.84	9.03	0.88	9.34	0.72	7.66	NA	333.13	11.76	106.26	10.46	116.82	12.99	0.56	3.22	28.38
ESSA	ESSA Bancorp, Inc.	OH	20.79	20.79	0.19	1.09	0.19	1.09	1.02	87.58	NA	93.78	19.50	93.78	NA	NA	NA	NA
FCAP	First Capital, Inc.	NY	10.18	8.17	0.89	8.13	0.89	8.16	NA	NA	15.11	125.57	12.77	160.01	11.93	0.92	4.48	67.65
FDEF	First Defiance Financial Corp.	NE	11.67	11.25	0.36	2.66	0.35	2.59	NA	NA	38.04	99.09	11.56	103.26	28.08	NA	NA	NM
FNWB	First Northwest Bancorp	PA	9.79	9.03	0.30	3.01	0.35	3.44	NA	NA	30.67	103.13	10.09	112.75	16.98	0.36	2.30	70.59
FBC	Flagstar Bancorp, Inc.	IN	NA	NA	1.04	NA	1.06	10.10	0.85	116.51	16.00	161.10	NA	178.04	15.11	0.92	2.42	37.82
FSBW	FS Bancorp, Inc.	CT	8.60	8.60	0.61	6.79	NA	NA	NA	NA	26.74	179.24	15.42	179.24	NA	0.68	2.16	52.54
FSBC	FSB Bancorp, Inc.	OH	12.73	9.65	1.40	11.19	1.36	10.82	1.18	79.95	15.68	168.16	21.41	229.64	16.01	0.68	2.13	29.24
HIFS	Hingham Institution for Savings	WA	14.37	14.37	0.40	2.68	0.38	2.51	NA	NA	35.33	105.57	15.17	105.57	30.44	NA	NA	NM
HMNF	HMN Financial, Inc.	MI	8.14	7.77	0.47	5.46	NA	NA	0.46	177.92	25.01	132.81	10.80	139.52	NA	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	WA	11.42	11.15	1.55	13.54	1.55	13.54	NA	NA	14.18	176.01	20.11	180.87	14.54	0.56	0.91	11.55
HVBC	HV Bancorp, Inc.	NY	9.95	9.95	0.12	1.16	0.12	1.16	0.03	NM	NM	111.58	11.10	111.58	55.23	NA	NA	NM
IROQ	IF Bancorp, Inc.	MD	10.46	8.87	-1.07	-9.38	NA	NA	NA	NA	NM	90.51	9.46	108.60	NA	NA	NA	NM
ISBC	Investors Bancorp, Inc.	MA	8.74	8.74	1.34	15.95	1.31	15.64	NA	NA	16.05	233.43	20.40	233.43	16.25	1.40	0.63	12.44
KRNY	Kearny Financial Corp.	MN	11.27	11.13	0.75	6.49	NA	NA	NA	NA	18.95	117.45	13.23	119.06	NA	0.00	0.00	NM
MELR	Melrose Bancorp, Inc.	LA	11.16	11.16	0.85	7.66	0.99	8.88	NA	NA	17.31	134.49	15.00	134.49	14.93	0.56	1.68	25.91
EBSB	Meridian Bancorp, Inc.	PA	11.56	11.56	0.32	2.32	0.35	2.58	0.66	43.57	44.56	108.36	12.53	108.36	36.98	NA	NA	147.06
CASH	Meta Financial Group, Inc.	IL	13.18	13.18	0.30	2.20	0.20	1.45	1.61	59.02	48.74	116.20	15.31	116.20	34.05	0.20	0.82	40.00
MSVB	Mid-Southern Bancorp, Inc.	NJ	12.19	NA	0.63	4.97	0.63	5.00	0.60	156.61	23.43	122.38	14.91	127.12	16.76	0.36	2.85	50.00
MSBF	MSB Financial Corp.	IL	14.77	14.04	0.73	4.87	0.65	4.36	1.18	72.03	NA	NA	NA	NA	NA	NA	NA	NA
NYCB	New York Community Bancorp, Inc.	NJ	19.28	NA	0.37	1.81	0.54	2.63	NA	NA	57.50	108.36	20.89	123.18	39.67	0.16	1.16	104.17
NFBK	Northfield Bancorp, Inc.	PA	10.25	10.25	0.63	6.35	0.63	6.33	1.97	43.56	24.07	149.50	15.32	149.50	18.25	0.00	0.00	NM
NWBI	Northwest Bancshares, Inc.	MA	14.28	14.28	0.59	3.94	0.32	2.13	NA	NA	26.62	115.30	16.47	115.30	37.51	NA	NA	45.95
ORIT	Oritani Financial Corp.	MA	11.71	11.35	0.93	7.45	0.83	6.69	NA	NA	19.67	146.79	17.18	151.96	18.45	0.20	1.10	20.65
OTTW	Ottawa Bancorp, Inc.	SD	10.65	7.43	1.04	10.15	1.50	14.54	NA	NA	19.39	194.92	20.75	289.30	13.15	0.52	0.58	11.30
PBBI	PB Bancorp, Inc.	NJ	11.39	11.39	0.68	5.12	0.68	5.12	NA	NA	31.10	170.21	19.39	170.21	26.29	0.00	0.00	127.94
PCSB	PCSB Financial Corporation	NY	13.45	9.06	0.94	6.80	0.81	5.83	NA	NA	12.33	83.70	10.53	136.66	15.96	0.68	6.34	58.62
PROV	Provident Financial Holdings, Inc.	NJ	15.51	14.71	0.68	4.26	0.68	4.26	0.57	116.19	28.22	124.68	19.34	132.78	19.88	0.40	2.44	51.72
PFS	Provident Financial Services, Inc.	PA	12.85	9.74	1.03	8.05	1.08	8.44	0.89	69.48	19.07	150.46	19.34	205.71	18.85	0.68	3.79	71.28
PBIP	Prudential Bancorp, Inc.	NJ	13.09	8.87	0.70	5.72	1.13	9.24	0.65	39.39	25.32	136.42	17.85	211.01	15.58	0.60	2.10	53.10
RNDB	Randolph Bancorp, Inc.	NJ	13.42	13.42	1.04	7.65	1.07	7.87	NA	NA	16.76	132.72	17.82	132.72	16.30	1.00	6.28	144.74
RVSB	Riverview Bancorp, Inc.	IL	19.16	18.89	0.32	1.53	0.36	1.69	NA	NA	52.73	88.86	17.02	90.43	26.01	0.20	1.46	94.23
SVBI	Severn Bancorp, Inc.	CT	15.83	14.72	0.55	3.44	0.51	3.20	NA	NA	29.63	107.80	17.07	117.46	29.21	0.24	2.03	40.00
SIFI	SI Financial Group, Inc.	NY	19.43	19.07	0.46	2.33	0.56	2.85	NA	NA	51.08	125.83	24.45	128.76	41.71	0.12	0.60	7.69
STXB	Spirit of Texas Bancshares, Inc.	KY	13.53	13.05	-0.68	-4.76	-0.61	-4.23	2.34	48.82	NM	150.19	20.32	156.55	NM	0.24	0.92	NM
STND	Standard AVB Financial Corp.	CA	10.25	10.25	0.18	1.73	NA	NA	NA	NA	65.39	112.81	11.56	112.81	NA	0.56	3.06	150.00
SBT	Sterling Bancorp, Inc.	NJ	13.47	NA	0.97	7.12	0.97	7.12	NA	NA	17.51	128.44	17.30	189.97	16.61	0.84	3.33	66.67
TBNK	Territorial Bancorp Inc.	PA	12.78	12.21	0.72	5.01	NA	NA	1.50	32.97	24.95	127.13	16.25	133.97	NA	0.20	1.08	44.35
TSBK	Timberland Bancorp, Inc.	MA	13.85	NA	-0.62	-3.97	-0.53	-3.43	1.03	66.31	NM	127.13	17.61	NA	NM	NA	NA	NM
TBK	Triumph Bancorp, Inc.	WA	10.51	8.24	1.05	10.20	1.08	10.46	NA	NA	16.85	171.40	18.01	223.99	14.52	0.14	1.54	21.76
TRST	TrustCo Bank Corp NY	MD	11.46	NA	0.59	5.43	NA	NA	2.41	42.39	22.63	118.13	NA	119.61	NA	0.12	1.40	15.79
UBNK	United Financial Bancorp, Inc.	CT	10.54	9.60	0.38	3.56	NA	NA	NA	NA	27.35	99.79	10.52	110.70	NA	0.24	1.72	33.33
WSBF	Waterstone Financial, Inc.	HI	11.55	11.55	0.81	6.84	0.80	6.78	NA	NA	17.72	125.87	14.53	125.87	15.82	0.88	2.90	71.35
WCFB	WCF Bancorp, Inc.	WA	12.01	11.52	1.65	13.97	1.64	13.93	0.82	168.23	17.27	224.03	26.91	235.01	16.73	0.52	1.42	22.17
WEBK	Wellesley Bancorp, Inc.	TX	16.00	13.31	1.24	9.32	1.42	10.70	1.22	56.44	23.04	181.28	28.62	225.78	19.11	NA	NA	NM
WNEB	Western New England Bancorp, Inc.	NY	9.53	9.52	1.03	10.93	1.03	10.93	NA	NA	17.50	186.47	17.77	186.69	15.90	0.26	2.88	50.48
WSFS	WSFS Financial Corporation	IN	13.01	12.60	0.54	4.13	0.80	6.10	NA	NA	38.26	162.20	21.10	168.30	25.90	0.40	1.45	55.56
WVFC	WVS Financial Corp.	CT	9.74	8.22	0.80	8.14	0.82	8.37	0.63	113.20	15.68	126.80	12.35	152.72	14.89	0.48	2.76	43.24

MHCs
CLBK	Columbia Financial, Inc. (MHC)	WI	21.51	21.48	1.46	6.57	1.46	6.57	0.61	143.46	17.66	123.08	26.47	123.27	16.09	0.48	2.83	102.08
CFBI	Community First Bancshares, Inc. (MHC)	IA	21.31	NA	0.07	0.32	-0.19	-0.84	NA	131.68	NM	81.76	17.42	NA	NM	0.20	2.23	500.00
FFBW	FFBW, Inc. (MHC)	MA	7.40	7.40	0.53	7.07	0.53	7.07	NA	NA	19.70	137.37	10.17	137.37	16.04	0.22	0.65	11.99
GCBC	Greene County Bancorp, Inc. (MHC)	MA	11.55	10.86	0.58	4.90	0.58	4.90	NA	NA	25.60	132.10	15.26	141.68	20.22	0.16	1.49	35.71
HONE	HarborOne Bancorp, Inc. (MHC)	DE	10.81	8.25	1.11	10.34	1.09	10.10	0.78	78.12	23.40	229.64	24.83	303.57	18.43	0.44	0.79	12.18
KFFB	Kentucky First Federal Bancorp (MHC)	PA	9.66	9.66	0.60	6.29	NA	NA	NA	NA	14.14	94.96	9.17	94.96	NA	0.32	1.95	22.41
LSBK	Lake Shore Bancorp, Inc. (MHC)	GA	26.05	26.05	-0.02	-0.08	-0.02	-0.08	NA	NA	NM	115.82	30.17	115.82	92.78	NA	NA	NM
MGYR	Magyar Bancorp, Inc. (MHC)	WI	22.30	22.27	0.04	0.20	0.19	1.00	NA	NA	NA	126.00	NA	126.21	NA	NA	NA	NA
OFED	Oconee Federal Financial Corp. (MHC)	NY	8.35	8.35	1.34	16.08	NA	NA	NA	NA	20.62	309.33	25.84	309.33	NA	0.40	1.15	23.22
PDLB	PDL Community Bancorp (MHC)	MA	12.10	11.68	0.37	2.86	0.36	2.82	NA	NA	58.16	168.74	20.43	175.65	56.37	NA	NA	NM
PVBC	Provident Bancorp, Inc. (MHC)	KY	21.57	17.76	0.49	2.27	0.40	1.83	NA	NA	46.39	104.45	22.53	133.03	72.21	0.40	4.79	222.22

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of August 3, 2018

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
TFSL	TFS Financial Corporation (MHC)	NY	14.45	14.45	0.67	4.42	0.65	4.30	NA	NA	31.45	133.50	19.29	133.50	29.93	0.40	2.31	50.91

Under Acquisition
ANCB	Anchor Bancorp	NJ	8.21	8.21	0.30	3.64	NA	NA	NA	NA	41.28	147.25	12.08	147.25	NA	NA	NA	NM
CHFN	Charter Financial Corporation	SC	17.53	17.01	0.76	4.65	0.79	4.81	1.26	20.03	43.19	181.98	31.90	188.77	33.35	0.40	1.49	64.52
CWAY	Coastway Bancorp, Inc.	NY	17.45	17.45	-0.46	-3.05	0.11	0.74	2.25	53.38	NA	168.01	29.32	168.01	NA	NA	NA	NA
PBSK	Poage Bankshares, Inc.	MA	12.97	12.97	0.99	7.64	0.52	4.01	NA	NA	28.35	220.68	28.61	220.68	33.80	NA	NA	NM
UCBA	United Community Bancorp	OH	12.52	12.46	0.63	5.05	NA	NA	1.31	24.01	51.47	248.10	31.07	249.50	NA	0.68	4.40	226.67

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index

2004:	Quarter 1	10357.7	1126.2	1994.2	1585.3	562.20
	Quarter 2	10435.5	1140.8	2047.8	1437.8	546.62
	Quarter 3	10080.3	1114.6	1896.8	1495.1	556.00
	Quarter 4	10783.0	1211.9	2175.4	1605.6	595.10

2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80

2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60

2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8

2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5

2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7

2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673..6	6903.4	937.6	617.7

2018:	Quarter 1	24103.1	2640.9	7063.5	606.8	941.5
	Quarter 2	24271.4	2718.4	7510.3	597.8	961.2
	As of Aug. 3, 2017	25462.6	2840.4	7812.0	943.5	637.8

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of August 3, 2018

Bank & Thrift Daily	Monday, August 6, 2018

Daily Index Values

		Percentage Change						Percentage Change
	Value	1 Day	1 Week	YTD	52 Week		Value	1 Day	1 Week	YTD	52 Week
Bank	637.8	0.29	0.59	3.26	14.33	Thrift	943.5	-0.66	-0.43	0.64	4.64
SNL TARP Participants	122.0	-0.67	0.11	60.17	43.65	Bank/Thrift	608.6	0.27	0.57	3.20	14.10
NE Bank	650.2	-0.09	-0.03	-3.39	3.55	Thrift MHCs	5,662.4	-0.97	-2.32	1.92	0.54
Mid-Atlc Bank	606.8	0.48	0.49	3.72	13.57	NE Thrift	3,212.7	-1.43	-1.09	-0.04	5.36
SE Bank	413.7	0.32	1.16	4.91	20.01	Mid-Atlc Thrift	3,371.2	-0.98	-0.46	-2.77	0.93
MW Bank	706.2	-0.09	0.14	4.42	10.28	SE Thrift	491.0	-1.02	-0.44	14.69	16.24
SW Bank	1,329.3	-0.99	0.79	8.94	17.83	MW Thrift	3,082.6	-0.89	-2.46	-1.55	0.71
W Bank	1,561.8	0.47	0.34	-0.36	12.37	SW Thrift	1,081.1	-1.71	5.58	28.48	30.30
Bank < $500M	932.4	0.41	-0.33	-0.44	16.28	W Thrift	196.9	3.36	4.70	27.34	37.66
Bank $500M-$1B	1,211.0	-0.52	-0.48	9.46	19.39	Thrift < $250M	1,334.9	-0.37	-0.29	-3.79	0.87
Bank $1B-$5B	1,310.2	-1.34	-0.71	7.26	13.67	Thrift $250M-$500M	6,703.3	-0.19	-0.59	4.56	6.88
Bank $5B-$10B	1,468.0	-1.59	-1.34	7.30	12.10	Thrift $500M-$1B	3,857.9	-0.71	0.26	11.34	21.07
Bank > $10B	554.1	0.40	0.69	2.96	14.40	Thrift $1B-$5B	3,598.0	-1.18	-0.41	-0.95	3.76
						Thrift > $5B	374.6	-0.48	-0.46	0.74	3.93
						NASDAQ	7,812.0	0.12	0.96	13.16	22.99

Note: All SNL indexes are market-value weighted; i.e., an institution’s effect on an index is proportional to that institution’s market capitalization. All SNL bank indexes began at 100 on June 30, 1987. On that date, the S&P stood at 304.0. All SNL thrift indexes, except for the SNL MHC Index, began at 100 on March 30, 1984. The SNL MHC Index began at 201.082 on Dec. 31, 1992, the level of the SNL Thrift Index on that date. The SNL Bank and Thrift Index began at 100.00 on June 29, 1987. On March 30, 1984, the S&P 500 stood at 159.2. The SNL TARP Index began at 100.00 on September 29, 2003. On that date, the S&P 500 stood at 1006.6.

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EXHIBIT IV-4

New York Acquisitions 2014 - Present

Exhibit IV-4

New York Thrift Acquisitions 2014-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total			LTM	LTM	NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Short Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)

3/5/2018	Pending	Seneca-Cayuga Bncp Inc. (MHC)	NY	Medina Savings and Loan Association	NY	53,925	6.90	6.90	0.06	0.95	0.31	284.85	NA	NA	NA	NA	NA	NA	NA
3/15/2017	11/10/2017	Kinderhook Bank Corp.	NY	Patriot Federal Bank	NY	141,246	8.73	8.61	0.37	4.09	0.55	231.02	14.56	9.95	118.1	119.9	28.7	10.30	2.61
03/07/2017	10/02/2017	Sterling Bancorp	NY	Astoria Financial Corporation	NY	14,558,652	11.77	10.64	0.48	4.23	1.70	37.04	2,229.7	21.919	140.03	158.56	35.35	15.32	9.86
12/16/2016	8/11/2017	Wallkill Valley FS&LA	NY	Hometown Bancorp, Inc. (MHC)	NY	122,950	6.73	6.44	-0.03	-0.38	NA	NA	3.06	3.01	84.6	88.7	NM	2.49	-5.42
2/24/2015	12/4/2015	Community Bank System Inc.	NY	Oneida Financial Corp.	NY	798,169	12.01	9.01	0.66	5.44	0.17	326.98	142.23	19.99	146.6	202.1	27.4	17.82	11.61
9/25/2014	4/28/2015	Putnam County SB	NY	CMS Bancorp, Inc.	NY	273,045	8.72	8.72	0.25	2.91	NA	NA	25.37	13.25	110.6	110.6	40.2	9.29	1.72
01/30/2014	06/30/2014	Kearny Financial Corp. (MHC)	NJ	Atlas Bank	NY	110,480	13.68	13.68	-0.93	-6.18	0.60	109.79	NA	NA	NA	NA	NA	NA	NA

				Average:		2,294,067	9.79	9.14	0.12	1.58	0.67	197.94			119.98	135.95	32.88	11.04	4.08
				Median:		141,246	8.73	8.72	0.25	2.91	0.55	231.02			118.10	119.86	32.00	10.30	2.61

Source: S&P Global Market Intelligence

EXHIBIT IV-5

Rhinebeck Bancorp, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5
Rhinebeck Bancorp, Inc.
Director and Senior Management Summary Resumes

Directors

Frederick L. Battenfeld is the owner and chief executive officer of F.W. Battenfeld & Sons, a wholesale cut flower and tree grower located in Red Hook, New York. Mr. Battenfeld’s career as a small business executive provides us with knowledge of the challenges facing small business in our market area. Further, Mr. Battenfeld, both through his business and as an active member of the community, is knowledgeable of the local consumer environment.

Christopher W. Chestney is a funeral director for Dapson Chestney Funeral Home, Inc., located in Rhinebeck, New York, and Peck and Peck Funeral Home, Inc., located in Pine Plains, New York. Mr. Chestney’s business experience gives us insights into the local community.

Freddimir Garcia is the special assistant to the President for Diversity, Inclusion and Community Engagement at Marist College in Poughkeepsie, New York. Both through the college and through service on several non-profit boards, Mr. Garcis’s extensive community involvement provides us with valuable insight into the needs of our local community.

William C. Irwin R.Ph. is a graduate of Union University, Albany College of Pharmacy and Health Services. Mr. Irwin is currently a principal for Schectman Pharmacy Brokers, a business specializing in the sale of independent pharmacies and drug stores, concentrating in the New York tri-state area. Mr. Irwin was the owner of Molloy Pharmacy in Hyde Park and President of Molloy’s Medical Arts Pharmacy in Poughkeepsie for over 30 years. Mr. Irwin has also served as President of Northern Dutchess Hospital, President of the Hudson Valley Pharmacists Society, served on the Hyde Park Chamber of Commerce Economic Development committee along with the McKesson Corporation National Independent Advisory Board. He currently serves as a volunteer for the Dutchess County Medical Reserve Corp and other local volunteer organizations. Mr. Irwin’s experience as a small business owner brings valuable business ownership and leadership skills along with extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate.

Shannon Martin LaFrance is a practicing lawyer and owner of law firms in Florida and New York. Her practice includes civil litigation and administrative law with a focus on land use, municipal and environmental matters in addition to dependency and family law.  She also served as town attorney, and zoning board of appeals and planning board attorney in New York from 1994 through 2012 for the towns of Dover, Rosendale and Marbletown, New York. Ms. LaFrance was a Dutchess County Legislator from 2002 through 2007 for Fishkill and served as Chair of the Legislature’s Environment Committee as well as the Groundwater Protection Subcommittee.   Ms. LaFrance also served as the Legislature’s liaison to the Dutchess County Water and Wastewater Authority prior to her election. Ms. LaFrance’s general legal knowledge as well as her expertise in land, municipal and environmental issues is a significant resource for us.

Suzanne Rhulen Loughlin became the Chief Administrative Officer and General Counsel of Novume (Nasdaq: NVMM), a provider of support services for companies operating in the government contracts areas, in January 2017. She founded Firestorm Solutions, LLC, a crisis management consultancy, in 2005 before it was acquired by Novume in January 2017. Prior to working at Firestorm, Ms. Laughlin worked at Frontier Insurance Group for fifteen years, where she was responsible for human resources, IT, corporate communications, facilities, government relations and internal audit. Ms. Laughlin also serves as a board member of Hudson Valley Pattern for Progress, Sullivan County Industrial Development Agency and the Sullivan County Partnership for Economic Development. She serves as President of the Trevor Loughlin Foundation, Inc. which issues grants to individuals battling acute catastrophic illnesses and all blood cancers. Ms. Loughlin’s crisis management experience, combined with her training and practice in many legal exposures applicable to us, enables her to provide critical decision support to the board.

Exhibit IV-5 (continued)
Rhinebeck Bancorp, Inc.
Director and Senior Management Summary Resumes

Directors

Michael J. Quinn has served as our President and Chief Executive Officer since 1994 and has been employed by Rhinebeck Bank in various capacities including Treasurer, Senior Lending Officer and Chief Operating Officer since 1984. Mr. Quinn’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which we serve affords the Board valuable insight regarding our business and operations. Mr. Quinn’s knowledge of our business and history position him well to continue to serve as President and Chief Executive Officer.

Louis Tumolo, Jr. is the owner and hospital administrator of Rhinebeck Animal Hospital, where Dr. Tumolo has cared for pets here as a general practitioner since 1970. Dr. Tumolo served as a board member of the Northern Dutchess Hospital Board for fourteen years, is a past member of the rotary club and a current member of the Frost Memorial Fund. Dr. Tomolo’s 45 years of experience as owner and administrator of a locally operated business brings valuable business and leadership skills to the Board.

Executive Officers Who Are Not Directors

Jamie J. Bloom, age 52, has served as our Chief Operating Officer since March 2015. Prior to the appointment, Ms. Bloom served as a senior vice president, retail banking of Rhinebeck Bank from January 2012 until March 2015 and vice president, sales director of Rhinebeck Bank from November 2010 until January 2012.

Francis X. Dwyer, age 57, has served as President of Rhinebeck Asset Management, a division of Rhinebeck Bank, since 2015. Mr. Dwyer was a vice president and financial advisor of Walden Investment Services, Montgomery, New York from 2012 until 2015.

James T. McCardle, III, age 52, has served as our Chief Credit Officer since January 2018 after having previously served as our Chief Lending Officer from December 2010 until January 2018.

Michael J. McDermott, age 65, has served as our Chief Financial Officer since 2001.

Karen Morgan D’Amelio, age 48, has served as our General Counsel, Chief Risk Officer and Corporate Secretary since March 2014. Prior to joining Rhinebeck Bank, Ms. Morgan-D’Amelio worked in both private practice and for over eight years for financial institutions culminating as a Senior Counsel at J.P. Morgan Chase.

Source: Rhinebeck Bancorp, Inc.’s prospectus.

EXHIBIT IV-6

Rhinebeck Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6
Rhinebeck Bancorp, Inc.
Pro Forma Regulatory Capital Ratios

	Rhinebeck Bank Historical at		Pro Forma at June 30, 2018 Based Upon the Sale in the Offering of:
	June 30, 2018		3,263,393 Shares		3,839,286 Shares		4,415,179 Shares		5,077,456 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)

Equity capital	$58,772	7.44%	$72,865	9.01%	$75,502	9.30%	$78,137	9.58%	$81,171	9.91%

Tier 1 leverage capital	$64,518	8.33%	$78,661	9.92%	$81,298	10.20%	$83,933	10.59%	$86,967	10.82%
Tier 1 leverage requirement	38,732	5.00%	39,662	5.00%	39,834	5.00%	40,005	5.00%	40,202	5.00%
Excess	$25,786	3.33%	$38,999	4.92%	$41,464	5.20%	$43,928	5.49%	$46,765	5.82%

Tier 1 risk-based capital (3)	$64,518	9.62%	$78,661	11.66%	$81,298	12.04%	$83,933	12.42%	$86,967	12.85%
Tier 1 risk-based requirement	53,666	8.00%	53,969	8.00%	54,023	8.00%	54,078	8.00%	54,141	8.00%
Excess	$10,852	1.62%	$24,692	3.66%	$27,275	4.04%	$29,855	4.42%	$32,826	4.85%

Total risk-based capital (3)	$70,457	10.50%	$84,600	12.54%	$87,237	12.92%	$89,872	13.30%	$92,906	13.73%
Total risk-based requirement	67,083	10.00%	67,461	10.00%	67,529	10.00%	67,598	10.00%	67,676	10.00%
Excess	$3,374	0.50%	$17,139	2.54%	$19,708	2.92%	$22,274	3.30%	$25,230	3.73%

Common equity tier 1 capital	$64,518	9.62%	$78,661	11.66%	$81,298	12.04%	$83,933	12.42%	$86,967	12.85%
Common equity tier 1 requirement	43,604	6.50%	43,849	6.50%	43,894	6.50%	43,938	6.50%	43,990	6.50%
Excess	$20,914	3.12%	$34,812	5.16%	$37,404	5.54%	$39,995	5.92%	$42,977	6.35%

Reconciliation:
Net proceeds infused into Rhinebeck Bank			$18,605		$22,030		$25,453		$29,391
Less: Common stock acquired by employee stock ownership plan			(2,975)		(3,500)		(4,025)		(4,629)
Less: Common stock acquired by stock-based benefit plan			(1,487)		(1,750)		(2,013)		(2,314)
Pro forma increase in tier 1 and risk-based capital			$14,143		$16,780		$19,415		$22,448

_______________________

(1)	As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: Rhinebeck Bancorp, Inc.’s prospectus.

EXHIBIT IV-7

Rhinebeck Bancorp, Inc.

Pro Forma Analysis Sheet – Fully Converted Basis

Exhibit IV-7

PRO FORMA ANALYSIS SHEET - FULLY CONVERTED BASIS

Rhinebeck Bancorp, Inc.

Prices as of August 3, 2018

					Peer Group				New York Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	32.01	x	24.33	x	24.95	x	19.04	x	13.72	x	25.85	x	19.67	x
Price-core earnings ratio (x)		P/Core	43.68	x	21.47	x	22.63	x	14.19	x	14.45	x	18.85	x	16.73	x
Price-book ratio (%)	=	P/B	68.40%		122.32%		133.04%		134.44%		125.57%		138.45%		126.33%
Price-tangible book ratio (%)	=	P/TB	69.35%		121.85%		131.36%		148.89%		136.66%		153.28%		135.95%
Price-assets ratio (%)	=	P/A	10.32%		15.06%		14.82%		12.74%		11.10%		16.80%		17.07%

Valuation Parameters

Pre-Conversion Earnings (Y)	$2,585,000	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$1,840,000	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$55,561,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Val. (TB)	$53,846,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$789,853,000	RRP Vesting (N)	5.00	years (5)
Reinvestment Rate (2)(R)	2.73%	Foundation (F)	2.27%
Est. Conversion Expenses (3)(X)	2.50%	Tax Benefit (Z)	536,142
Tax Rate (TAX)	27.00%	Percentage Sold (PCT)	100.00%
Shares Tax	$0	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	29.80%	(6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$89,285,710
		1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	$89,285,710
		1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$89,285,710
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$89,285,710
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$89,285,710
		1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	11,571,875	10.00	$115,718,750	236,161	11,808,036	$118,080,360
Maximum	10,062,500	10.00	100,625,000	205,357	10,267,857	102,678,570
Midpoint	8,750,000	10.00	87,500,000	178,571	8,928,571	89,285,710
Minimum	7,437,500	10.00	74,375,000	151,785	7,589,285	75,892,850

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 2.73 percent and a tax rate of 27.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 27.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 29.80 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 27.0 percent.

EXHIBIT IV-8

Rhinebeck Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds – Fully Converted Basis

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Minimum

1.	Pro Forma Market Capitalization	$75,892,850
	Less: Foundation Shares	1,517,850
2.	Offering Proceeds	$74,375,000
	Less: Estimated Offering Expenses	1,859,375
	Net Conversion Proceeds	$72,515,625

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$72,515,625
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	9,107,142
	Net Proceeds Reinvested	$63,208,483
	Estimated net incremental rate of return	1.99%
	Reinvestment Income	$1,259,682
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	221,607
	Less: Amortization of Options (4)	421,790
	Less: Recognition Plan Vesting (5)	443,214
	Net Earnings Impact	$173,071

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended June 30, 2018 (reported)	$2,585,000	$173,071	$2,758,071
	12 Months ended June 30, 2018 (core)	$1,840,000	$173,071	$2,013,071

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	June 30, 2018	$55,561,000	$63,208,483	$463,820	$119,233,303
	June 30, 2018 (Tangible)	$53,846,000	$63,208,483	$463,820	$117,518,303

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	June 30, 2018	$789,853,000	$63,208,483	$463,820	$853,525,303

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 27.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 27.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Midpoint

1.	Pro Forma Market Capitalization	$89,285,710
	Less: Foundation Shares	1,785,710
2.	Offering Proceeds	$87,500,000
	Less: Estimated Offering Expenses	2,187,500
	Net Conversion Proceeds	$85,312,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$85,312,500
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	10,714,285
	Net Proceeds Reinvested	$74,398,215
	Estimated net incremental rate of return	1.99%
	Reinvestment Income	$1,482,682
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	260,714
	Less: Amortization of Options (4)	496,223
	Less: Recognition Plan Vesting (5)	521,429
	Net Earnings Impact	$204,316

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended June 30, 2018 (reported)	$2,585,000	$204,316	$2,789,316
	12 Months ended June 30, 2018 (core)	$1,840,000	$204,316	$2,044,316

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	June 30, 2018	$55,561,000	$74,398,215	$536,142	$130,495,357
	June 30, 2018 (Tangible)	$53,846,000	$74,398,215	$536,142	$128,780,357

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	June 30, 2018	$789,853,000	$74,398,215	$536,142	$864,787,357

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 27.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 27.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Maximum Value

1.	Pro Forma Market Capitalization	$102,678,570
	Less: Foundation Shares	2,053,570
2.	Offering Proceeds	$100,625,000
	Less: Estimated Offering Expenses	2,515,625
	Net Conversion Proceeds	$98,109,375

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$98,109,375
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	12,321,428
	Net Proceeds Reinvested	$85,587,947
	Estimated net incremental rate of return	1.99%
	Reinvestment Income	$1,705,682
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	299,821
	Less: Amortization of Options (4)	570,657
	Less: Recognition Plan Vesting (5)	599,643
	Net Earnings Impact	$235,561

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended June 30, 2018 (reported)	$2,585,000	$235,561	$2,820,561
	12 Months ended June 30, 2018 (core)	$1,840,000	$235,561	$2,075,561

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	June 30, 2018	$55,561,000	$85,587,947	$608,464	$141,757,411
	June 30, 2018 (Tangible)	$53,846,000	$85,587,947	$608,464	$140,042,411

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	June 30, 2018	$789,853,000	$85,587,947	$608,464	$876,049,411

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 27.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 27.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$118,080,360
	Less: Foundation Shares	2,361,610
2.	Offering Proceeds	$115,718,750
	Less: Estimated Offering Expenses	2,892,969
	Net Conversion Proceeds	$112,825,781

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$112,825,781
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	14,169,643
	Net Proceeds Reinvested	$98,456,138
	Estimated net incremental rate of return	1.99%
	Reinvestment Income	$1,962,132
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	344,795
	Less: Amortization of Options (4)	656,255
	Less: Recognition Plan Vesting (5)	689,589
	Net Earnings Impact	$271,493

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended June 30, 2018 (reported)	$2,585,000	$271,493	$2,856,493
	12 Months ended June 30, 2018 (core)	$1,840,000	$271,493	$2,111,493

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	June 30, 2018	$55,561,000	$98,456,138	$691,635	$154,708,773
	June 30, 2018 (Tangible)	$53,846,000	$98,456,138	$691,635	$152,993,773

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	June 30, 2018	$789,853,000	$98,456,138	$691,635	$889,000,773

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 27.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 27.0 percent.

EXHIBIT IV-9

Rhinebeck Bancorp, Inc.

Pro Forma Analysis Sheet – Minority Stock Offering

EXHIBIT IV-9

PRO FORMA ANALYSIS SHEET - MINORITY STOCK OFFERING

Rhinebeck Bancorp, Inc.

August 3, 2018

					Peer Group				New York Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	34.70	x	24.33	x	24.95	x	19.04	x	13.72	x	25.85	x	19.67	x
Price-core earnings ratio (x)		P/Core	48.84	x	21.47	x	22.63	x	14.19	x	14.45	x	18.85	x	16.73	x
Price-book ratio (%)	=	P/B	102.35%		122.32%		133.04%		134.44%		125.57%		138.45%		126.33%
Price-tangible book ratio (%)	=	P/TB	104.38%		121.85%		131.36%		148.89%		136.66%		153.28%		135.95%
Price-assets ratio (%)	=	P/A	10.87%		15.06%		14.82%		12.74%		11.10%		16.80%		17.07%

Valuation Parameters

Pre-Conversion Earnings (Y)(2)	$2,583,000	ESOP Stock Purchases (E)	8.71%	(6)
Pre-Conversion Earnings (CY)(2)	$1,838,000	Cost of ESOP Borrowings (S)	0.00%	(5)
Pre-Conversion Book Value (B)(2)	$55,461,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Value (TB)(2)	$53,746,000	MRP Amount (M)	4.36%
Pre-Conversion Assets (A)(2)	$789,753,000	MRP Vesting (N)	5.00	years (6)
Reinvestment Rate (3)(R)	2.73%	Foundation (F)	4.65%
Est. Conversion Expenses (4)(X)	4.37%	Tax Benefit (Z)	536,142
Tax Rate (TAX)	27.00%	Percentage Sold (PCT)	45.00%
		Option (O1)	10.89%	(7)
		Estimated Option Value (O2)	30.60%	(7)
		Option vesting (O3)	5.00	(7)
		Option pct taxable (O4)	25.00%	(7)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$89,285,710
		1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	$89,285,710
		1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$89,285,710
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$89,285,710
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$89,285,710
		1 - P/A * PCT * (1-X-E-M-F)

							Aggregate
					Shares		Market Value
	Shares Owned by	Shares Issued	Price Per	Gross Offering	Issued to	Total Shares	of Shares Issued	Full Value
Conclusion	The MHC	To the Public	Share	Proceeds	Foundation	Issued Publicly	Publicly	Total Shares
Super Maximum	6,494,419	5,077,456	10.00	$50,774,560	236,161	5,313,617	$53,136,170	11,808,036
Maximum	5,647,321	4,415,179	10.00	$44,151,790	205,357	4,620,536	46,205,360	10,267,857
Midpoint	4,910,714	3,839,286	10.00	$38,392,860	178,571	4,017,857	40,178,570	8,928,571
Minimum	4,174,107	3,263,393	10.00	$32,633,930	151,785	3,415,178	34,151,780	7,589,285

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Adjusted for capitalizing MHC with $100,000.
(3)	Net return reflects a reinvestment rate of 2.73 percent, and a tax rate of 27.0 percent.
(4)	Offering expenses shown at estimated midpoint value.
(5)	No cost is applicable since holding company will fund the ESOP loan.
(6)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 27.0 percent.
(7)	10 percent option plan with an estimated Black-Scholes valuation of 27.0 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 27.0 percent.

EXHIBIT IV-10

Rhinebeck Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds – Minority Stock Offering

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Minimum

1.	Pro Forma Market Capitalization	$34,151,780
	Less: Foundation Shares	1,517,850
2.	Offering Proceeds	$32,633,930
	Less: Estimated Offering Expenses	1,624,959
	Net Conversion Proceeds	$31,008,971

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$31,008,971
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	4,462,499
	Net Proceeds Reinvested	$26,346,472
	Estimated net incremental rate of return	1.99%
	Reinvestment Income	$525,059
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	108,587
	Less: Amortization of Options (4)	212,225
	Less: Recognition Plan Vesting (5)	217,175
	Net Earnings Impact	$(12,929)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended June 30, 2018 (reported)	$2,583,000	$(12,929)	$2,570,071
	12 Months ended June 30, 2018 (core)	$1,838,000	$(12,929)	$1,825,071

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	June 30, 2018	$55,461,000	$26,346,472	$463,820	$82,271,291
	June 30, 2018 (Tangible)	$53,746,000	$26,346,472	$463,820	$80,556,291

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	June 30, 2018	$789,753,000	$26,346,472	$463,820	$816,563,291

(1)	Includes ESOP and MRP stock purchases equal to 8.71 percent and 4.36 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 27.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 27.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Midpoint

1.	Pro Forma Market Capitalization	$40,178,570
	Less: Foundation Shares	1,785,710
2.	Offering Proceeds	$38,392,860
	Less: Estimated Offering Expenses	1,677,299
	Net Conversion Proceeds	$36,715,561

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$36,715,561
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	5,250,000
	Net Proceeds Reinvested	$31,265,561
	Estimated net incremental rate of return	1.99%
	Reinvestment Income	$623,091
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	127,750
	Less: Amortization of Options (4)	249,677
	Less: Recognition Plan Vesting (5)	255,500
	Net Earnings Impact	$(9,835)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended June 30, 2018 (reported)	$2,583,000	$(9,835)	$2,573,165
	12 Months ended June 30, 2018 (core)	$1,838,000	$(9,835)	$1,828,165

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	June 30, 2018	$55,461,000	$31,265,561	$536,142	$87,262,703
	June 30, 2018 (Tangible)	$53,746,000	$31,265,561	$536,142	$85,547,703

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	June 30, 2018	$789,753,000	$31,265,561	$536,142	$821,554,703

(1)	Includes ESOP and MRP stock purchases equal to 8.71 percent and 4.36 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 27.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 27.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Maximum

1.	Pro Forma Market Capitalization	$46,205,360
	Less: Foundation Shares	2,053,570
2.	Offering Proceeds	$44,151,790
	Less: Estimated Offering Expenses	1,729,638
	Net Conversion Proceeds	$42,422,152

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$42,422,152
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	6,037,500
	Net Proceeds Reinvested	$36,184,652
	Estimated net incremental rate of return	1.99%
	Reinvestment Income	$721,124
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	146,913
	Less: Amortization of Options (4)	287,128
	Less: Recognition Plan Vesting (5)	293,825
	Net Earnings Impact	$(6,742)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended June 30, 2018 (reported)	$2,583,000	$(6,742)	$2,576,258
	12 Months ended June 30, 2018 (core)	$1,838,000	$(6,742)	$1,831,258

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	June 30, 2018	$55,461,000	$36,184,652	$608,464	$92,254,116
	June 30, 2018 (Tangible)	$53,746,000	$36,184,652	$608,464	$90,539,116

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	June 30, 2018	$789,753,000	$36,184,652	$608,464	$826,546,116

(1)	Includes ESOP and MRP stock purchases equal to 8.71 percent and 4.36 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 27.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 27.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$53,136,170
	Less: Foundation Shares	2,361,610
2.	Offering Proceeds	$50,774,560
	Less: Estimated Offering Expenses	1,789,828
	Net Conversion Proceeds	$48,984,732

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$48,984,732
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	6,943,126
	Net Proceeds Reinvested	$41,841,606
	Estimated net incremental rate of return	1.99%
	Reinvestment Income	$833,861
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	168,949
	Less: Amortization of Options (4)	330,198
	Less: Recognition Plan Vesting (5)	337,899
	Net Earnings Impact	$(3,185)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended June 30, 2018 (reported)	$2,583,000	($3,185)	$2,579,815
	12 Months ended June 30, 2018 (core)	$1,838,000	($3,185)	$1,834,815

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	June 30, 2018	$55,461,000	$41,841,606	$691,635	$97,994,241
	June 30, 2018 (Tangible)	$53,746,000	$41,841,606	$691,635	$96,279,241

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	June 30, 2018	$789,753,000	$41,841,606	$691,635	$832,286,241

(1)	Includes ESOP and MRP stock purchases equal to 8.71 percent and 4.36 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 27.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 27.0 percent.

EXHIBIT V-1

RP® Financial, LC.
Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

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RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

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RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

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KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (38)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (34)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Managing Director (30)	(703) 647-6553	mfaust@rpfinancial.com
Gregory E. Dunn, Director (35)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (31)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (31)	(703) 647-6549	joren@rpfinancial.com
Carla Pollard, Senior Vice President (28)	(703) 647-6556	cpollard@rpfinancial.com

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